UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

AUTODESK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

May 2, 2017

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2017 Annual Meeting of Stockholders to be held on Wednesday, June 14, 2017, at 3:00 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

The 2017 Annual Meeting of Stockholders will be held for the following purposes:

1.	To elect the ten directors listed in the accompanying Proxy Statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2018;
3.	To hold a non-binding vote to approve compensation for our named executive officers;
4.	To hold a non-binding vote on the frequency of executive compensation votes;
5.	To approve an amendment and restatement of the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan;
6.	To approve an amendment and restatement of the Autodesk, Inc. 2012 Employee Stock Plan; and
7.	To transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We are once again relying on the Securities and Exchange Commission rule that allows us to furnish our proxy materials to our stockholders over the Internet rather than in paper form. We believe this delivery process reduces both our environmental impact and the costs of printing and distributing our proxy materials without hindering our stockholders' timely access to this important information.

We hope you will be able to attend this year's Annual Meeting. We will report on fiscal 2017, and there will be an opportunity for stockholders to ask questions. Even if you plan to attend the meeting, please ensure that you are represented by voting in advance. You can vote online or by telephone, or you can request, sign, date and return a proxy card, to ensure your representation at the meeting. Your vote is very important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Andrew Anagnost
Co-CEO, Chief Marketing Officer and SVP, BSM

Amar Hanspal
Co-CEO, Chief Product Officer and SVP, PDG

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Wednesday, June 14, 2017, at 3:00 p.m., Pacific Time.
Place	Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.
Items of Business	(1)	To elect the ten directors listed in the accompanying Proxy Statement to serve for the coming year and until their successors are duly elected and qualified.
	(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2018.
	(3)	To hold a non-binding vote to approve compensation for our named executive officers.
	(4)	To hold a non-binding vote on the frequency of executive compensation votes.
	(5)	To approve an amendment and restatement of the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan.
	(6)	To approve an amendment and restatement of the Autodesk, Inc. 2012 Employee Stock Plan.
	(7)	To transact such other business as may properly come before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice of 2017 Annual Meeting of Stockholders.
Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on April 20, 2017.
Voting

Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and to vote. You can vote online or by telephone, or you can request, sign, date and return your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2017 Annual Meeting and Procedural Matters” beginning on page 7 of the Proxy Statement and the instructions on the Notice of Internet availability of proxy materials.

All stockholders are cordially invited to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person by ballot even if you previously voted.

By Order of the Board of Directors,

Pascal W. Di Fronzo
SVP, Corporate Affairs, Chief Legal Officer and Secretary

This notice of Annual Meeting, Proxy Statement and accompanying form of proxy card are being made available on or about May 2, 2017.

PROXY STATEMENT EXECUTIVE SUMMARY

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal		Board Recommendation	Page Number
1.	Election of Directors	FOR each Nominee	14
2.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	25
3.	Advisory Vote on Executive Compensation	FOR	27
4.	Advisory Vote on Frequency of Executive Compensation Vote	One Year	31
5.	Approval of Amendment and Restatement of the Autodesk 1998 Employee Qualified Stock Purchase Plan	FOR	32
6.	Approval of Amendment and Restatement of the Autodesk 2012 Employee Stock Plan	FOR	37

Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and to vote. You can vote online or by telephone, or you can request, sign, date and return your proxy card as soon as possible.

For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2017 Annual Meeting of Stockholders and Procedural Matters” beginning on page 7 of the Proxy Statement and the instructions on the Notice of Internet Availability of Proxy Materials.

2017 Proxy Statement 1

Fiscal 2017 Performance and Company Events

Fiscal 2017 Business Model Transition and Performance Metrics

The software industry is undergoing a transition from the PC to cloud, mobile and social computing. Our strategy is to lead the industries we serve to cloud-based technologies and business models. As part of the transition, we discontinued selling new perpetual licenses and new perpetual licenses of suites during fiscal 2017 and now offer term-based product subscriptions for our products, cloud service offerings and flexible enterprise business agreements ("new model subscription offerings").

Over time, Autodesk’s business model transition will result in a more predictable, recurring and profitable business. However, during the transition, traditional financial metrics such as revenue, margins, EPS and cash flow from operations will be adversely impacted. This is primarily a result of revenue for new subscription offerings being recognized over time rather than up front and subscription offerings generally having a lower initial price than perpetual offerings. Despite the lower initial price, our new model subscription offerings are expected to increase the lifetime value of Autodesk’s customers.

In light of the anticipated decrease in revenue and as part of management’s commitment to spend management, during fiscal 2017, Autodesk implemented a world-wide restructuring plan. This allowed management to re-balance staffing levels and align them with the evolving needs of the business while reducing operating expenses.

To incent long-term value creation and strong financial performance during the transition, we adopted new performance metrics for our bonus and equity plans that align with the key drivers of success during the business model transition and reflect the health of the business during the transition. The following performance metrics were used for our CEO during fiscal 2017:

Performance Metrics
●	Net New Model Subscription Additions
●	New Model Annualized Recurring Revenue (“ARR”)
●	Non-GAAP Total Spend
●	Total Subscription Renewal rate
●	Deferred Revenue
●	Relative Total Shareholder Return (“TSR”) (multi-year)

Our executive officers’ continued successful implementation of our business model drove the following fiscal 2017 results:

●	Total ARR was $1.60 billion, an increase of 16% from fiscal 2016; of which new model ARR was $529 million, an increase of 107% from fiscal 2016.
●	Total subscriptions were 3.11 million, an increase of 21% from fiscal 2016; of which new model subscriptions were 1.09 million an increase of 155% from fiscal 2016.
●	Total deferred revenue was $1.79 billion, an increase of 18% from fiscal 2016.
●	Total GAAP spend (cost of revenue plus operating expenses) was $ 2,531 million, an increase of 1% from fiscal 2016.
●	Total non-GAAP spend was $2,157 million, a decrease of 3% from fiscal 2016. A reconciliation of GAAP to non-GAAP results is provided in Appendix A.
●	Total subscription renewal rate was 84%.
●	During fiscal 2017 our stock price increased by 73.7% and over five years our stock price increased by 125.9%.

2017 Proxy Statement 2

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors

We believe that our director nominees are highly qualified and well suited to continue providing effective oversight of our rapidly evolving business. Our director nominees provide our Board with a balance of relevant critical skills and an effective mix of experience, knowledge and diverse viewpoints, as listed below.

●	Technology Industry Experience
●	Senior Leadership Experience
●	Outside Public Company Board Service
●	Financial Experience
●	International Experience

Ongoing Board of Director Refreshment and Key Updates

In February 2017, pursuant to the 2017 settlement agreement described below, Jeff Clarke and Scott Ferguson announced their intent to resign from the Board of Directors (the “Board”) effective on the later of (i) the date that a new Chief Executive Officer is appointed and (ii) the date of Autodesk’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The Board has begun a search process to identify a new independent director candidate to fill Mr. Ferguson’s seat and the new CEO will be appointed to fill Mr. Clarke’s vacancy.

Separately, as disclosed in Yahoo!, Inc.’s Form 8-K filed on April 18, 2017, Rick Hill, a highly engaged director who brings extensive skills and experience to our Board, indicated that he will not stand for reelection at Yahoo!, Inc.’s upcoming annual meeting of stockholders. Once that change becomes effective, Mr. Hill will serve on four public company boards of directors, in addition to serving on Autodesk’s Board.

As reflected in the charts below, we have an experienced and balanced Board.

Corporate Governance Guidelines

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines (the “Guidelines”).

The Guidelines set forth the principles that guide our Board's exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy. On a regular basis, the Board reviews our governance practices, corporate governance developments and stockholder feedback to ensure continued effectiveness.

Our Board is committed to ensuring that stockholder feedback informs our strong governance practices. As such, we have and intend to continue to engage with stockholders to maintain an open dialogue and ensure that we have an in-depth understanding of our stockholders’ perspectives.

2017 Proxy Statement 3

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Guiding Principles

The executive compensation program is designed to attract, motivate, and retain talented executives and provide a rigorous framework tied to corporate and individual performance and Autodesk’s long-term strategic goals. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards;
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

Our executive compensation program emphasizes variable compensation with both annual and long-term performance components. The charts below demonstrates the fiscal 2017 pay mix between base salary, actual short-term incentives, and targeted long-term equity compensation for the CEO and all Other NEOs.

In March 2016, the Committee approved annual equity awards in the form of PSUs and RSUs for the NEOs. The Committee elected to use the following mix of PSUs and RSUs to complement the performance aspects of PSUs with the long-term retention component of RSUs.

2017 Proxy Statement 4

Elements of Executive Compensation

The principal elements of Autodesk’s annual executive compensation program are described below.

Element	Purpose	Payout Range
Base Salary	Forms basis for competitive compensation package	N / A
Short-Term Incentive Opportunities	Motivate achievement of strategic priorities relating to the business model transition while maintaining our year-over-year non-GAAP spend	0% - 150% of target
PSUs	Align compensation with key drivers of the business and relative shareholder return Encourage focus on near term and long-term strategic objectives	0% - 180% of target shares Change in Autodesk Stock Price
RSUs	Encourage focus on long term stockholder value creation Promote retention	Change in Autodesk Stock Price

Executive Compensation and Corporate Performance

The chart below highlights the multi-year relationship between the CEO’s total compensation, the percentage achievement against annual cash incentives as well as the Company’s annual and cumulative Total Shareholder Return. This chart underscores the Compensation and Human Resources Committee’s commitment to a philosophy of pay-for-performance.

Company Performance and Total Shareholder Return
vs. CEO Total Compensation
CEO Total Compensation (000s)
Indexed Stock Price
$10,000
$5,000
$0
250%
200%
150%
100%
50%
0%
FY 17 TSR +74%; Over 5 Years +126%
FY 15 TSR: +5%
FY 16 TSR: -13%
FY 14 TSR: +32%
FY 13 TSR: +8%
Annual Cash Incentive Achievement vs. Target: 92%
Annual Cash Incentive Achievement vs. Target: 31%
Annual Cash Incentive Achievement vs. Target: 109%
Annual Cash Incentive Achievement vs. Target: 101%
Annual Cash Incentive Achievement vs. Target: 94%
$9,406
$8,297
$11,040
$12,177
$10,724
Fiscal 2013
Fiscal 2014
Fiscal 2015
Fiscal 2016
Fiscal 2017
CEO Total Compensation (000s) (1)
TSR - Year Over Year (% in Boxes)(2)
Attainment of Annual Incentive Cash Goals (3)

____________________

(1)	Total Compensation is based on the amounts in the Summary Compensation Table.
(2)	TSR shown in boxes is calculated by comparing year-over-year changes in the closing price of Autodesk’s Common Stock at each fiscal year-end. The green line reflects Autodesk’s cumulative total shareholder return indexed off of 100% from the beginning of fiscal 2013 through the end of fiscal 2017.
(3)	Percentage of achievement against annual cash incentives in place during each fiscal year.

2017 Proxy Statement 5

Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders.

Yes		No
✓	Representative peer group	⦸	No hedging
✓	Significant stock ownership requirements	⦸	Prohibition on option re-pricing
✓	Clawback policy	⦸	No executive benefits and limited perquisites
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

RECENT EVENTS

2017 Executive Transition

In February 2017, Carl Bass stepped down from his role as President and CEO of Autodesk. With our business model transition well underway and on solid footing, Mr. Bass and the board have determined that now is the right time to transition leadership to guide the Company through this next phase of growth. As a result, the Board formed an Interim Office of the Chief Executive to oversee the Company's day-to-day operations, which is headed by Amar Hanspal, Chief Product Officer and SVP, Products, and Andrew Anagnost, Chief Marketing Officer and SVP, Business Strategy & Marketing, as interim Co-CEOs. Mr. Hanspal and Dr. Anagnost bring more than 50 years of combined experience at Autodesk, and we believe they have the right expertise and a deep understanding of the Company which ensures a smooth transition. The Board is conducting a CEO search and has retained executive search firm Egon Zehnder. Mr. Bass will remain on the Board and will be nominated for reelection at the 2017 Annual Meeting. He will also serve as a special advisor for at least three months, providing counsel to the Interim Office of the Chief Executive and supporting the transition to a new CEO.

2017 Settlement Agreement

Also, in February 2017, Autodesk entered into an agreement with Sachem Head. Pursuant to this agreement, Messrs. Clarke and Ferguson will resign from the Board when a new CEO of Autodesk is appointed or the date of the 2017 Annual Meeting, whichever is later. Following the resignation of Mr. Clarke from the Board, the Board will appoint the new CEO to fill his vacancy on the Board. In connection with Mr. Ferguson’s resignation from the Board, the Corporate Governance and Nominating Committee of the Board shall propose to the Board a replacement director acceptable to Mr. Ferguson, with his consent not to be unreasonably withheld. The replacement director shall be subject to approval by a majority of the Board. Autodesk has engaged executive search firm Egon Zehnder to assist in the replacement director search. In light of the timing of these arrangements, Messrs. Clarke and Ferguson have been included in Autodesk’s slate of directors standing for election at the 2017 Annual Meeting. The replacement director will serve until at least the date of the 2018 annual meeting of Autodesk’s stockholders. Mr. Hill will continue to serve on the Board and on its Corporate Governance and Nominating Committee.

2017 Proxy Statement 6

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF
STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS AND PROCEDURAL MATTERS

Stock Ownership, Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A: Holders of record of Autodesk’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on April 20, 2017 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting (as defined below). Beneficial owners at the close of business on the Record Date have the right to direct their broker, trustee or nominee on how to vote their shares, as described below. Stockholders are entitled to cast one vote for each share of Common Stock they hold as of the Record Date.

As of the Record Date, there were 220,337,434 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, Autodesk sent these proxy materials directly to you.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker or other agent rather than directly in their own names. If your shares are held in a brokerage account or by a broker or other agent, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker or other agent. That entity is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to do so from the broker or other agent that holds your shares.

2017 Annual Meeting

Q:	Why am I receiving these proxy materials?

A: The Board of Directors (“Board”) of Autodesk, Inc. (“Autodesk,” “we” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2017 Annual Meeting of Stockholders, to be held on Wednesday, June 14, 2017, at 3:00 p.m., Pacific Time, and at any adjournment, postponement or other delay thereof (the “Annual Meeting”) for the purpose of considering and acting upon the matters set forth in this Proxy Statement. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested a full set paper copy of this Proxy Statement and our fiscal 2017 Annual Report.

Q:	Where is the Annual Meeting?

A: The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Maps and directions to the Annual Meeting are available at www.autodesk.com under “Contact Us.”

2017 Proxy Statement 7

Q:	What proposals will be voted on at the Annual Meeting?

A: At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the ten directors named in this Proxy Statement to serve for the coming year and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2018;
(3)	To approve, on an advisory basis, the compensation of our named executive officers;
(4)	To determine, on an advisory basis, the frequency of holding an advisory vote on the compensation of our named executive officers;
(5)	To approve an amendment and restatement of the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan (“ESPP”); and
(6)	To approve an amendment and restatement of the Autodesk, Inc. 2012 Employee Stock Plan (“2012 Stock Plan”).

Q:	Can I attend the Annual Meeting?

A: Yes, you can attend the Annual Meeting in person if you are a stockholder of record or a beneficial owner as of the Record Date. Please notify David Gennarelli, Autodesk's Senior Director of Investor Relations, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you plan to attend the Annual Meeting. You will need proof of identity to enter the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you also will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. The Annual Meeting will begin promptly at 3:00 p.m., Pacific Time. Please leave ample time for parking and to check in.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of this Proxy Statement and fiscal year 2017 Annual Report?

A: We are once again relying on a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a Notice that explains how to access the proxy materials over the Internet or how to request a paper copy of proxy materials. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2018 and future annual meetings of stockholders will be delivered to you by a Notice rather than in paper form unless you specifically request to receive printed proxy materials.

Q:	Why did I receive a full set paper copy of this Proxy Statement in the mail and not a Notice regarding the Internet availability of proxy materials?

A: Stockholders who previously requested full paper copies of the proxy materials are receiving paper copies again this year. If you would like to reduce the costs we incur in printing and mailing proxy materials, you can consent to receive all future statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investor Relations” or on your proxy card or voting instruction form.

Q:	How many shares must be present or represented by proxy to conduct business at the Annual Meeting?

A: The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are counted as present if they attend the Annual Meeting in person or have properly submitted a proxy. Under the General Corporation Law of the State of Delaware (the law governing Autodesk’s corporate activities), abstentions and “broker non-votes” are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.

2017 Proxy Statement 8

Q:	What are “broker non-votes”?

A: Generally, if shares are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or other agent holding the shares as to how to vote on a matter deemed “non-routine.” If a broker or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the Annual Meeting.

Q:	Which ballot measures are considered “routine” or “non-routine”?

A: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2018 (Proposal Two) is considered routine under applicable rules. A broker, trustee or nominee holding shares generally may use its discretion to vote on routine matters, so there should not be any broker non-votes in connection with Proposal Two. The election of the ten directors listed in the accompanying Proxy Statement (Proposal One), the advisory vote on executive compensation (Proposal Three), the advisory vote on the frequency of executive compensation votes (Proposal Four), the approval of the amendment and restatement of the ESPP (Proposal Five) and the approval of the amendment and restatement of the 2012 Stock Plan (Proposal Six) are considered non-routine matters under applicable rules. A broker or other agent cannot vote without instructions on non-routine matters, so there may be broker non-votes on Proposals One, Three, Four, Five and Six.

Q:	How can I vote my shares in person at the Annual Meeting?

A: If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting. If you hold shares beneficially in street name, you may vote those shares in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend.

Q:	How can I vote my shares without attending the Annual Meeting?

A: If you are a stockholder of record, you may instruct the proxy holders how to vote your shares in one of three ways:

●	by using the Internet voting site listed on the proxy card and Notice,
●	by calling the toll-free telephone number listed on the proxy card and Notice, or
●

by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com, and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided.

Proxy cards submitted by mail must be received by the time the Annual Meeting begins in order for the related shares to be voted. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 13, 2017.

If you are a beneficial owner, you will receive instructions from your broker or other agent that you must follow in order to have your shares voted. These instructions will indicate if Internet and telephone voting are available, and if so, how to access and use those methods.

2017 Proxy Statement 9

Q:	What is the voting requirement to approve these proposals?

A: Proposal One—A majority of the votes duly cast is required for the election of each director. If the number of shares voted “for” a director nominee exceeds the number of votes cast “against,” the nominee will be elected as a director of Autodesk to serve until the next annual meeting or until his or her successor has been duly elected and qualified. For additional information on how our majority voting policy works, see the section captioned “Corporate Governance” below.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the ten nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Four—The option of “ONE YEAR,” “TWO YEARS” or “THREE YEARS” that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on named executive officer compensation recommended by stockholders.

You may vote for a vote every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or may “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will not be included in the tabulation of the voting results on this proposal.

Proposal Five—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve the amendment and restatement of the ESPP.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Six—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve the amendment and restatement of the 2012 Stock Plan.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Q:	What happens if I do not cast a vote?

A: Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you hold your shares in street name and you do not cast your vote, your broker, trustee or nominee can use its discretion to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two). However, you must cast your vote if you want it to count in the election of directors, the non-binding approval of compensation for our named executive officers, the non-binding determination of the frequency of holding

2017 Proxy Statement 10

an advisory vote on named executive officer compensation, the approval of the amendment and restatement of the ESPP and the approval of the amendment and restatement of the 2012 Stock Plan. Your broker may not vote your uninstructed shares with respect to Proposals One, Three, Four, Five and Six.

Q:	How does the Board recommend that I vote?

A: The Board unanimously recommends that you vote your shares “FOR” the election of each of the ten nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2018, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, “ONE YEAR” as the frequency of holding an advisory vote on named executive officer compensation, “FOR” the approval of the amendment and restatement of the ESPP and “FOR” the approval of the amendment and restatement of the 2012 Stock Plan.

Q:	If I sign a proxy, how will it be voted?

A: All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting and not revoked before the polls are closed will be voted in accordance with the instructions on those proxy cards. If there are no instructions on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (for the purpose of soliciting additional proxies or otherwise), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A: If you are a stockholder of record, there are three ways you can change your vote.

(1)	Before your shares are voted at the Annual Meeting, you can file with Autodesk’s Chief Legal Officer a written notice of revocation or a duly executed proxy card, in either case dated later than the proxy card you wish to change.
(2)	You can attend the Annual Meeting and vote in person. Simply attending the Annual Meeting without actually voting will not revoke a proxy.
(3)	If you voted online or by telephone, you may change that vote by voting again, either by making a timely and valid Internet or telephone vote or by voting in person at the Annual Meeting.

Any written notice of revocation or subsequent proxy card should be hand-delivered to Autodesk’s Chief Legal Officer or sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer, and must be received by the Chief Legal Officer before the vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, there are two ways you can change your vote. You can submit new voting instructions to your broker or other agent. Alternatively, if you have obtained a legal proxy from the broker or other agent that holds your shares giving you the right to vote those shares, you can attend the Annual Meeting and vote in person.

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A: Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and other employees of Autodesk also may solicit proxies in person or by other means of communication. These

2017 Proxy Statement 11

individuals may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation, but will not receive any additional compensation. Autodesk has engaged the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $9,000 plus costs and expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a Current Report on Form 8-K within four business days of the Annual Meeting.

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A: Stockholders may present proper proposals for inclusion in Autodesk's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Autodesk's Chief Legal Officer in a timely manner. In order to be included in the proxy statement for the 2018 Annual Meeting of Stockholders, proposals must be received by Autodesk's Chief Legal Officer no later than January 2, 2018, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, Autodesk's Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board, or by any stockholder entitled to vote who has delivered written notice to Autodesk's Chief Legal Officer during the Notice Period (as defined below). Any such notice must contain specified information concerning the nominee(s) and the stockholder proposing such nomination(s). A stockholder who wishes to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director should read the procedures discussed in “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” on page 52 of this Proxy Statement.

Autodesk's Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board, or (3) by a stockholder who has delivered written notice setting forth all information required by Autodesk's Bylaws to Autodesk's Chief Legal Officer during the Notice Period (as defined below).

For the purposes described above, the “Notice Period” begins 75 days before the one-year anniversary of the date on which Autodesk first mailed its proxy materials for the previous year's annual meeting of stockholders, and lasts for 30 days. As a result, the Notice Period for the 2018 Annual Meeting of Stockholders will be from February 16, 2018 to March 18, 2018.

If a stockholder who has notified Autodesk of an intention to present a proposal at an annual meeting does not appear to present that proposal, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A: You can obtain a copy of the full text of the bylaw provisions discussed above by writing to the Chief Legal Officer of Autodesk or from www.autodesk.com under “Investor Relations-Corporate Governance.” All notices of proposals by stockholders should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer.

Additional Information About the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

2017 Proxy Statement 12

A: You may receive more than one Proxy Statement, proxy card, voting instruction card or Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each account. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and Fiscal Year 2017 Annual Report?

A: If you share an address with another stockholder, it is possible you will not each receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2016 Annual Report. If you wish, you may request individual documents by calling (415) 507-6705 or by sending an email to investor.relations@autodesk.com. Stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and Fiscal Year 2017 Annual Report can request to receive a single copy in the same manner.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A: Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903. Any written requests for additional information, additional copies of the proxy materials and Fiscal Year 2017 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board, communications to the Board, or any other communications should be sent to this address.

Our Internet address is www.autodesk.com. The information posted on our website is not incorporated into this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2017.

The Proxy Statement and Annual Report to Stockholders are available at:

https://materials.proxyvote.com/052769

2017 Proxy Statement 13

PROPOSAL ONE - ELECTION OF DIRECTORS

Nominees

Autodesk's Bylaws currently set the number of directors at ten. Accordingly, upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated ten individuals to be elected at the Annual Meeting. All of the nominees are presently directors of Autodesk and have consented to being named in this Proxy Statement and to serving as directors if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below. Your proxy cannot be voted for more than ten director candidates.

In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

Settlement Agreements

March 2016 Settlement Agreements

On March 10, 2016, Autodesk entered into an agreement with Sachem Head Capital Management LP, Uncas GP LLC, and Sachem Head GP LLC (together, “Sachem Head” and such agreement, the “2016 Sachem Settlement Agreement”) and an agreement with Eminence Capital, LP and Eminence GP, LLC (together, “Eminence” and such agreement, the “2016 Eminence Settlement Agreement," together with the 2016 Sachem Settlement Agreement, the “2016 Settlement Agreements”) for the purpose of, among other things, resolving a potential proxy contest pertaining to the election of directors at the 2016 annual meeting of Autodesk's stockholders (the "2016 Annual Meeting") and effecting an orderly change in the composition of Autodesk’s Board. Pursuant to the 2016 Settlement Agreements, Autodesk appointed each of Scott Ferguson, Richard S. Hill and Jeff Clarke (collectively, the “Settlement Directors”) to serve on the Board, effective as of March 11, 2016, and included the Settlement Directors in Autodesk’s slate of directors for election at the 2016 Annual Meeting. The March 2016 Settlement Agreements include other material terms described below under "Other Terms."

February 2017 Settlement Agreement

On February 6, 2017, Autodesk entered into an agreement with Sachem Head (such agreement, the “2017 Sachem Settlement Agreement”). Pursuant to this agreement, Messrs. Clarke and Ferguson will resign from the Board and from each committee on which such individual serves effective on the later to occur of (i) the date that a new Chief Executive Officer of Autodesk (the “New CEO”) is appointed and (ii) the date of the 2017 annual meeting of Autodesk’s stockholders (the “2017 Annual Meeting”). Following the resignation of Mr. Clarke from the Board, the Board will appoint the New CEO to fill Mr. Clarke’s vacancy on the Board. In connection with Mr. Ferguson’s resignation from the Board, the Corporate Governance and Nominating Committee of the Board shall propose to the Board a replacement director for Mr. Ferguson (the “Replacement Director”) acceptable to Mr. Ferguson (with such acceptance not to be unreasonably withheld and with Mr. Ferguson permitted to propose director candidates for consideration by the Corporate Governance and Nominating Committee). Autodesk has engaged executive search firm Egon Zehnder to assist in the Replacement Director search. The Replacement Director shall be subject to approval by a majority of the Board. In light of the timing of the foregoing, Messrs. Clarke and Ferguson have been included in Autodesk’s slate of directors standing for election at the 2017 Annual Meeting. The Replacement Director will serve until at least the date of the 2018 annual meeting of Autodesk’s stockholders (the “2018 Annual Meeting”). Mr. Hill will continue to serve on the Board and on its Corporate Governance and Nominating Committee.

Transition and Separation Agreement with the CEO

As described in additional detail on page 79, on February 6, 2017, Mr. Bass and the Company entered into a Transition and Separation Agreement (the “Transition Agreement”). This succession plan had been contemplated by Mr. Bass and the Board for nearly two years, and with the Company in a strong position, all parties mutually agreed to implement the plan.

Mr. Bass remains on the Autodesk Board of Directors and has been nominated for reelection at the 2017 Annual Meeting. Throughout his tenure as CEO of Autodesk, Mr. Bass has a proven track record of identifying and executing growth initiatives which have created substantial value for the Company’s stockholders, including the business model transition that is currently

2017 Proxy Statement 14

underway. Mr. Bass’ continued presence on our Board allows the Company to continue to benefit from his unique skill set while also identifying the right individual to lead Autodesk through its next phase of growth.

Other Terms

Among others, the following material terms are included in and effective pursuant to the 2016 Settlement Agreements and/or the 2017 Sachem Settlement Agreement:

●	The size of the Board shall not exceed 11 directors prior to the conclusion of the 2018 Annual Meeting.
●

Autodesk agreed that, only for so long as the Settlement Directors (or their successors) serve on the Board, such individuals shall serve on the respective committees set forth below next to their names, subject to their fulfillment of any independence or other requirements under applicable law and the rules and regulations of the Nasdaq Global Select Market for service on such committee, with effect as set forth below:

	●	Mr. Hill, Corporate Governance and Nominating Committee;
	●	Mr. Clarke, Audit Committee; and
	●	Mr. Ferguson, Compensation and Human Resources Committee.
●

During the Standstill Period (as defined below), provided the Minimum Ownership Obligations (as defined below) are satisfied, the Compensation and Human Resources Committee shall consist of Mr. Ferguson, Stacy Smith and Mary McDowell, with Ms. McDowell remaining the chairperson of such committee, and the size and composition of such committee shall not be changed without the unanimous approval of all three members prior to the 2017 Annual Meeting.

●

Effective upon Mr. Ferguson’s resignation from the Board and until the Expiration Date (as defined below), Sachem Head agrees to designate director Ms. McDowell as Mr. Ferguson’s replacement director on the Compensation and Human Resources Committee of the Board for purposes of the 2016 Settlement Agreements, and effective upon Mr. Clarke’s resignation from the Board and until the Expiration Date, Sachem Head agrees to designate director Betsy Rafael as Mr. Clarke’s replacement director on the Audit Committee of the Board for purposes of the 2016 Eminence Settlement Agreement. In addition, Autodesk and Sachem Head agree that the New CEO and the Replacement Director shall be (i) the replacement director for Messrs. Clarke and Ferguson, respectively, under the 2016 Sachem Settlement Agreement and (ii) each an “Investor Nominee” for purposes of the 2016 Eminence Settlement Agreement. “Expiration Date” means the earlier of (i) the date on which both (A) Mr. Ferguson (or his replacement, if applicable) shall no longer be serving as a director of Autodesk (other than as a result of the Minimum Ownership Obligations (as defined below) not being satisfied) and (B) Sachem Head has delivered to Autodesk a written notice of Sachem Head’s permanent election not to further exercise Sachem Head’s right to designate a successor for Mr. Ferguson pursuant to the 2016 Sachem Settlement Agreement (which, for the avoidance of doubt, Sachem Head shall have no obligation to deliver at any time) and (ii) 30 days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to Autodesk’s Bylaws with respect to the 2018 Annual Meeting.

●

If at any time, Sachem Head and Eminence and their respective affiliates cease collectively to beneficially own at least 6,445,000 shares of Autodesk’s Common Stock and 6,541,294 shares of Autodesk’s Common Stock, respectively (collectively, the “Minimum Ownership Obligations”), each subject to equitable adjustments, Mr. Ferguson shall immediately tender his resignation from the Board and any committee of the Board on which he then sits.

●

Mr. Clarke shall resign from the Board in the event that Mr. Ferguson has resigned from the Board (other than due to the Minimum Ownership Obligations not being satisfied) unless Sachem Head is entitled to designate a replacement pursuant to the terms of the 2016 Sachem Settlement Agreement; provided however that the Board may elect not to accept his resignation.

●

Provided that the Minimum Ownership Obligations have been satisfied during the Standstill Period, if prior to the 2017 Annual Meeting, any Settlement Director resigns or is rendered unable to serve by reason of death or disability or otherwise, Sachem Head will be entitled to designate a replacement of such Settlement Director

2017 Proxy Statement 15

reasonably acceptable to the Board and subject to customary qualification, independence and membership requirements.
●	During the Standstill Period, Autodesk will not establish an executive committee of the Board without approval of two out of the three Settlement Directors.
●

Prior to the completion of the 2017 Annual Meeting the Board will not, and will not take any action to cause Autodesk’s stockholders to amend Autodesk’s consent solicitation process set forth in Autodesk’s Bylaws.

●

Under the 2016 Eminence Settlement Agreement, Eminence has agreed to observe voting and standstill provisions during the period beginning on the date of the 2016 Settlement Agreements until the date that is the earlier of (x) the date on which both (A) Scott Ferguson (or his replacement, if applicable) shall no longer be serving as a director of Autodesk (other than as a result of the Minimum Ownership Obligations not being satisfied) and (B) Sachem Head has delivered to Autodesk a written notice of Sachem Head’s permanent election not to further exercise Sachem Head’s right to designate a successor for Scott Ferguson pursuant to the 2016 Sachem Settlement Agreement (which, for the avoidance of doubt, Sachem Head shall have no obligation to deliver at any time) and (y) thirty (30) days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to Autodesk’s Bylaws with respect to the 2018 Annual Meeting (the “Standstill Period”). Under the 2017 Sachem Settlement Agreement, Sachem Head has agreed to observe voting and standstill provisions during the period beginning on the date of the 2017 Sachem Settlement Agreement to the date that is the earlier to occur of (i) the date of the 2018 Annual Meeting and (ii) June 30, 2018 (the “Extended Standstill Period”). The standstill provisions provide, among other things, that Sachem Head and Eminence and their respective affiliates will not directly or indirectly:

●

engage in any “solicitation” or become a “participant” as such terms are used in the proxy rules of the SEC other than at the Board’s director or consistent with the Board’s recommendation in connection with such matter, or publicly disclose how it intends to vote or act, except in certain limited circumstances;

	●	form or join in any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to any of Autodesk’s voting securities;
	●	individually beneficially own more than 7% of Autodesk’s voting securities;
	●	effect or seek to effect certain extraordinary transactions or material changes with Autodesk;
	●	enter into a voting trust or subject any of Autodesk’s voting securities to any voting trust;
●

institute any litigation against Autodesk, its directors or its officers, make any “books and records” demands against Autodesk or make application or demand to a court or other person for an inspection, investigation or examination of Autodesk or its subsidiaries or affiliates, except in certain limited circumstances;

●

 (i) enter into or maintain any economic or compensatory arrangements with any Settlement Directors (other than with Mr. Ferguson in his capacity as the managing party or managing member of Sachem Head) that depend, directly or indirectly, on the performance of Autodesk or its stock price, or (ii) enter into or maintain any economic or compensatory arrangements with any other director or nominees for director of Autodesk;

●

other than sale transactions in which the identity of the purchaser is not known, sell or agree to sell directly or indirectly, in excess of 1% of the outstanding shares of the Company’s Common Stock or any derivatives relating to its Common Stock to any third party that has filed a Schedule 13D with respect to Autodesk or run (or publicly announced an intention to run) a proxy contest or consent solicitation with respect to another company in the past three years (to the extent known after reasonably inquiry that such third party has or will have, beneficial ownership of more than 5% of Autodesk’s Common Stock); or

●

alone or in concert with others, make any proposal or request that constitutes: (i) advising, controlling, changing or influencing the Board or management of Autodesk, (ii) any material change in the capitalization or dividend policy of Autodesk or (iii) any other material change in Autodesk’s executive management, business, corporate strategy or corporate structure, except in each case for (w) inadvertent disclosure in a non-public context, (x) in connection with private discussions with limited partners or shareholders of Sachem

2017 Proxy Statement 16

Head or Eminence, as applicable, (y) in connection with private discussions between Sachem Head and Eminence and (z) statements that are consistent with the press release being issued in connection with the 2016 Settlement Agreements.

●

During the Standstill Period (in the case of Eminence) and the Extended Standstill Period (in the case of Sachem Head), Autodesk, Sachem Head and Eminence shall each refrain from making, or causing to be made, any public statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, Autodesk, Sachem Head and Eminence, as applicable, or any of their respective officers or directors or any affiliates or subsidiaries, advisors, employees, as applicable.

●

During the Standstill Period (in the case of Eminence) and the Extended Standstill Period (in the case of Sachem Head), Eminence and Sachem Head have agreed to cause the shares of Common Stock over which they have the right to vote or direct the voting to be present for quorum purposes and voted (or consent to be given (if applicable)) (i) in favor of all nominees recommended by the Board, (ii) against any nominees for director not recommended by the Board, and (iii) against any proposals to remove any director, at any meeting of the stockholders of Autodesk (or in connection with any action by written consent) in which (or through which) action will be taken with respect to the election or removal of directors during the Standstill Period.

●

Certain provisions of the 2016 Sachem Settlement Agreement survive until the later to occur of (i) the date the New CEO is appointed and (ii) the date of the 2017 Annual Meeting; the remainder of the 2016 Sachem Settlement Agreement terminated on the execution of the 2017 Sachem Settlement Agreement.

●

Prior to the completion of the 2017 Annual Meeting, unless required by applicable law, the Board will not, and will not take any action to cause Autodesk’s stockholders to amend Autodesk’s consent solicitation process set forth in Autodesk’s Bylaws.

In accordance with the terms of the 2017 Sachem Settlement Agreement, each of Mr. Ferguson and Mr. Clarke has executed and delivered to Autodesk a resignation letter (together, the “2017 Resignation Letters”) pursuant to which such individual shall resign from the Board and any committee of the Board on which such individual sits, if certain conditions are met, including immediately following the later of (i) the date the New CEO is appointed and (ii) the 2017 Annual Meeting.

The foregoing is not a complete description of the terms of the agreements and resignation letters. For a further description of those terms, see our Current Reports on Form 8-K that we filed with the SEC on February 7, 2017 and March 11, 2016.

2017 Proxy Statement 17

Summary of Director Nominee Experience, Qualifications, Attributes and Skills

We believe that our director nominees are highly qualified and well suited to continue providing effective oversight of our rapidly evolving business. Our director nominees provide our Board with a balance of critical relevant skills and an effective mix of experience, knowledge and diverse viewpoints, as summarized below.

Technology Industry Experience
9/10 directors

Nominees with experience in the software and technology industries help us to analyze our research and development efforts, competing technologies, the various products and processes that we develop and the industries in which we compete.

Senior Leadership Experience
9/10 directors

Nominees who have served in senior leadership positions enhance the Board’s ability to identify and develop those qualities in management. They also bring a practical understanding of organizations, processes, strategy, risk management and methods to drive change and growth.

Outside Public Company Board Service
9/10 directors

Nominees who have served on other public company boards offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board with senior management and oversight of a changing mix of strategic, operational and compliance-related matters.

Financial Experience
10/10 directors

Nominees who have knowledge of financial markets, financing operations and accounting and financial reporting processes assist us in understanding, advising and overseeing our capital structure, financing and investing activities and our financial reporting and internal controls.

International Experience
9/10 directors

As a global organization with offices in 133 locations in the United States and internationally, nominees with global expertise bring useful business and cultural perspectives that relate to many significant aspects of our business.

As reflected in the charts below, we have an experienced and balanced Board.

Tenure	Diversity	Age Distribution

See “Information and Qualifications” below for more detail regarding each director nominee’s qualifications and relevant experience.

2017 Proxy Statement 18

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

2017 Proxy Statement 19

Information and Qualifications

The name, age as of March 31, 2017, certain biographical information about each nominee and the nominees' unique qualifications to serve on the Board are set forth below. There are no family relationships among any of our directors or executive officers.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board, including procedures for nominations of directors.

Carl Bass
Director Age: 59 Director since 2006

Mr. Bass served as President and Chief Executive Officer of Autodesk, Inc. from May 2006 to February 2017. Mr. Bass joined Autodesk in September 1993, and served as Interim Chief Financial Officer from August 2014 to November 2014 and August 2008 to April 2009. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. Mr. Bass has also held other executive positions within Autodesk. Mr. Bass has served on the board of directors of HP, Inc. since November 2015 and Zendesk, Inc. since February 2016. Mr. Bass served on the boards of directors of McAfee, Inc., from January 2008 until it was acquired by Intel Corporation in February 2011, and E2open, Inc. from July 2011 until it was acquired by Insight Venture Partners in April 2014.

Mr. Bass brings to the Board extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our former President and Chief Executive Officer, Mr. Bass possesses a deep knowledge and understanding of Autodesk's business, operations, and employees; the opportunities and risks we face; and management's strategy and plans for accomplishing Autodesk's goals. His service on the boards of directors of HP, Zendesk, McAfee and E2open provided Mr. Bass with a strong understanding of his role as a director.

Pursuant to Mr. Bass' transition and separation agreement, Autodesk has agreed to nominate Mr. Bass to serve as a member of the Board until the 2018 annual meeting of stockholders of Autodesk.

Crawford W. Beveridge
Non-Executive Chairman of the Board of Directors, Autodesk, Inc. Age: 71 Director since 1993

Mr. Beveridge is the non-executive Chairman of the Board of Directors. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Before joining Sun Microsystems in 1985, he held HR management positions in the United States and Europe with Hewlett-Packard, Digital Equipment Corporation and Analog Devices Inc. Mr. Beveridge has served as a non-executive board member of iomart Group plc since September 2011.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk's technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board as non-executive Chairman and to serve on our Corporate Governance and Nominating Committee. Mr. Beveridge's extensive international experience, gained from his roles as Chief Executive of Europe's largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board.

2017 Proxy Statement 20

Jeff Clarke
Director Age: 55 Director since 2016

Mr. Clarke has served as the Chief Executive Officer and a member of the board of directors of Eastman Kodak Company since March 2014. Prior to joining Kodak, Mr. Clarke was a Managing Partner of Augusta Columbia Capital (ACC), a private investment firm he co-founded in 2012. From 2012 to 2014, he was the Chairman of Travelport, Inc., a private, travel technology firm, where he served as CEO from 2006 to 2011, after leading its sale from Cendant Corporation to the Blackstone Group for $4.3 billion in 2006. Prior to that, Mr. Clarke was the Chief Operating Officer of CA, Inc., an enterprise software company, Executive Vice President of Global Operations at HP, and Chief Financial Officer of Compaq Computer.

Mr. Clarke served on the board of directors of Red Hat, Inc. from 2008 to 2016, and Compuware Corporation from 2013 to 2014. He served as Chairman of Orbitz Worldwide, a global online travel agency, from 2007 to 2014.

Mr. Clarke is independent and has decades of executive experience in the technology industry. Mr. Clarke's experience at Kodak, Augusta Columbia Capital, Travelport, CA, Inc., HP and Compaq, including his finance and executive roles, provides him with a strong understanding of Autodesk's industry, business and international operational challenges. His experience as a chief financial officer provides him with the financial acumen necessary to serve on our Audit Committee.

Scott Ferguson
Director Age: 43 Director since 2016

Mr. Ferguson is the Managing Partner and Portfolio Manager of Sachem Head. Prior to founding Sachem Head, he spent nine years as a Partner at Pershing Square Capital Management, where he joined as the firm’s first investment professional.

Prior to Pershing Square, Mr. Ferguson earned an M.B.A. from Harvard Business School in 2003 and worked at American Industrial Partners and McKinsey & Company. Mr. Ferguson graduated from Stanford University with an A.B. in Public Policy in 1996.

Mr. Ferguson serves on the Leadership Council of the Robin Hood Foundation, and the Boards of the Henry Street Settlement and Episcopal Charities, two social service agencies based in New York.

Mr. Ferguson is independent and has extensive knowledge of corporate governance practices as a result of his investment and private equity background. As a result, Mr. Ferguson is qualified to serve as a member of the Board and on our Compensation and Human Resources Committee.

2017 Proxy Statement 21

Thomas Georgens
Director Age: 57 Director since 2013

Mr. Georgens served as the Chief Executive Officer and President of NetApp, Inc., a provider of data management solutions, from August 2009 to June 2015. Mr. Georgens joined NetApp in October 2005 as Executive Vice President and General Manager of Enterprise Storage Systems. He served as Executive Vice President of Product Operations from January 2007 through February 2008, and as President and Chief Operating Officer from February 2008 to August 2009. From 1996 to 2005, Mr. Georgens served in various roles at LSI Corporation, an electronics design company, and its subsidiaries, including as Chief Executive Officer of Engenio, President of LSI Logic Storage Systems, and Executive Vice President of LSI Logic. Prior to LSI, Mr. Georgens spent 11 years at EMC Corporation, a computer storage and data management company, in a variety of engineering and marketing positions. Mr. Georgens has been a member of the board of directors of Electronics for Imaging since April 2008. Mr. Georgens previously served on the board of directors of NetApp from March 2008 to June 2015.

Mr. Georgens is independent and has extensive experience in the technology industry. With over 25 years of experience working with various technology companies, he has a firm understanding of Autodesk's industry, business and technology. Mr. Georgens' experience at NetApp, including his executive and operational roles, and his service on the boards of directors of NetApp and Electronics for Imaging, give him a clear understanding of his role as a director and the corporate governance knowledge necessary to serve as the Chair of our Corporate Governance and Nominating Committee.

Richard (Rick) S. Hill
Director Age: 65 Director since 2016

Mr. Hill currently serves as Chairman of the board of directors of Tessera Technologies, Inc. and as a member of the boards of directors of Arrow Electronics, Inc., Cabot Microelectronics Corporation and Marvell Technology Group. Mr. Hill is also a director of Yahoo! Inc. but, as stated in Yahoo!, Inc.’s Form 8-K filed on April 18, 2017, Mr. Hill has notified Yahoo!, Inc. that he will not stand for reelection at the upcoming annual meeting of stockholders regardless of whether the pending acquisition by Verizon Communications Inc. has closed. Mr. Hill served as Tessera’s Interim Chief Executive Officer from April 2013 until May 2013. He previously served as the Chairman and Chief Executive Officer of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, Mr. Hill grew annual revenues from approximately $60 million to over $1.7 billion. Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation and also worked in a variety of engineering and management positions with General Electric, Motorola and Hughes Aircraft Company. Within the past five years, Mr. Hill served as a director of Planar Systems, Inc. and LSI Corporation, and as Chair and executive committee member of the University of Illinois Foundation.

Mr. Hill is independent and has extensive experience in the technology industry. With over 35 years of experience working with various technology companies, he has a firm understanding of Autodesk's industry, business and technology. Mr. Hill's experience at Novellus Systems as Chief Executive Officer, and his service on the boards of directors of Novellus Systems, Tessera Technologies, Inc., Arrow Electronics, Inc. and Cabot Microelectronics Corporation provide him with the corporate governance knowledge necessary to serve on our Corporate Governance and Nominating Committee.

2017 Proxy Statement 22

Mary T. McDowell
Director Age: 52 Director since 2010

Ms. McDowell has served as the Chief Executive Officer and member of the board of directors at Polycom, Inc. since September 2016. Prior to Polycom, Ms. McDowell served as Executive Vice President in charge of Nokia’s Mobile Phone unit from July 2010 to July 2012 and as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010. Previously, Ms. McDowell served as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell has served as a director of UBM plc since August 2014 and Bazaarvoice, Inc. since December 2014. Ms. McDowell previously served as a director of NAVTEQ Corporation from July 2008 until July 2010.

Ms. McDowell is independent and brings to our Board extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk's core mission, business and technology. Her years of service as an executive officer at Polycom, Nokia and other technology companies, including Compaq Computer and Hewlett-Packard, provide her with the executive compensation knowledge necessary to serve as Chair of our Compensation and Human Resources Committee.

Lorrie M. Norrington
Director Age: 57 Director since 2011

Ms. Norrington has over 30 years of operating experience in technology, software, and internet businesses. Ms. Norrington currently serves as an adviser and in an Operating Partner capacity for Lead Edge Capital. Lead Edge is a growth equity firm that partners with world-class entrepreneurs and exceptional technology businesses. Ms. Norrington served as President of eBay Marketplaces from July 2008 to September 2010. Previously, she served in a number of senior management roles at eBay from July 2006 until June 2008. Prior to joining eBay, Ms. Norrington served from June 2005 to July 2006 as President and CEO of Shopping.com, Inc., an online shopping comparison site. Prior to joining Shopping.com, Ms. Norrington served from August 2001 to January 2005, initially as Executive Vice President of small business, and later in the office of the CEO, at Intuit Inc., a business and financial management software company. Prior to joining Intuit, Ms. Norrington served in a variety of executive positions at General Electric Corporation over a twenty-year period, working in a broad range of industries and businesses. Ms. Norrington has served on the boards of directors of Colgate-Palmolive since September 2015 and HubSpot since September 2013. Previously, she served on the boards of directors of DIRECTV from February 2011 until it was acquired by AT&T in July 2015; Lucasfilm, from June 2011 until it was acquired by Disney in December 2012; McAfee, Inc. from December 2009 until it was acquired by Intel in February 2011; and Shopping.com from November 2004 until it was acquired by eBay in August 2005.

Ms. Norrington is independent and has extensive experience in online commerce and valuable management experience in technology and manufacturing industries. Her three decades of building businesses, and adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a unique perspective. As Autodesk evolves its business model to better serve customer needs and demands, her experience as a chief executive officer provides her with the financial acumen necessary to serve on our Audit Committee. Also, she is an accredited fellow of the National Association of Corporate Directors and brings significant governance knowledge to the Board.

2017 Proxy Statement 23

Betsy Rafael
Director Age: 55 Director since 2013

Ms. Rafael has over 30 years of executive financial experience in the technology industry. Ms. Rafael served as Principal Accounting Officer of Apple Inc. from January 2008 to October 2012, and as its Vice President and Corporate Controller from August 2007 until October 2012. From April 2002 to September 2006, Ms. Rafael served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, Inc., and held the position of Vice President, Corporate Finance of Cisco Systems from September 2006 to August 2007. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate, Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics International Corp. (“SGI”), culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems, Inc. and Apple Computers. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael has served on the board of directors of Echelon Corporation since November 2005 and GoDaddy Inc. since May 2014, Shutterfly since June 2016, and previously served on the board of directors of PalmSource, Inc.

Ms. Rafael is independent and has over 30 years of executive financial experience in the technology industry. Ms. Rafael’s experience at Apple and Cisco, including her finance and executive roles, provides her with a strong understanding of Autodesk's industry, business and international operational challenges. Her experience as a principal accounting officer provides her with the financial acumen necessary to serve as the Chair of our Audit Committee.

Stacy J. Smith
Director Age: 54 Director since 2011

Mr. Smith has served as the Executive Vice President, Manufacturing, Operations and Sales of Intel Corporation since October 2016. From November 2012 to October 2016, he served as Executive Vice President, Chief Financial Officer. Previously, Mr. Smith served as Senior Vice President, Chief Financial Officer from January 2010 to November 2012; Vice President, Chief Financial Officer from 2007 to 2010; and Vice President, Assistant Chief Financial Officer from 2006 to 2007. From 2004 to 2006, Mr. Smith served as Vice President, Finance and Enterprise Services and Chief Information Officer. Mr. Smith joined Intel in 1988. Mr. Smith previously served on the boards of directors of Virgin America from February 2014 until it was acquired by Alaska Air Group in December 2016 and of Gevo, Inc. from June 2010 to June 2014.

Mr. Smith is independent and brings over two decades of experience in the technology industry. Mr. Smith's experience at Intel, including his finance and executive roles, and his time spent overseas, provide him with a strong understanding of Autodesk's industry, business and international operational challenges. Mr. Smith's years of service as an executive officer at Intel provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

2017 Proxy Statement 24

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2018, and recommends that the stockholders vote to ratify that appointment. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of Autodesk and its stockholders.

Ernst & Young LLP has been retained as our independent registered public accounting firm continuously since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Autodesk by Ernst & Young LLP and its affiliates for the fiscal years ended January 31, 2017 and 2016.

	Fiscal 2017	Fiscal 2016
	(in millions)
Audit Fees (1)	$4.7	$5.0
Audit-Related Fees (2)	0.3	0.3
Tax Fees (3)	0.7	0.4
All Other Fees (4)	0.1	0.3
Total	$5.8	$6.0
____________________

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of Autodesk's annual financial statements and management's report on internal controls included in Autodesk's Annual Reports on Form 10-K, for the review of the financial statements included in Autodesk's Quarterly Reports on Form 10-Q, and for other services, including statutory audits and services rendered in connection with SEC filings.
(2)	Audit-Related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees arising from accounting-related consulting services.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	Other fees consisted of fees for license compliance consultation services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP and its affiliates to Autodesk must be pre-approved by the Audit Committee. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP and its affiliates during the year. The Audit Committee is also responsible for the audit fee negotiations associated with Autodesk's retention of Ernst & Young LLP. Periodically, the Audit Committee receives an update of all pre-approved audit and non-audit services conducted, and information regarding any new audit and non-audit services to be provided by Ernst & Young LLP and its affiliates. The Audit Committee reviews the update and approves the proposed services if they are deemed acceptable.

2017 Proxy Statement 25

To ensure prompt handling of unexpected matters, the Chair of the Audit Committee has authority to amend or modify the list of approved audit and non-audit services and fees so long as such additional or amended services do not affect Ernst & Young LLP's independence under applicable SEC rules. The Chair reports any such action taken at subsequent Audit Committee meetings.

Rotation

The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of the lead audit partner responsible for our audit, and reviews and considers the selection of the lead audit partner.

At this time, the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of Autodesk and its stockholders.

2017 Proxy Statement 26

PROPOSAL THREE - NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” or “CD&A” beginning on page 54 and the accompanying compensation tables and narrative discussion in this Proxy Statement (a “Say-on-Pay” vote). Stockholders are encouraged to read that information in its entirety to obtain a complete understanding of Autodesk's executive compensation program philosophy, design and linkage to stockholder interests.

Autodesk has designed its compensation programs to reward executives for producing strong results that are aligned with the interests of stockholders. We emphasize variable “long-term” and “at risk” compensation dependent upon prospective financial, strategic and stock price performance and a retrospective assessment of Autodesk's success to determine pay opportunities. 78% of the CEO and on average 82% of all other named executive officers' total fiscal 2017 target compensation was dependent on Autodesk's long-term performance. 90% of the CEO's and on average 89% of all other named executive officers' fiscal 2017 total compensation was variable in nature and “at risk,” and aligned with Autodesk's financial performance.

Fiscal 2017 Business Model Transition and Performance Metrics

The software industry is undergoing a transition from the PC to cloud, mobile and social computing. Our strategy is to lead the industries we serve to cloud-based technologies and business models. As part of the transition, we discontinued selling new perpetual licenses and new perpetual licenses of suites during fiscal 2017 and now offer term-based product subscriptions for our products, cloud service offerings and flexible enterprise business agreements ("new model subscription offerings").

Over time, Autodesk’s business model transition will result in a more predictable, recurring and profitable business. However, during the transition, traditional financial metrics such as revenue, margins, EPS and cash flow from operations will be adversely impacted. This is primarily a result of revenue for new subscription offerings being recognized over time rather than up front and subscription offerings generally having a lower initial price than perpetual offerings. Despite the lower initial price, our new model subscription offerings are expected to increase the lifetime value of Autodesk’s customers.

In light of the anticipated decrease in revenue and as part of management’s commitment to spend management, during fiscal 2017, Autodesk implemented a world-wide restructuring plan. This allowed management to re-balance staffing levels and align them with the evolving needs of the business while reducing operating expenses.

To incent long-term value creation and strong financial performance during the transition, we adopted new performance metrics for our bonus and equity plans that align with the key drivers of success during the business model transition and reflect the health of the business during the transition. The following performance metrics were used for our CEO during fiscal 2017:

Performance Metrics
●	Net New Model Subscription Additions
●	New Model Annualized Recurring Revenue (“ARR”)
●	Non-GAAP Total Spend
●	Total Subscription Renewal rate
●	Deferred Revenue
●	Relative TSR (multi-year)

2017 Proxy Statement 27

Our executive officers’ continued successful implementation of our business model drove the following fiscal 2017 results:

Total ARR was $1.60 billion, an increase of 16% from fiscal 2016; of which new model ARR was $529 million, an increase of 107% from fiscal 2016.
Total subscriptions were 3.11 million, an increase of 21% from fiscal 2016; of which new model subscriptions were 1.09 million an increase of 155% from fiscal 2016.
Total deferred revenue was $1.79 billion, an increase of 18% from fiscal 2016.
Total GAAP spend (cost of revenue plus operating expenses) was $ 2,531 million, an increase of 1% from fiscal 2016.
Total non-GAAP spend was $2,157 million, a decrease of 3% from fiscal 2016. A reconciliation of GAAP to non-GAAP results is provided in Appendix A.
Total subscription renewal rate was 84%.
During fiscal 2017 our stock price increased by 73.7% and over five years our stock price increased by 125.9%.

The Compensation and Human Resources Committee (the “Committee”) considered those performance factors in reaching its decisions regarding pay for the NEOs for fiscal 2017.

Stockholder Engagement and Actions Taken

Autodesk and the Committee value the input of our stockholders. In fiscal 2017, 86% of the votes cast on our Say-on-Pay proposal were favorable, which reflected strong stockholder support for our executive compensation programs. In fiscal 2017, we reached out to stockholders representing over 60% of the outstanding shares and met with governance professionals from index funds as well as portfolio managers from active funds. The breadth of the Company’s outreach program enabled us to gather feedback from a significant cross-section of Autodesk’s stockholder base. Based on these discussions, the Committee found that our stockholders were generally supportive of the executive compensation programs and the alignment between our CEO pay and Autodesk’s performance, particularly in light of our stage in the business model transition. In addition, our stockholders provided us helpful input regarding compensation design and disclosure. The Committee carefully considered stockholder feedback as part of its ongoing review of our executive compensation program and will continue to consider stockholder feedback regarding compensation design and metrics as we emerge from our business model transition.

Compensation Guiding Principles

The executive compensation program is designed to attract, motivate, and retain talented executives and provide a rigorous framework tied to corporate and individual performance and Autodesk's long-term strategic goals. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards.
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	Autodesk's TSR relative to the companies included in the S&P Computer Software Select Index;
●	The specific role and responsibility of the officer;
●	Each individual officer’s skills, competency, contributions and performance;
●	Internal pay parity considerations, and
●	Retention considerations

2017 Proxy Statement 28

Executive compensation is variable and balanced between short- and long-term performance, all of which is tied to Autodesk's absolute and relative financial and stock price performance.

CEO	All Other NEOs

Actual Short Term Cash Incentive: 7%
Base: 10%
Other: 1%
Long Term Equity: 82%

Our compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2016, 90% of the CEO’s and on average 89% of all other NEO's fiscal 2017 total compensation was variable in nature and “at risk.” Our incentive programs reward strong financial and operational performance, as well as TSR relative to other software companies over one-, two, and three-year performance periods.

Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table below and summarized in the CD&A.

Yes		No
✓	Representative peer group	⦸	No hedging
✓	Significant stock ownership requirements	⦸	Prohibition on option re-pricing
✓	Clawback policy	⦸	No executive benefits and limited perquisites
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

Vote Recommendation

When casting the 2017 Say-on-Pay vote, we encourage our stockholders to consider our fiscal 2017 stockholder outreach and the collective changes we have made to the executive compensation program in recent years to more closely align the total direct compensation opportunity of the named executive officers with Autodesk's objectives of driving meaningful annual financial growth and maximizing long-term value. Accordingly, we ask our stockholders to vote “FOR” the advisory, non-binding Say-on-Pay proposal at the Annual Meeting.

2017 Proxy Statement 29

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) PROPOSAL APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

2017 Proxy Statement 30

PROPOSAL FOUR - NON-BINDING VOTE ON THE FREQUENCY OF THE NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background

We are providing our stockholders with an opportunity to vote, on a non-binding advisory basis, on how frequently we should seek a non-binding vote on the compensation of our named executive officers, such as Proposal Three beginning on page 27 of this Proxy Statement. By voting on this Proposal Four, stockholders may indicate whether they would prefer to vote on named executive officer compensation once every one, two or three years. This advisory vote on the frequency of the vote to approve named executive officer compensation must be submitted to stockholders at least once every six years.

After careful consideration, our Board has determined that a vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the vote on executive compensation.

We believe that an annual vote will allow our stockholders the ability to frequently communicate to us their position on our approach to named executive officer compensation through an executive compensation vote. An annual vote is aligned with our short-term cash programs and the metrics that guide those programs as well as with our cycle of granting long-term equity compensation to our named executive officers. Our Compensation and Human Resources Committee is responsible for our named executive officer compensation programs and values our stockholders’ opinions. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY
WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION. THE OPTION RECEIVING
THE GREATEST NUMBER OF VOTES (EVERY ONE, TWO OR THREE YEARS) WILL BE
CONSIDERED THE FREQUENCY SELECTED BY STOCKHOLDERS.

2017 Proxy Statement 31

PROPOSAL FIVE - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 1998 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

Background and Purpose

Stock purchase plans offer eligible employees the opportunity to acquire stock through periodic payroll deductions that are applied toward the purchase of stock, at a discount from the current market price. The primary purpose of these plans is to provide employees with the opportunity to acquire an ownership stake in their companies which further aligns the interests of our employees with those of our stockholders. The Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan, as amended and restated (the “ESPP”), was approved by the stockholders in 1998 and is currently scheduled to expire on January 27, 2018.

We are requesting that the stockholders vote in favor of an amendment and restatement of the ESPP that would prevent the termination of the ESPP on January 27, 2018 by eliminating its fixed term. In addition, we have made a number of important amendments to the plan including:

●	Removing the “evergreen” provision which provided for an automatic annual increase in the aggregate number of shares available for purchase under the ESPP
●	Decreasing the maximum number of shares of the Company’s Common Stock which may be issued under the ESPP from 44.5 million shares to 10.0 million shares (upon stockholder approval)
●	Reflecting changes to applicable regulations under Section 423 of the Internal Revenue Code, as amended (the “Code”)
●	Adopting other provisions to enhance the design and administration of the plan.

The ESPP is an important component of the overall compensation and benefits package we offer to our employees. As most of our peers have this type of plan, if we were not able to continue offering the ESPP, our ability to attract and retain employees would be harmed.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1998 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN.

Description of the ESPP

The following paragraphs summarize the principal features of the ESPP. This summary is not intended to be complete and is subject to, and qualified in its entirety by, the provisions of the ESPP, which is attached hereto as Appendix B.

Purpose of the ESPP

The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries and affiliates with an opportunity to purchase Common Stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, but it also authorizes the grant of options under a component of the plan that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and is instead intended to achieve tax, securities law, or other objectives when the ESPP is offered outside of the United States (the “Non-423 Plan”).

Administration

The ESPP is administered by the Board or a committee appointed by the Board (the “Administrator”). The Administrator has authority to interpret the ESPP, to determine all of the relevant terms and conditions of options (within the parameters of the ESPP), to designate separate offerings under the ESPP, to adopt sub-plans of the ESPP as necessary or desirable to comply with applicable laws, tax policy, accounting principles or custom of foreign jurisdictions, and to make any other determination that it

2017 Proxy Statement 32

deems necessary or desirable for the administration of the ESPP. The Administrator may delegate its authority to the extent permitted by applicable law. Every finding, decision and determination by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

Available Shares

The maximum number of shares of Common Stock which will be made available for sale under the ESPP is 10.0 million shares, subject to adjustment upon changes in capitalization of the Company. This reflects a decrease of 34.5 million in the number of shares that were available for issuance prior to this proposed amendment and restatement of the ESPP.

Offering and Exercise Periods

The ESPP is implemented by consecutive offering periods (“Offering Periods”). Unless and until otherwise determined by the Administrator, each Offering Period will have a duration of 24 months and consist of four exercise periods of six months each (“Exercise Periods”). The first day of each Offering Period is referred to as the “Offering Date.” If determined in advance, the Administrator may establish additional or alternative sequential or overlapping Offering Periods, a different number of Exercise Periods within an Offering Period, a different duration for one or more Offering Periods or Exercise Periods or different commencement or ending dates for such Offering Periods, provided that no Offering Period may have a duration exceeding 27 months. Unless otherwise determined by the Administrator, each offering will be treated as a separate offering for purposes of applicable tax rules.

Eligibility

All persons who are employed by the Company on a given enrollment date and who are customarily employed by the Company or a designated subsidiary or an affiliate for at least 20 hours per week and more than five months per calendar year (or for any lesser periods of time as may be required by applicable laws) are eligible to participate in the ESPP. Participation in the ESPP ends automatically on termination of employment with the Company and its designated subsidiaries and affiliates. As of March 31, 2017, approximately 8,770 employees were eligible to participate in the ESPP. As of March 31, 2017, approximately 81% of our eligible worldwide employees participated in the ESPP.

An eligible employee may become a participant by completing a subscription agreement either by logging onto the Company-designated broker site and following the online enrollment procedure or by completing such other enrollment procedure that may be established by the Administrator, during the period specified by the Administrator for the applicable Offering Period.

Grant of Option; Purchase Price

On the Offering Date, each eligible employee participating in the ESPP is granted an option to purchase on the last day of each Exercise Period in such Offering Period (the "Exercise Date") a number of shares of Common Stock of the Company determined by dividing such employee's payroll deductions by the lower of: (i) 85% of the fair market value of one share of the Company's Common Stock on the Offering Date or (ii) 85% of the fair market value of one share of the Company's Common Stock on the applicable Exercise Date. Unless a participating employee withdraws from the ESPP, his or her option is automatically exercised on each Exercise Date of the Offering Period; provided that in no event will an employee be permitted to purchase during an Offering Period a number of shares in excess of the number determined by dividing $50,000 by the fair market value of a share of the Company's Common Stock on the Offering Date. The fair market value of the Common Stock on a given date is the closing sale price of the Common Stock for such date as quoted on the Nasdaq National Market.

Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESPP if, immediately after such subscription, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the ESPP or pursuant to any other options), nor will any employee be permitted to participate to the extent such employee could buy under all employee stock purchase plans of the Company and its subsidiaries more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year the employee’s option is outstanding.

Payroll Deductions

The purchase price for the shares is accumulated by payroll deductions during the Offering Period. The deductions may not exceed 15% of a participant’s eligible compensation for a given Offering Period. Eligible compensation is defined in the plan to include all regular straight time earnings or salary (including 13th/14th month payments or similar concepts under applicable

2017 Proxy Statement 33

law), payments for overtime, shift premium, commissions, payments for paid time off, and any portion of such amounts voluntarily deferred or reduced by the employee (i) under any employee benefit plan of the Company or a subsidiary or affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any executive deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred). Payroll deductions commence on the first payday following the Offering Date, and continue at the same rate with automatic enrollment in subsequent Offering Periods, unless sooner terminated by the participant. A participant may discontinue or decrease the rate of his or her participation in the ESPP at any time during the Offering Period. A participant may not increase the rate of his or her payroll deductions during an Offering Period.

Withdrawal; Termination of Employment

Employees may end their participation in an offering at any time during the Offering Period, and participation ends automatically on termination of employment with the Company including its designated subsidiaries and affiliates, or failure of the participant to remain in the continuous scheduled employment of their employer for at least 20 hours per week (unless otherwise required by applicable laws). Once a participant withdraws from a particular offering, that participant may not participate again in the same offering. A participant may withdraw all, but not less than all, of the payroll deductions credited to such participant’s account prior to the Exercise Date of an Offering Period by giving written notice to the Company.

Transferability

No rights or accumulated payroll deductions of a participant under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution), and any such attempt may be treated by the Company as an election to withdraw from the ESPP.

Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control

The shares reserved under the ESPP, as well as the price per share of Common Stock covered by each option under the ESPP which has not yet been exercised and the number of shares of Common Stock covered by each such option, will be proportionately adjusted for any increase or decrease in the number or value of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number or value of shares of Common Stock effected without receipt of consideration by the Company (excluding a regular cash dividend); provided, however, that conversion of any convertible securities of the Company will not be deemed to have been effected without receipt of consideration. In the event of the proposed dissolution or liquidation of the Company, the pending Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

In the event of a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the ESPP provides that each option under the ESPP will be assumed or an equivalent option will be substituted by the successor or purchaser corporation, unless the Board determines, in its sole discretion, to terminate the pending Offering Period prior to the consummation of such event, in which case the option will be fully exercisable for a period of 30 days thereafter.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number of shares of Common Stock covered by each option under the ESPP which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the ESPP but have not yet been placed under option, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

Amendment and Termination

The Board may at any time and for any reason terminate or amend the ESPP, including (without limitation) shortening an Offering Period in connection with a spin-off or other similar corporate event. Except as provided in the ESPP, no termination can affect options previously granted, nor may any amendment make any change in any option already granted which adversely affects the rights of any participant, unless such termination or amendment is necessary or advisable to comply with applicable laws. Stockholder approval may be required for certain amendments in order to comply with the federal securities or tax laws, or any other applicable law or regulation.

2017 Proxy Statement 34

New Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our Common Stock at various future dates, the actual number of shares that may be purchased by any individual is not determinable.

Past Participation in the ESPP

The table below sets forth the number of shares purchased by each of our named executive officers and other employees of the Company and participating subsidiaries and affiliates under the ESPP, including all current executive officers as a group, since the inception of the ESPP through March 31, 2017. Non-employee directors are not eligible to participate in the ESPP.

Name and Position	Aggregate Number of Shares Purchased
Carl Bass
Former President and Chief Executive Officer	31,208
R. Scott Herren,
SVP and Chief Financial Officer	477
Andrew Anagnost,
Co-CEO, Chief Marketing Officer and SVP, BSM	33,550
Steven M. Blum
SVP, Worldwide Sales and Services	17,197
Amar Hanspal
Co-CEO, Chief Product Officer and SVP, PDG	18,275
All current executive officers as a group	173,830
All employees, excluding current executive officers as a group	53,192,902

Federal Tax Aspects

The following summary briefly describes U.S. federal income tax consequences of rights under the ESPP, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws or the tax consequences of a participant’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult with their own professional tax advisors concerning tax aspects of rights under the ESPP. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

423 Plan Options

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the Offering Period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, and (b) an amount equal to fifteen (15%) of the fair market value of the shares as of the Offering Date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant unless ordinary income is recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding periods described above.

2017 Proxy Statement 35

Non-423 Plan Options

The ESPP also authorizes the grant of options to employees outside the United States under the Non-423 Plan, which is not intended to qualify under the provisions of Section 423 of the Code. If the option is granted under the Non-423 Plan, then the amount equal to the difference between the fair market value of the stock on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

The Company generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. For U.S. participants, FICA/FUTA taxes will be due in relation to ordinary income earned as a result of participation in the Non-423 Plan.

2017 Proxy Statement 36

PROPOSAL SIX - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2012 EMPLOYEE STOCK PLAN

Background and Purpose

We provide equity compensation to our employees as an incentive to increase long-term stockholder value. Our equity program, is broad-based in that all employees, where legally allowed, are eligible to receive equity award grants. During fiscal 2017, approximately 39% of our eligible worldwide employees received an equity award grant.

The purposes of the Autodesk, Inc. 2012 Employee Stock Plan, as amended and restated (the “2012 Stock Plan”) are to attract and retain the best available employees for key positions, to provide additional incentive to our employees, to further align the interests of our employees with those of our stockholders, and to promote the success of our business. We believe that equity awards should be a key part of employee compensation, that equity awards encourage employees to run the business with a focus on drivers of stockholder value, and that equity awards enable us to compete effectively for the best talent in the software industry.

We are asking you to approve an amendment and restatement of the 2012 Stock Plan to increase the number of shares of Common Stock reserved for issuance by 12.2 million shares. In addition we are making amendments to enhance the design and administration of the plan, eliminate potential ambiguities in plan interpretation, and enhance compliance with applicable regulations under Section 409A of the Code. One such clarification is that shares repurchased by Autodesk on the open market using option exercise proceeds may not be used again for future grants or sales under the plan.

Approval of the amendment and restatement of the 2012 Stock Plan will also constitute re-approval, for purposes of Section 162(m) of the Code, regarding the deductibility of performance-based compensation of the material terms of the performance measures contained in the 2012 Stock Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code, as described in the “Performance Goals” section of this proposal. One of the conditions for compensation to be considered “performance-based” under Section 162(m) of the Code is that the material terms under which performance-based compensation will be paid be disclosed to and approved by the stockholders every five years. By approving the amendment and restatement of the 2012 Stock Plan, the stockholders will be approving the material terms of the performance goals under the 2012 Stock Plan.

As further described below, we are seeking your approval so that we can continue to use the 2012 Stock Plan as a mechanism to achieve Autodesk’s employee performance, recruiting and retention goals. The Board adopted, subject to stockholder approval, the amendment and restatement of the 2012 Stock Plan on March 14, 2017. In its determination to approve the requested share increase amount, the Board considered: (1) projected future equity needs based on past equity grant practices, (2) compensation consultant advice, (3) our objective to manage our burn rate so that we stay within our Board-established burn rate limit and (4) guidelines published by a major stockholder advisory group. See “Stock Subject to the 2012 Stock Plan” in this proposal for more information relating to the maximum amount of stock subject to the 2012 Stock Plan.

Based on the number of awards granted in each of fiscal 2015, 2016 and 2017, we believe that unless stockholders approve this amendment and restatement of the 2012 Stock Plan, shares available to grant will be depleted in the fourth quarter of fiscal 2019. If we run out of shares, it will severely diminish the viability of this important employee incentive compensation program and we will no longer be able to use equity awards to attract key talent or reward and retain our critical employees. We are asking stockholders to approve the amendment so that Autodesk can continue to attract, retain and motivate employees who will help achieve our business objectives. We anticipate that if the amendment is approved, we will have sufficient shares to grant equity awards into the fourth quarter of fiscal 2021, though we may seek additional shares sooner. Since the 2012 Stock Plan was adopted by stockholders in January 2012, Autodesk has received stockholder approval to increase the number of shares subject to the plan by 23.9 million shares.

The Importance of the Proposed Increase in Shares for Autodesk, our Employees and Stockholders

We believe that the approval of the amendment and restatement of the 2012 Stock Plan and the continued ability to grant equity awards are critical to our sustained success. Equity compensation is essential to attracting and retaining talented employees, keeping employees motivated, particularly in the highly competitive technology industry, and aligning the interests of our

2017 Proxy Statement 37

employees with those of our stockholders. If the amendment is not approved at the Annual Meeting, it would materially hamper our ability to attract, retain and motivate the talent we need and could have an adverse effect on our performance.

Equity compensation is a key component of employee compensation and company culture, and the same is generally true within the technology industry, where we generally compete for talent. Equity awards give employees the perspective of an owner with a stake in the success of Autodesk. We believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding and encouraging employee contributions to our success. Furthermore, we believe that equity awards provide an additional retention tool.

The restricted stock units (“RSUs”) and performance stock units (“PSUs”) that Autodesk currently grants under the 2012 Stock Plan generally vest over three years. During fiscal 2015, 2016 and 2017, PSUs made up at least one-half of the annual equity awards granted to our executives (all employees at or above the vice president level) and are earned only if Autodesk achieves specific levels of operating performance and TSR relative to the companies in a software index over one, two and three years. Although Autodesk has the ability to grant stock options to employees under the 2012 Stock Plan, we have not done so since October 2012. The 2012 Stock Plan allows Autodesk the flexibility to adapt its equity compensation program to meet the Company’s needs in a rapidly evolving business environment.

We believe that we must offer competitive compensation packages in order to attract, retain and motivate people who can keep us on a course of continued success. Should the 2012 Stock Plan not be reapproved by stockholders, it is conceivable that salary increases could mitigate some of the immediate compensation decrease due to a lack of PSUs and RSUs. However, we believe that over time we would be at a significant competitive disadvantage due to reduced alignment between the interests of our employees with those of our stockholders as well as the diminished power of retention provided by cash salaries relative to equity compensation. In recent years, our ability to offer competitive equity compensation packages was integral to hiring and retaining key performers who have been instrumental in achieving our recent success. We believe our equity compensation program has been critical in attracting and retaining a highly skilled work force which in turn is a key driver of stockholder value.

Significant Historical Award Information

Broad-Based Granting

Subject to local law restrictions in certain countries, all of our employees are eligible to receive equity award grants, as determined by the Board or a committee of the Board (the “Administrator”). As of March 31, 2017, approximately 8,820 employees worldwide are eligible to receive equity incentive award grants and approximately 52% of our eligible employees worldwide hold equity incentive award grants.

Outstanding Awards and Share Pool Under All Equity Incentive Plans

The 2012 Stock Plan is the only active employee equity incentive plan under which we grant incentive equity awards, though we do grant equity awards to our non-employee directors under the 2012 Outside Directors' Stock Plan. Below is information regarding outstanding awards and the available share pool under the 2012 Stock Plan, the 2012 Outside Directors' Stock Plan, and all equity incentive plans (including non-employee director and terminated stock plans) in the aggregate.

				Unreleased
				restricted stock
		Weighted average	Weighted average	units and
	Stock options	exercise price for	contractual life for	performance
	outstanding as	outstanding stock	outstanding stock options	stock units (at	Available for grant
(in millions, except otherwise	of January 31,	options as of January	as of January 31, 2017 (in	target) as of	as of January 31,
noted)	2017(1)	31, 2017 ($)	years)	January 31, 2017	2017 (2) (3)
2012 Stock Plan	—	35.77	5.0	7.5	12.4
2012 Outside Directors'
Stock Plan	—	—	—	0.1	0.9

All equity incentive plans
(including non-employee
director and terminated
stock plans)	0.6	39.25	3.1	7.6	13.3

2017 Proxy Statement 38

____________________

(1)	The Company did not have any Stock Appreciation Rights outstanding as of January 31, 2017.
(2)	Under the 2012 Stock Plan, stock-based awards are granted from a pool of available shares, with stock options counting as 1 share and full value awards (e.g., RSUs and PSUs) counting as 1.79 shares. Pool of shares shown as available is based on 1 share per award assuming the grant of stock options; less full value awards (1.79 shares per award) would be available for grant.
(3)	The 2012 Outside Directors' Stock Plan is the only active non-employee director equity plan, but non-employee director stock options remain outstanding from a predecessor plan. Under the 2012 Outside Directors' Stock Plan, stock-based awards are granted from a pool of available shares, with stock options counting as 1 share and full value awards (e.g., RSUs) counting as 2.11 shares.

Alignment of Named Executive Officer Interests with Stockholder Interests

Equity awards represented approximately 80% of the total compensation of our NEOs in fiscal 2017 as disclosed in the Summary Compensation Table. Our NEOs received 11% of the shares subject to awards approved during fiscal 2017. See "Equity Awards Granted to Certain Persons" in this proposal for the aggregate number of shares of Common Stock subject to RSUs and PSUs granted to our NEOs and the other individuals and groups under the 2012 Stock Plan.

No decisions have been made with respect to equity grants to any of our employees or NEOs for any future years, although all are eligible for grants.

Dilution and Stock Repurchase Program

Dilution

Autodesk recognizes the dilutive impact of our equity plans on our stockholders and continuously strives to balance this concern with the multitude of benefits associated with providing equity compensation to employees as well as the continuous competition for talent. In its determination to approve the amendment and restatement of the 2012 Stock Plan, our Compensation Committee reviewed analyses, which included an analysis of burn rate, outstanding awards and awards available for grant. The Board believes the potential dilution to stockholders is reasonable and sustainable relative to peer and market practices. Potential dilution to stockholders is measured by two metrics: gross burn rate and equity overhang.

Gross Burn Rate

Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the weighted shares outstanding ("WSO"). We calculate this formula in two different ways. Under one calculation, we count each option, RSU and PSU as 1.0 share. Under an alternative calculation, based on the fungible nature of our full value share, each RSU or PSU granted is counted as 1.79 shares. The gross burn rate measures indicate the rate at which Autodesk is creating potential future stockholder dilution. The following table shows our alternate gross burn rates during our last three fiscal years.

			Total
			Performance	Autodesk Gross	Autodesk Gross
		Total Restricted	Stock Units	Burn Rate (RSUs	Burn Rate (RSUs
	Total Options	Stock Units	Granted at	and PSUs	and PSUs
	Granted (in	Granted (in	Target (in	Counted as 1.0	Counted as 1.79
Period Ended	millions)	millions) (1)	millions) (1)	Share Each)	Share Each)
Fiscal Year Ended January 31, 2017	—	3.8	0.4	1.9%	3.4%
Fiscal Year Ended January 31, 2016	—	3.6	0.4	1.8%	3.2%
Fiscal Year Ended January 31, 2015	—	4.0	0.5	2.0%	3.5%
____________________

(1)	Actual number of RSUs and PSUs granted during the fiscal year, not taking into account the 1.79 fungible share counting formula.

Equity Overhang

The Board and executive officers have worked to maintain a reasonable equity overhang amount. The impact of (a) active equity awards, plus shares available for grant under our active equity incentive plans, as a percentage of (b) the Company’s WSO during the period, which we refer to as “overhang,” provides a measure of future dilutive impact. The following table shows information regarding our overhang during our last three fiscal years.

2017 Proxy Statement 39

		Total Restricted
		Stock and	Total Performance
	Total Options	Restricted Stock	Stock Units (at	Shares
	Issued and	Units Issued and	Target) Issued and	Available for
	Outstanding	Unreleased (in	Unreleased (in	Grant (in	Autodesk
Period Ended	(in millions)	millions)	millions)	millions)	Overhang
Fiscal Year Ended January 31, 2017	0.6	6.8	0.8	13.3	9.7%
Fiscal Year Ended January 31, 2016	1.6	6.9	0.8	19.6	12.8%
Fiscal Year Ended January 31, 2015	2.7	7.0	0.9	14.3	10.9%

If Proposal Six is approved by our stockholders, our equity overhang will increase by 5.5%.

Stock Repurchase Program

We maintain a policy of repurchasing stock to offset dilution from the issuance of stock under our employee stock plans and to reduce shares over time as facts and circumstances warrant. We repurchased approximately 9.7 million shares in fiscal 2017, 8.5 million shares in fiscal 2016 and 6.9 million shares in fiscal 2015. As of January 31, 2017, 26.6 million shares of Common Stock remained available for repurchase under the Board-authorized stock repurchase program.

Equity Compensation Governance Practices

The Board maintains certain policies relating to our equity compensation program. Most of these policies are not expressly part of the 2012 Stock Plan. However, they are important to understanding Autodesk’s use of equity compensation as part of our employees’ total compensation package.

Limitations on Annual Equity Grants

Our Board is committed to maintaining a reasonable annual equity grant rate. The Board maintains an annual equity award percentage limitation policy, which limits the number of shares underlying equity awards that we can grant under our equity compensation plans. This policy provides that the aggregate number of shares underlying equity awards granted pursuant to the 2012 Stock Plan on a gross burn rate basis will not exceed 4% with each RSU and PSU granted is counted as 1.79 shares. Awards issued in connection with business combinations, to newly appointed senior executive officers, and to non-employee directors are not included in calculating whether the 4% gross burn rate limitation has been reached. In addition to these exclusions, each RSU and PSU granted is counted as 1.79 shares toward the limitation. Gross burn rate calculations are based on gross awards and are not net of cancellations.

Director and Executive Equity Holding Program

We encourage our directors and executive officers to be Autodesk stockholders through participation in our equity plans and mandatory stock holding requirements. The requirement for stock holdings provides that executive officers must attain an investment position in Autodesk stock equal to a fixed number of shares that varies based on the individual’s scope of responsibilities, and directors must attain an investment position in Autodesk stock of at least 10,000 shares. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. As of March 31, 2017, all of our directors and executive officers complied with the applicable stock holding requirements. See “Executive Compensation-Compensation Discussion and Analysis” below for additional information regarding Autodesk’s stock ownership guidelines.

No In-the-Money Stock Options

Stock options may not be granted with an exercise or base price less than the fair market value, generally the closing price, of our Common Stock on the date of grant.

Prohibition Against Stock Option Repricings

By prohibiting the repricing of stock options under all of Autodesk’s equity plans, including the 2012 Stock Plan, the Board has eliminated the possibility of achieving gain from stock options unless all stockholders can benefit from the effect of an increase in stock price.

Section 162(m) Qualification

2017 Proxy Statement 40

The 2012 Stock Plan is designed to allow Autodesk to grant awards that may be intended to qualify as performance-based compensation under Section 162(m) of the Code, including equity awards and incentive cash bonuses. When making decisions about the amount and form of compensation paid, we consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, authorize awards under the 2012 Stock Plan that do not comply with an exemption from the deductibility limit under Section 162(m) when it believes such payments are appropriate to attract and retain talent.

Independent Administration

The Compensation Committee, which consists of only non-employee directors, administers the 2012 Stock Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2012 EMPLOYEE STOCK PLAN.

Description of the 2012 Stock Plan

The following paragraphs summarize the principal features of the 2012 Stock Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2012 Stock Plan, including the proposed amendment and restatement, which is attached hereto as Appendix C.

Awards

The 2012 Stock Plan permits the grant of incentive stock options, nonqualified stock options, restricted stock, and RSUs (each individually, an “Award”), with time-based and/or performance-based vesting.

Stock Subject to the 2012 Stock Plan

We are asking stockholders to approve the amendment and restatement of the 2012 Stock Plan to increase the number of shares reserved for issuance under the 2012 Stock Plan by 12.2 million shares. If stockholders approve the increase, the maximum aggregate number of shares of Common Stock which may be issued under the 2012 Stock Plan will be 51.25 million shares (including those shares remaining available for issuance under the 2008 Employee Stock Plan as of January 6, 2012), plus that number of shares that are subject to equity awards granted under all of our expired or terminated employee equity compensation plans that were outstanding as of January 6, 2012, the effective date of the 2012 Stock Plan, and thereafter terminate, expire, lapse or are forfeited for any reason, not to exceed 6.0 million shares. The maximum aggregate total of shares of Common Stock which may be issued under the amended and restated 2012 Stock Plan may not exceed 57.25 million shares.

Each share subject to an incentive stock option or nonqualified stock option counts against the shares authorized for issuance under the 2012 Stock Plan as one share, and each share subject to an Award of restricted stock, RSUs or PSUs counts against the shares authorized for issuance under the 2012 Stock Plan as 1.79 shares. If an Award expires or becomes unexercisable for any reason, the unpurchased or forfeited shares that were subject to the Award may be returned to the 2012 Stock Plan (unless the 2012 Stock Plan has terminated) and may become available for future grant. Each share that is subject to an Award of stock options granted under the 2012 Stock Plan that is forfeited to or repurchased by Autodesk shall count as having returned one share to the total number of shares available for future grant or sale under the 2012 Stock Plan. Each share that is subject to an Award of restricted stock, RSUs or PSUs granted under the 2012 Stock Plan that is forfeited to or repurchased by Autodesk will count as having returned 1.79 shares to the total number of shares available for future grant or sale under the 2012 Stock Plan. However, under the proposed amendment and restatement, shares that are repurchased by Autodesk on the open market with proceeds from the exercise of stock options will not become available again for future grant or sale under the 2012 Stock Plan. In addition, shares used to pay the tax and exercise price of an award will not become available for future grant or sale.

2017 Proxy Statement 41

Administration

The 2012 Stock Plan may be administered by the Board or a committee of the Board (the “Administrator”). Subject to the provisions of the 2012 Stock Plan, the Administrator has the authority to: (1) construe and interpret the 2012 Stock Plan and Awards granted under the plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations and sub-plans relating to the plan, (3) select the persons to whom Awards are to be granted, (4) determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms, conditions and restrictions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement to be entered into between Autodesk and the participant), (7) modify or amend any outstanding Award subject to applicable legal restrictions (except that repricing of a stock option without stockholder approval is prohibited), (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the plan, (10) allow participants to satisfy withholding tax obligations in such manner as may be determined by the Administrator in accordance with the terms of the 2012 Stock Plan, (11) determine the fair market value of our Common Stock, (12) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the plan. All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of Awards and on all persons deriving their rights therefrom. The Board has currently delegated to the Compensation Committee authority to grant equity awards to all employees including executive officers of Autodesk.

Eligibility to Receive Awards

The 2012 Stock Plan provides that stock options, restricted stock, RSUs and PSUs may be granted only to our employees.

Term

The 2012 Stock Plan will expire on June 30, 2022.

No Repricing

The 2012 Stock Plan prohibits repricing of stock options, including by way of an exchange for Awards with a lower exercise price, a different type of Award, cash, or a combination thereof, without stockholder approval.

Terms and Conditions of Stock Options

Each stock option granted under the 2012 Stock Plan is evidenced by a written or electronic stock option agreement between the optionee and Autodesk and is subject to the following terms and conditions:

●

Section 162(m) Share Limit for Stock Options. So that it is possible for stock options to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant may be granted stock options to purchase more than 1.5 million shares in any fiscal year, except that stock options to purchase up to 3.0 million shares may be granted in a participant’s first fiscal year of service.

●

Exercise Price. The Administrator sets the exercise price of the shares subject to each stock option, provided that the exercise price cannot be less than 100% of the fair market value of our Common Stock on the stock option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Autodesk or any of its subsidiaries (a “10% Stockholder”).

●

Form of Consideration. The means of payment for shares issued upon exercise of a stock option is specified in each stock option agreement. Payment generally may be made by cash, check, other shares of Autodesk’s Common Stock owned by the optionee, delivery of a properly executed notice with such other documentation as the Administrator and broker may require and the sale proceeds required to pay the exercise price, or by a combination of the foregoing.

●

Exercise of the Stock Option. Each stock option agreement will specify the term of the stock option and the date the stock option is to become exercisable. No stock option granted under the 2012 Stock Plan may be exercised more than ten (10) years after the date of grant. Incentive stock options granted to a 10% Stockholder will have a term of no more than five (5) years from the date of grant.

2017 Proxy Statement 42

●

Termination of Employment. If an optionee’s employment terminates for any reason (other than death or permanent disability), all vested stock options held by such optionee under the 2012 Stock Plan expire upon the earlier of (i) such period of time as is set forth in the applicable stock option agreement(s), which Autodesk currently sets at between three and twelve months, or (ii) the expiration date of the stock options.

●

Permanent Disability. If an optionee is unable to continue employment as a result of permanent and total disability (as defined in the Code), all vested stock options held by such optionee under the 2012 Stock Plan expire upon the earlier of (i) twelve months after the date of termination of the optionee’s employment, or (ii) the expiration date(s) of the stock options.

●

Death. If an optionee dies while employed by us, all stock options held by such optionee under the 2012 Stock Plan expire upon the earlier of (i) twelve months after the optionee’s death, or (ii) the expiration date(s) of the stock options. The executor or other legal representative of the optionee may exercise all or part of the optionee’s stock options at any time before such expiration.

●

ISO Limitation. If the aggregate fair market value of all shares subject to an optionee’s incentive stock options that are exercisable for the first time during any calendar year exceeds $100,000, the excess stock options will be treated as nonqualified stock options.

Term and Conditions of Restricted Stock and Restricted Stock Units

Each Award of restricted stock or RSU granted under the 2012 Stock Plan is evidenced by a written or electronic restricted stock agreement between the participant and Autodesk and is subject to the following terms and conditions:

●

Section 162(m) Share Limit for Restricted Stock and RSUs. So that it is possible for Awards of restricted stock and RSUs to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant may be granted more than 750,000 shares of restricted stock (and/or RSUs) in any fiscal year, except that up to 1.5 million shares of restricted stock (and/or RSUs) may be granted in a participant’s first fiscal year of service.

●

Vesting and Other Restrictions. In determining whether to make an Award of restricted stock or RSUs, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate. However, if the Administrator desires that the Award qualify as “performance-based compensation” under Section 162(m) of the Code, any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information). The performance goals may be applied on a company-wide, business unit, industry group or individual basis, as deemed appropriate in light of the participant’s specific responsibilities. Such performance goals may also be applied to Awards that are not intended to comply with Section 162(m) of the Code.

●

Stockholder Rights. A holder of restricted stock will have the full voting rights of a holder of Common Stock, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to shares of Common Stock unless otherwise provided in the Award agreement. Such dividends and distributions generally will be subject to the same vesting criteria as the shares of restricted stock upon which the dividends or distributions are paid. A holder of RSUs will not have stockholder rights unless and until the RSUs vest and shares of Common Stock are delivered to the RSU holder.

Performance Goals

The Administrator, in its discretion, may make performance goals applicable to a participant with respect to an Award. As provided under the 2012 Stock Plan, at the Administrator’s discretion, performance goals with respect to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on one or more of the following business criteria:

●	Earnings per share
●	Net income
●	Operating margins
●	Revenue

2017 Proxy Statement 43

●	Total stockholder return
●	Recurring revenue (including annualized)
●	Bookings
●	Billings
●	Number of customers
●	Objective customer indicators
●	Expenses
●	Cost reduction goals
●	Economic value added
●	Cash flow (including operating cash flow or free cash flow)
●	Cash flow per share
●	Sales or revenue targets, including product or product family targets

Any criteria used may be measured, as applicable (1) on a pro forma basis (as defined in the 2012 Stock Plan), (2) in absolute terms, (3) in relative terms (including, but not limited to, the passage of time and/or against another company or companies or financial metrics), (4) on a per-share and/or share per capita basis, (5) against the performance of Autodesk as a whole or particular segments, business units, industry groups or products of Autodesk, and/or (6) on a pre-tax or after-tax basis.

By granting Awards that vest upon achievement of business objectives, the Administrator may be able to preserve Autodesk’s deduction for certain compensation in excess of $1,000,000. Section 162(m) of the Code limits Autodesk’s ability to deduct annual compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance to $1,000,000 per individual. However, Autodesk can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Code are met. These conditions include stockholder approval of the material terms of the performance goals in the 2012 Stock Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The performance goals listed above, as well as the per person limits on shares covered by Awards, may permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting Autodesk to receive a federal income tax deduction in connection with such Awards. The Administrator has the ability to grant awards that do not satisfy the conditions of Section 162(m) and may do so when, in its judgment, it is appropriate to attract and retain talent. Further, there is no guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Stockholder approval of the amendment and restatement of the 2012 Stock Plan will also constitute a re-approval of the foregoing performance criteria and annual limitations on performance-based award grants for purposes of Section 162(m) of the Code.

Leave of Absence

In the event that an employee goes on a leave of absence approved by the Administrator, Award vesting will continue during such leave, except as required by law or as otherwise determined by the Administrator.

Non-Transferability of Awards

Unless otherwise determined by the Administrator, an Award granted under the 2012 Stock Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution,

2017 Proxy Statement 44

and during the lifetime of the recipient, an Award may be exercised, only by the recipient. If the Administrator makes an Award transferable, that Award will contain such additional terms and conditions as the Administrator deems appropriate. No Award may be transferred for value.

Adjustments Upon Changes in Capitalization

In the event our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock or any other increase or decrease in the number or value of issued shares of Common Stock effected without receipt of consideration by us (excluding a regular cash dividend), appropriate proportional adjustments will be made in the number of shares subject to the 2012 Stock Plan, the individual fiscal year limits applicable to Awards, the number of shares of stock subject to any Award outstanding under the 2012 Stock Plan, and the exercise price of any such outstanding option. Any such adjustment will be made by the Administrator, whose determination will be conclusive.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of Autodesk, the Administrator is required to provide notice to each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may permit a participant to exercise his or her Award until ten (10) days prior to such transaction. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award will lapse in full, and that any Award vesting will fully accelerate, if the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent they have not been previously exercised, all outstanding Awards will terminate immediately prior to the consummation of such proposed dissolution or liquidation.

Change of Control

In the event of a change of control, the successor corporation (or its parent or subsidiary) is required to assume or substitute each outstanding Award. If the successor corporation refuses to assume the Awards or to substitute equivalent Awards, such stock options, restricted stock and RSUs will become 100% vested, all restrictions on restricted stock will lapse, and all performance goals or other vesting criteria with respect to Awards with performance-based vesting will be deemed achieved at 100% target levels and all other terms and conditions met. In such event, the Administrator is required to provide notice to each participant that each stock option subject to exercise is fully exercisable for fifteen days from the date of such notice and will terminate upon expiration of such period.

Amendment, Suspensions and Termination of the 2012 Stock Plan

Autodesk’s Board may at any time amend, alter, suspend or terminate the 2012 Stock Plan. However, to the extent necessary and desirable to comply with any applicable law, Autodesk will obtain stockholder approval of any amendment in such a manner and to such a degree as required. In addition, as noted above under the section entitled “No Repricing,” stock options may not be repriced without stockholder approval.

New Plan Benefits

The number of future Awards (if any) that an employee may receive under the 2012 Stock Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The number of equity awards granted to each of our NEOs during the last fiscal year is set forth below under “Grants of Plan-Based Awards in Fiscal 2017.” In addition, the number of equity awards granted to each of our NEOs through March 31, 2017 is set forth below under "Equity Awards Granted to Certain Persons." The number of equity awards granted in the future may be different from the numbers granted in fiscal 2017 and fiscal 2018. Non-employee directors are not eligible to participate in the 2012 Stock Plan. During fiscal 2017, non-NEO employees as a group were granted 3.7 million shares subject to RSUs and PSUs (at target). The closing price for shares of Common Stock on March 31, 2017 was $86.47.

2017 Proxy Statement 45

Equity Awards Granted to Certain Persons

The aggregate number of shares of Common Stock subject to options and RSUs granted to our NEOs and the other individuals and groups indicated under the 2012 Stock Plan since its inception through March 31, 2017 is reflected in the table below:

		Restricted Stock
		Units and
		Performance
	Stock Options	Stock Units
	Granted	Granted
Carl Bass (1)
President and Chief Executive Officer	—	985,983
R. Scott Herren,
SVP and Chief Financial Officer	—	178,369
Andrew Anagnost (1)
Co-CEO, Chief Marketing Officer and SVP, BSM	—	279,011
Steven M. Blum
SVP, Worldwide Sales and Services	—	214,311
Amar Hanspal (1)
Co-CEO, Chief Product Officer and SVP, PDG	—	272,993
Current Executive Officer Group (including NEOs listed above)	—	2,290,319
Non-Executive Director Group	—	—
Current and Former Employee Group other than Current Executive Officer Group	140,700	18,892,423
____________________

(1)	Mr. Bass resigned as President and Chief Executive Officer effective February 8, 2017. The Board appointed Dr. Anagnost and Mr. Hanspal as Co-CEOs to jointly hold the newly-created Office of the Chief Executive Officer, effective upon Mr. Bass' Resignation.

No nominees for election as director (other than our former CEO) or associates of any directors or executive officers have received grants under the 2012 Stock Plan and no person has received 5% of the awards granted under the 2012 Stock Plan.

Our executive officers have an interest in Proposal Six because they are eligible to receive Awards under the 2012 Stock Plan.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under our equity compensation plans, as of January 31, 2017:

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding	(excluding securities
	warrants and rights (in	options, warrants	reflected in column (a)) (in
Plan category	millions) (#)(1)	and rights ($)	millions) (#)
Equity compensation plans approved by security				(2)
holders	8.2	$39.25	58.9	(3)
Total	8.2		58.9
____________________

(1)	Includes stock options, restricted stock units and performance stock units at target.
(2)	Included in this amount are 45.6 million securities that were available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan ("ESPP"). On March 14, 2017, the Board reduced the number of shares reserved for issuance under the ESPP by 35.6 million shares. Taking into account the March 14, 2017 ESPP reduction in shares, amounts shown as available for grant as of January 31, 2017 would have been 23.3 million shares.
(3)	Amounts shown as available are calculated based on 1 share per stock option award under the 2012 Stock Plan; less shares would be available for full value awards (e.g. RSUs and PSUs) which count as 1.79 share per award.

2017 Proxy Statement 46

Federal Tax Aspects

The following summary briefly describes U.S. federal income tax consequences associated with Awards granted under the 2012 Stock Plan, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws or the tax consequences of a participant’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Award holders should consult with their own professional tax advisors concerning tax aspects of their Awards The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

Nonqualified Stock Options

No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares of Common Stock will be taxed as capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, if applicable). If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Common Stock on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be taxed as capital gain or loss.

Restricted Stock and Restricted Stock Units

A participant generally will not have taxable income upon grant of restricted stock or RSUs. Instead, generally the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares on that date or the cash received, minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements regarding an individual’s deferral and distribution elections and distribution events. Awards granted under the 2012 Stock Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Autodesk

Autodesk generally is entitled to a tax deduction for awards under the 2012 Stock Plan in amounts equal to the ordinary income realized by participants at the time participants recognizes income (e.g., the exercise of a nonqualified stock option). As discussed above, special rules limit the deductibility of compensation paid to our CEO and other “covered employees” under Code Section 162(m) and applicable guidance. However, the 2012 Stock Plan is designed to permit, but not require, the Administrator to grant equity awards that qualify as “performance-based compensation” under Code Section 162(m), permitting Autodesk to receive a federal income tax deduction for such awards. Time-based RSUs do not vest based on performance goal attainment, so our federal income tax deduction for grants of time-based RSUs to “covered employees” will be limited.

For more information about equity compensation plans approved by our stockholders, please see “Executive Compensation-Equity Compensation Plan Information.”

2017 Proxy Statement 47

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board's exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy. On a regular basis, the Board reviews our governance practices, corporate governance developments and stockholder feedback to ensure continued effectiveness.

The Board first adopted the Guidelines in December 1995 and has refined them periodically since.

●

In March 2007, the Board amended the Guidelines to provide for majority voting in director elections, except for contested elections. The 2007 amendments also required each director to submit a resignation that will take effect if such director fails to receive a majority vote in any subsequent election and the Board accepts the resignation.

●	In March 2009, the Board amended the Guidelines to provide for a non-executive Chairman of the Board.
●	In March 2010, the Board amended the Guidelines to, among other things, clearly outline the Board's responsibility for overseeing Autodesk's risk management.
●	In December 2011, the Board amended the Guidelines to address changes in a director's occupation, among other things.
●	In December 2016, the Board amended the Guidelines to enhance related party transaction processes, align restrictions relating to multiple directorships, and expand on compliance.

The Guidelines are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees, and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents, and all individuals reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.” We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of these Codes that are required to be disclosed by the rules of the SEC or The NASDAQ Global Select Market (“NASDAQ”).

Stock Ownership Guidelines

The Board believes directors and executive officers should have a meaningful financial stake in Autodesk in order to further align their interests with Autodesk’s stockholders. To that end, the Board has adopted mandatory ownership guidelines for the directors and executive officers. The stock ownership guidelines provide that, within a four-year period, executive officers must attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors must attain an investment position in Autodesk stock of at least 10,000 shares. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” on page 68 for additional information regarding Autodesk's stock ownership guidelines.

2017 Proxy Statement 48

Independence of the Board

As required by applicable NASDAQ listing standards, a majority of the members of our Board qualify as “independent.” The Board has determined that, with the exception of Carl Bass, our former President and Chief Executive Officer, all of its members are “independent directors” as that term is defined by applicable NASDAQ listing standards. That definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. The Board also previously determined that J. Hallam Dawson, Per-Kristian Halvorsen and Steven M. West, who served on the Board during fiscal 2017, were independent under applicable SEC rules and NASDAQ listing standards for membership on the Board and on all committees of the Board on which they served prior to their respective resignations.

In addition, as further required by applicable NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determinations, the Board considered that Ms. McDowell and Messrs. Smith and Clarke are executive officers at entities that have arms-length, ordinary course commercial relationships with Autodesk and that amounts paid or received by those entities for products or services in fiscal 2017 were not material. The Board determined that the foregoing relationships would not interfere with the exercise of independent judgment by Ms. McDowell and Messrs. Smith and Clarke in carrying out their responsibilities as directors.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure. The Chairman presides at executive sessions, which are intended to facilitate open discussion among the independent directors.

Outside Board Memberships

We have a highly experienced and engaged Board of Directors. We value the diverse perspectives that our directors’ outside Board memberships bring to our Boardroom. Directors who serve on other public company boards offer advice and insights with regard to the dynamics and operation of a Board of Directors, the relations of a board with senior management and oversight of a changing mix of strategic, operational and compliance-related matters.

However, in order to ensure sufficient time and attention to meet the responsibilities of Board membership, our Corporate Governance Guidelines state that directors shall serve on no more than five boards of directors of publicly traded companies, including this Board, without consent of the Corporate Governance Committee. Per our corporate governance guidelines, directors shall advise the Chairman of the Board or the Lead Independent Director, as applicable, and the Corporate Governance Committee before accepting an invitation to serve on an additional for-profit corporate board of directors. The Corporate Governance Committee reviews on an annual basis, in the context of recommending a slate of directors for stockholder approval, the composition of the Board, including matters such as other board commitments.

We recognize that Mr. Hill currently sits on more than five public company boards of directors. However, he brings extensive skills and experience to our Board and is a highly engaged director, having attended 100% of meetings since joining the Board. Additionally, it is important to note that, as stated in a Form 8-K filed by Yahoo!, Inc. on April 18, 2017, Mr. Hill has indicated that he will not stand for reelection at Yahoo!'s upcoming annual meeting of stockholders regardless of whether the pending acquisition of Yahoo! by Verizon Communications Inc. has closed.

Board Meetings and Board Committees

The Board held a total of eight meetings (including regularly scheduled and special meetings) during fiscal 2017. Each director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member during fiscal 2017. The Board currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee. Each committee has adopted a written charter approved by the Board. All three charters are available on Autodesk's website at www.autodesk.com under “Investor Relations-Corporate Governance.”

2017 Proxy Statement 49

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Betsy Rafael (Chair), Jeff Clarke and Lorrie M. Norrington, each of whom is “independent” as such term is defined for audit committee members by applicable NASDAQ listing standards. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held nine meetings during fiscal 2017.

See “Report of the Audit Committee of the Board of Directors” on page 90 for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Mary T. McDowell (Chair), Scott Ferguson and Stacy J. Smith, each of whom qualifies as independent for compensation committee purposes under applicable NASDAQ listing standards, the requirements of Section 162(m) of the Code, and SEC Rule 16b-3.

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options, RSUs and PSUs to executive officers and non-executive employees under our stock plans. As non-employee directors, the members of the Compensation and Human Resources Committee are not eligible to participate in Autodesk’s discretionary employee stock programs. RSUs are granted automatically to non-employee directors under the non-discretionary 2012 Outside Directors' Stock Plan.

See “Executive Compensation-Compensation Discussion and Analysis” on page 54 for a description of Autodesk's processes and procedures for determining executive compensation. The Compensation and Human Resources Committee may form and delegate authority to subcommittees when appropriate.

The Compensation and Human Resources Committee held 11 meetings during fiscal 2017.

The “Report of the Compensation Committee” is included in this Proxy Statement on page 71.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Thomas Georgens (Chair), Crawford W. Beveridge and Richard S. Hill. Each of Messrs. Georgens, Beveridge and Hill qualifies as an independent director under applicable NASDAQ listing standards.

The Corporate Governance and Nominating Committee is responsible for developing general criteria regarding the qualifications and selection of members of the Board, and for recommending candidates for election to the Board. The Corporate Governance and Nominating Committee also is responsible for developing overall governance guidelines, overseeing the performance of the Board, and reviewing and making recommendations regarding director composition and the mandates of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by Autodesk stockholders. For more information, see “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” on page 52.

The Corporate Governance and Nominating Committee held four meetings during fiscal 2017.

Board Leadership Structure

Our Corporate Governance Guidelines direct the Board to fill the Chairman of the Board and Chief Executive Officer positions after considering a number of factors, including the current size of our business, composition of the Board, current candidates for such positions, and our succession planning goals. Currently, we separate the positions of Chief Executive Officer and non-executive Chairman of the Board. Since March 2009, Mr. Beveridge, who previously served as our Lead Director, has served as our non-executive Chairman. Our Corporate Governance Guidelines also provide that, in the event the Chairman of the Board is not an independent director, the Board must elect a “Lead Independent Director.” The responsibilities of the Chairman of the

2017 Proxy Statement 50

Board or the Lead Independent Director include setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for Autodesk at this time and demonstrates our commitment to good corporate governance.

In addition, as described above, our Board has three standing committees, consisting entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe having independent committees with independent chairpersons is an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, is responsible for the oversight of risk management. Our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board must satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board in setting our business strategy at least annually is a key part of its oversight of risk management, its consideration of our executive officers' appetite for risk, and its determination of what constitutes an appropriate level of risk. The full Board receives updates from our executive officers and outside advisers regarding certain risks Autodesk faces, including litigation, corporate governance best practices and various operating risks.

In addition, each Board committee oversees certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with Autodesk's financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Board committees report their findings to the full Board.

Senior executive officers attend all meetings of the Board and its standing committees and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Annually, the Board holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for Autodesk.

Sustainability

Autodesk’s long-standing commitment to sustainability is reflected in our products, services and operations. To help our customers imagine, design, and create a better world, we focus our efforts where we can have the greatest impact: providing sustainability-enabling solutions, delivering free sustainable design learning and training opportunities, providing software grants to qualifying nonprofits and entrepreneurs and leading by example with our sustainable business practices.

Autodesk develops solutions that our customers can use to design a future in which our built environment, infrastructure, and manufacturing serve the needs of all, within the limits of the planet. We help our customers proactively understand, optimize, and improve the environmental performance of everything they make, with a focus on resource productivity. We help them to innovate and respond to changes in climate change regulations, building codes, physical climate parameters, and other climate-related developments. We continue to expand the solutions, education, and support we offer, helping customers secure a competitive advantage for a low carbon future by designing high-performance buildings, resilient cities and infrastructure, and more efficient transportation, factories, and products.

Although our biggest opportunity to improve our shared future is through the designers who use our software, we also work to reduce the direct impact of our operations. We are investing in best practices to mitigate our greenhouse gas (GHG) emissions and climate change risk through renewable energy, energy efficiency, and disaster management and recovery strategies. We are on track to meet our science-based target to reduce our absolute GHG emissions by an estimated 43 percent between fiscal 2009 and fiscal 2021.

2017 Proxy Statement 51

Through fiscal 2016, Autodesk reduced GHG emissions for its operational boundary by 33% from our fiscal 2009 baseline to 172,000 metric tons of carbon dioxide equivalent. We achieved this through increased investment in renewable energy and energy efficiency in our global real estate portfolio, and continued transition from physical to cloud and electronic software delivery. For fiscal 2016 reporting, we added emissions from our supply chain to our measurement boundary.

The Autodesk Foundation supports people and organizations using design to tackle global challenges, such as climate change, access to clean water, and inadequate healthcare. We provide design-focused nonprofits with direct support, including funding, software (through Autodesk, Inc.), and training. The Autodesk Foundation also supports employees worldwide by matching their charitable donations of time and money to the causes and organizations they care about most, and for disaster response.

More information about our sustainability commitments and performance can be found in our annual sustainability reports, which we have published on our website since 2008. Our fiscal 2017 sustainability report will be released in the second quarter of fiscal 2018.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Human Resources Committee are Mary T. McDowell, Scott Ferguson and Stacy J. Smith. In addition, Thomas Georgens served on the Compensation and Human Resources Committee during fiscal 2017. No director who served as a member of the Compensation and Human Resources Committee during fiscal 2017 is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any director who served as a member of the Compensation and Human Resources Committee during fiscal 2017 and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer, and must include the candidate's name, home and business contact information, detailed biographical data and qualifications; information regarding any relationships between the candidate and Autodesk within the last three years; and evidence that the nominating person owns Autodesk stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

●	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.
●

The Corporate Governance and Nominating Committee oversees a periodic evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

●

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and skills on the Board. The Corporate Governance and Nominating Committee considers: (1) the current size and composition of the Board and the needs of the Board and its committees; (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, and other commitments; (3) relationships between directors and Autodesk's customers and suppliers; and (4) such other factors as the Committee may consider appropriate.

●

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that comprises directors who (1) are predominantly independent; (2) have high integrity; (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and Autodesk's business in particular; (4) have qualifications that will increase overall Board effectiveness; (5) have varied and divergent experiences, viewpoints and backgrounds; and (6) meet other

2017 Proxy Statement 52

requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
●

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references, direct interviews with the candidate, or other actions the Corporate Governance and Nominating Committee deems necessary or proper.

●

The Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm to identify director candidates, and has the authority to approve the fees and retention terms of such search firm.

●

The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.

●	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

Further, pursuant to the 2016 Settlement Agreements and the 2017 Sachem Settlement Agreement and the Board’s own evaluation, the Company agreed to appoint Messrs. Clarke, Ferguson and Hill to the Board and nominate them for election at the 2017 Annual Meeting. In accordance with the terms of the 2017 Sachem Settlement Agreement, Messrs. Ferguson and Clarke have agreed to resign from the Board and any committee of the Board on which such individuals sit, if certain conditions are met, including immediately following the later of (i) the date the New CEO is appointed and (ii) the 2017 Annual Meeting.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. However, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Attendance at Annual Stockholders Meetings by Directors

Autodesk does not have a formal policy regarding attendance by members of the Board at the Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend. All of our directors then serving attended the 2016 Annual Meeting of Stockholders, with the exception of one director who did not stand for reelection at the 2016 Annual Meeting.

Contacting the Board

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o Chief Legal Officer, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

2017 Proxy Statement 53

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 73 are referred to as our “named executive officers” or “NEOs.” For fiscal 2017, our NEOs were:

●	Carl Bass, Chief Executive Officer and President;
●	R. Scott Herren, Senior Vice President and Chief Financial Officer;
●	Andrew Anagnost, Senior Vice President, Business Strategy & Marketing and Chief Marketing Officer;
●	Steven M. Blum, Senior Vice President, Worldwide Sales and Services; and
●	Amar Hanspal, Senior Vice President, Products and Chief Product Officer.

The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables beginning on page 72.

Executive Summary

Fiscal 2017 Business Model Transition and Performance Metrics

The software industry is undergoing a transition from the PC to cloud, mobile and social computing. Our strategy is to lead the industries we serve to cloud-based technologies and business models. As part of the transition, we discontinued selling new perpetual licenses and new perpetual licenses of suites during fiscal 2017 and now offer term-based product subscriptions for our products, cloud service offerings, and flexible enterprise business agreements ("new model subscription offerings").

Over time, Autodesk’s business model transition will result in a more predictable, recurring and profitable business. However, during the transition, traditional financial metrics such as revenue, margins, EPS and cash flow from operations will be adversely impacted. This is primarily a result of revenue for new subscription offerings being recognized over time rather than up front and subscription offerings generally have a lower initial price than perpetual offerings. Despite the lower initial price, our new model subscription offerings are expected to increase the lifetime value of Autodesk’s customers.

In light of the anticipated decrease in revenue and as part of management’s commitment to spend management, during fiscal 2017, Autodesk implemented a world-wide restructuring plan. This allowed management to re-balance staffing levels and align them with the evolving needs of the business while reducing operating expenses.

To incent long-term value creation and strong financial performance during the transition, we adopted new performance metrics for our bonus and equity plans that align with the key drivers of success during the business model transition and reflect the health of the business during the transition. The following performance metrics were used for our CEO during fiscal 2017:

Performance Metrics
●	Net New Model Subscription Additions
●	New Model Annualized Recurring Revenue ("ARR")
●	Non-GAAP Total Spend
●	Total Subscription Renewal rate
●	Deferred Revenue
●	Relative TSR (multi-year)

2017 Proxy Statement 54

Our executive officers’ continued successful implementation of our business model drove the following fiscal 2017 results:

Total ARR was $1.60 billion, an increase of 16% from fiscal 2016; of which new model ARR was $529 million, an increase of 107% from fiscal 2016.
Total subscriptions were 3.11 million, an increase of 21% from fiscal 2016; of which new model subscriptions were 1.09 million an increase of 155% from fiscal 2016.
Total deferred revenue was $1.79 billion, an increase of 18% from fiscal 2016.
Total GAAP spend (cost of revenue plus operating expenses) was $ 2,531 million, an increase of 1% from fiscal 2016.
Total non-GAAP spend was $2,157 million, a decrease of 3% from fiscal 2016. A reconciliation of GAAP to non-GAAP results is provided in Appendix A.
Total subscription renewal rate was 84%.
During fiscal 2017 our stock price increased by 73.7% and over five years our stock price increased by 125.9%.

The Compensation and Human Resources Committee (the “Committee”) considered those performance factors in reaching its decisions regarding pay for the NEOs for fiscal 2017.

Say-on-Pay Results and Stockholder Outreach

Autodesk and the Committee value the input of our stockholders. In 2016, 86% of the votes cast on our Say-on-Pay proposal were favorable, which reflected strong stockholder support for our executive compensation programs. In fiscal 2017, Autodesk reached out to stockholders representing over 60% of the outstanding shares and met with governance professionals from index funds as well as portfolio managers from active funds. The breadth of the Company’s outreach program enabled us to gather feedback from a significant cross-section of Autodesk’s stockholder base. Based on these discussions, the Committee found that our stockholders were generally supportive of our executive compensation programs and the alignment between our CEO pay and Autodesk’s performance, particularly in light of our stage in the business model transition. In addition, our stockholders provided us helpful input regarding compensation design and disclosure. The Committee carefully considered stockholder feedback as part of its ongoing review of our executive compensation program and will continue to consider stockholder feedback regarding compensation design and metrics as we emerge from our business model transition.

Emphasis on Variable “At Risk” Performance Executive Compensation

Our executive compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2017, 90% of the CEO's and on average 89% of all other named executive officers' total compensation was variable in nature and “at risk” and 78% of the CEO’s and on average 82% of all other named executive officers' total compensation consisted of long-term equity. Our incentive programs reward strong annual financial and operational performance, as well as strong relative TSR over one-, two, and three-year performance periods. The charts below demonstrates the fiscal 2017 pay mix between base salary, actual short-term incentives, and targeted long-term equity compensation for the CEO and all Other NEOs.

CEO	All Other NEOs

Actual Short Term Cash Incentive: 7%
Base: 10%
Other: 1%
Long Term Equity: 82%

2017 Proxy Statement 55

2017 Executive Transition

In February 2017, Carl Bass stepped down from his role as President and CEO of Autodesk. With our business model transition well underway and on solid footing, Mr. Bass and the board have determined that now is the right time to transition leadership to guide the Company through this next phase of growth. As a result, the Board formed an interim Office of the Chief Executive to oversee the Company's day-to-day operations, which is headed by Mr. Hanspal and Dr. Anagnost who serve as interim Co-CEOs. Mr. Hanspal and Dr. Anagnost bring more than 50 years of combined experience at Autodesk, and we believe they have the right expertise and a deep understanding of the Company which ensures a smooth transition. The Board is conducting a CEO search and has retained executive search firm Egon Zehnder. Mr. Bass will remain on the Board and will be nominated for reelection at the 2017 Annual Meeting. He will also serve as a special advisor for at least three months, providing counsel to the Interim Office of the Chief Executive and supporting the transition to a new CEO.

Executive Compensation and Corporate Performance

The chart below highlights the multi-year relationship between the CEO’s total compensation, the percentage achievement against annual cash incentives as well as the Company’s annual and cumulative Total Shareholder Return.

Company Performance and Total Shareholder Return vs. CEO Total Compensation

CEO Total Compensation (000s)
Indexed Stock Price
$10,000
$5,000
$0
250%
200%
150%
100%
50%
0%
FY 13 TSR: +8%
FY 14 TSR: +32%
FY 15 TSR: +5%
FY 16 TSR: -13%
FY 17 TSR +74%; Over 5 Years +126%
Annual Cash Incentive Achievement vs. Target: 92%
Annual Cash Incentive Achievement vs. Target: 31%
Annual Cash Incentive Achievement vs. Target: 109%
Annual Cash Incentive Achievement vs. Target: 101%
Annual Cash Incentive Achievement vs. Target: 94%
$9,406
$8,297
$11,040
$12,177
$10,724
Fiscal 2013
Fiscal 2014
Fiscal 2015
Fiscal 2016
Fiscal 2017
CEO Total Compensation (000s) (1)
TSR - Year Over Year (% in Boxes)(2)
Attainment of Annual Incentive Cash Goals (3)

____________________

(1)	Total Compensation is based on the amounts in the Summary Compensation Table.
(2)	TSR shown in boxes is calculated by comparing year-over-year changes in the closing price of Autodesk’s Common Stock at each fiscal year-end. The green line reflects Autodesk’s cumulative total shareholder return indexed off of 100% from the beginning of fiscal 2013 through the end of fiscal 2017.
(3)	Percentage of achievement against annual cash incentives in place during each fiscal year.

2017 Proxy Statement 56

Fiscal 2017 Executive Compensation Decisions

Below is a description of the compensation decisions made for the NEOs based on results for the just-completed fiscal year.

Base Salary

March 2016: The Committee considered an analysis of the base salary for each executive role, but elected to keep base salaries unchanged in light of the Company’s fiscal 2017 restructuring and a desire to keep spending flat.

Annual Cash Incentive Awards

March 2017: Consistent with fiscal 2017 financial results, the Committee determined that, based on attainment of the performance metrics used within Autodesk’s cash incentive plan, the annual cash incentive award for our CEO was paid out at 93.8% of his target award opportunity, and awards for our other NEOs were paid out at 90.6% of their target award opportunity (for more discussion of cash awards, see “Annual Short-Term Incentive Compensation” below).

Equity Awards

In determining the size of equity awards, the Committee considered the Company’s performance; market data for each executive; the individual skills, experience, and performance of each executive; and the optimal mix of cash and equity compensation to ensure that equity awards would motivate the creation of long-term value while satisfying the Committee’s retention objectives.

March 2016: The Committee approved annual equity awards for our NEOs in the form of PSUs and restricted stock units (“RSUs”). Our CEO received 60% of his shares in PSUs and 40% in RSUs; the other NEOs received 50% of their shares in PSUs and 50% in RSUs. The vesting of the PSUs is contingent upon performance against the metrics used within Autodesk’s equity incentive plan.

June 2016: During the first half of fiscal 2017, the Committee had multiple discussions regarding the need to retain the existing leadership team during a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board composition. After considering alternatives, the Committee unanimously approved an additional RSU award to four of our NEOs (Mr. Herren, Dr. Anagnost, Mr. Blum and Mr. Hanspal). Mr. Bass did not receive any retention awards during fiscal 2017. The Committee elected to have one-third of the RSUs vest after 12 months and two-thirds after 24 months; the vesting schedule was chosen to promote retention throughout this critical period in the business model transition.

Compensation Guiding Principles

The Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a rigorous framework that is tied to stockholder returns, Company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards;
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	Autodesk’s TSR relative to companies in the S&P Computer Software Select Index;
●	The specific role and responsibility of the officer;
●	Each individual officer’s skills, competency, contributions and performance;
●	Internal pay parity considerations; and
●	Retention considerations.

2017 Proxy Statement 57

The Compensation-Setting Process

The Committee reviews and approves all components of each executive officer’s compensation.

CEO Pay Decisions

Throughout the year, the Committee and the other independent members of the Board, including the Chairman, review the performance of, and provide feedback to the CEO at regularly scheduled meetings and through informal discussions. Annually, the Committee meets and discusses with the other independent members of the Board the performance of the CEO during the year in light of corporate goals and objectives. The Committee takes this assessment into account, along with competitive compensation data and internal pay parity considerations, when recommending the CEO’s base salary, target annual incentive awards, and equity awards. The Committee sets target levels to be aggressive, yet achievable, with diligent effort during the fiscal year. The Committee formulates a recommendation on CEO compensation in consultation with its independent consultant, consults with the other independent directors, and then approves the CEO compensation.

Executive Officer Pay Decisions

The CEO makes recommendations to the Committee regarding the base salary, annual cash incentive awards, and equity awards for each executive officer other than himself. These recommendations are based on the CEO’s assessment of each executive officer’s performance during the year, competitive compensation data, internal pay parity and retention considerations. The CEO reports on the performance of the executive officers and their business functions during the year in light of corporate goals and objectives. The CEO bases his evaluation on his knowledge of each executive officer’s performance and from others with knowledge of their performance, including feedback provided by the executive officers and their direct reports. The Human Resources Group assists the CEO in assessing each executive officer’s performance and providing market compensation data for each role. In executing the responsibilities set forth in its charter, the Committee relies on a number of resources to provide input to the decision-making process.

Independent consultant

The Committee retained Exequity LLP as its compensation adviser for fiscal 2017. Exequity provided advice and recommendations on many issues: total compensation philosophy; program design, including program goals, components, and metrics; peer data; compensation trends in the high technology sector and general market for senior executives; the compensation of the CEO and the other executive officers; and disclosure of our executive pay programs. The Committee has considered the independence of Exequity in light of NASDAQ's listing standards for compensation committee independence and the rules of the SEC. The Committee requested and received a written confirmation from Exequity addressing the independence of the firm and its senior advisers working with the Committee. The Committee discussed these considerations and concluded that the work performed by Exequity did not raise any conflict of interest.

Management

The Committee also consults with management and Autodesk’s Human Resources Group regarding executive and non-executive employee compensation plans, including administration of Autodesk’s equity incentive plans.

Competitive Compensation Positioning and Peer Group

To ensure our executive compensation practices are competitive and consistent with the Committee’s guiding principles, Exequity and management provide the Committee with compensation data for each executive role. This data is drawn from a group of companies in relevant industries that compete with Autodesk for executive talent (the “compensation peer group”). Where sufficient data for our compensation peer group was not available, market data from similarly sized San Francisco Bay Area software companies was used. The Committee uses this data, as well as information about broader technology industry compensation practices, when deliberating on the compensation of the executive officers.

2017 Proxy Statement 58

The compensation peer group is selected based upon multiple criteria, including industry positioning, competition for talent, company size, financial results and geographic footprint. The Committee reviews the compensation peer group each year to ensure that the comparisons remain meaningful and relevant. Based on the Committee’s review, the fiscal 2017 compensation peer group consisted of the following companies:

Company	Reported Fiscal Year	Revenue ($'s in Billions)	Market Capitalization as of
			1/31/2017 ($'s in billions)
Adobe Systems, Inc.	2-Dec-16	5.85	56.04
Akamai Technologies, Inc.	31-Dec-16	2.34	11.88
CA, Inc.	31-Mar-16	4.03	12.92
Citrix Systems, Inc.	31-Dec-16	3.42	14.25
Electronic Arts, Inc.	31-Mar-16	4.4	25.61
Intuit Inc.	31-Jul-16	4.69	30.36
Juniper Networks, Inc.	31-Dec-16	4.99	10.21
Mentor Graphics Corporation	31-Jan-17	1.28	4.07
National Instruments Corporation	31-Dec-16	1.23	4.06
NetApp, Inc.	29-Apr-16	5.55	10.38
Nuance Communications, Inc.	30-Sep-16	1.95	4.62
PTC Inc.	30-Sep-16	1.14	6.08
Red Hat, Inc.	29-Feb-16	2.05	13.56
salesforce.com, inc.	31-Jan-17	8.39	55.96
Synopsys, Inc.	31-Oct-16	2.42	9.46
Autodesk, Inc.	31-Jan-17	2.03	17.93
Autodesk Percentile Ranking		27%	73%

In September 2016, the Committee reviewed the compensation peer group that would be used for fiscal 2018 compensation decision making. As a result of this review, the Committee determined that each of the current peers was still appropriate but chose to add Symantec Corporation, given its industry comparability, the fact that it competes with Autodesk for executive talent and it is headquartered in the San Francisco Bay Area.

When determining the base salary, incentive targets, equity grants and target total direct compensation opportunity for each of our NEOs, the Committee references the median data from our compensation peer group for each component and in the aggregate. In practice, actual compensation awards may be above or below the median levels, depending on Autodesk’s financial and operational performance and each executive officer’s experience, skills and performance. The Committee believes that referencing the total compensation packages of the companies in the compensation peer group keeps Autodesk’s compensation competitive and within market norms. This also provides flexibility for variances in compensation where appropriate, based on each executive officer’s leadership, contributions and particular skills or expertise as well as retention considerations.

2017 Proxy Statement 59

Principal Elements of the Executive Compensation Program

The principal elements of Autodesk’s annual executive compensation program are described below.

Element	Purpose	Operation	Payout Range	Performance Measures
Base Salary	Forms basis for competitive compensation package	Base salary reflects competitive market conditions, individual performance, and internal parity	N/A	None

Short-term Incentive Opportunities	Motivate achievement of strategic priorities relating to the business model transition while maintaining our year-over-year non-GAAP spend

Target percentage determined by competitive market practices and internal parity

Actual bonus payouts are determined by the extent to which performance compares to targeted goals established at the beginning of the performance period

			0% - 150% of target	FY 17: Performance against net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate (or, in the case of the CEO, the same metrics, plus deferred revenue)

Performance Stock Unit awards (“PSUs”)	Align compensation with key drivers of the business and relative shareholder return Encourage focus on near-term and long-term strategic objectives

Size of award determined by competitive market practices, corporate and individual performance and internal parity

Percentage of shares vesting is determined by the extent to which performance compares to targeted goals established at the beginning of the performance period

Vesting over three years

0% - 180% of target shares Change in Autodesk stock price

FY 17: Performance against net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate, adjusted based upon Autodesk’s TSR relative to companies in the S&P Computer Software Select Index over one-, two- and three-year performance periods

Autodesk stock price

Restricted Stock Unit Awards (“RSUs”)	Encourage focus on long-term shareholder value creation Promote retention

Size of award determined by competitive market practices, corporate and individual performance and internal parity and retention considerations

Recipients earn shares if they remain employed through the vesting period

Vesting over three years

			Change in Autodesk stock price	Autodesk stock price

When setting the goals for the short-term incentive opportunity and the PSUs, the Committee considered the partial overlap of goals to be appropriate at this time in light of the critical importance of these goals during this stage of the business model transition. The use of relative TSR over one-, two, and three-year performance periods against market indices differentiates PSUs from the short-term incentive program and aligns those awards with the long-term interests of our stockholders. As the Company progresses through its business model transition, the Committee will revisit the appropriateness of the overlapping metrics on an annual basis.

Base Salary

Base salary is used to provide the executive officers with a competitive amount of fixed annual cash compensation. The Committee views base salary as a reliable source of income for the executive officers and an important recruiting and retention

2017 Proxy Statement 60

tool. The Committee sets base salaries at a competitive level that recognizes the scope, responsibility, and skills required of each position, as well as market conditions and internal pay equity.

In March 2016, the Committee considered an analysis of the base salary for each executive role, the CEO’s assessment of each executive officer’s experience, skills and performance level, and Autodesk’s performance. For the CEO, the Committee consulted the other independent members of the Board to conduct a similar assessment of his experience, skills and performance. In light of the Company’s fiscal 2017 restructuring and a desire to keep spending flat, the Committee elected to not make any adjustments to executive officer salaries.

Annual Short-Term Incentive Compensation

At the beginning of each fiscal year, the Committee establishes target award opportunities, payout metrics and performance targets for the Autodesk, Inc. Executive Incentive Plan. This annual cash incentive is intended to motivate and reward participants for achieving company-wide annual financial and non-financial objectives as well as individual objectives.

Target Award Opportunities and Fiscal 2017 Executive Incentive Plan

The Committee sets the target annual cash incentive award opportunity for each eligible executive officer based on competitive assessments, the executive’s particular role, and internal parity considerations. Based on the Committee’s review of these factors, the Committee set the fiscal 2017 cash incentive target for each of the NEOs at the same percentage as it was in fiscal 2016, other than for Mr. Blum, whose base salary and short term incentive target were adjusted while his total target cash compensation remained the same. These target opportunities are expressed as a percentage of the NEO’s annualized base salary, and range from 75% to 125%. A NEO may receive an earned award that is greater or less than the target award opportunity, depending upon Autodesk’s performance.

In fiscal 2017, bonus awards for each of our NEOs were funded under the Autodesk, Inc. Executive Incentive Plan (“Fiscal 2017 EIP”). Cash bonuses under this plan are generally intended to qualify as tax deductible “performance-based compensation” to the extent allowed under Section 162(m) of the Internal Revenue Code. At the beginning of the fiscal year, the Committee established funding performance thresholds, which, if achieved, would establish maximum Fiscal 2017 EIP funding at 190% of target. For fiscal 2017, the Committee selected new model ARR, net new model subscription additions and subscription renewal rates as the funding metrics. Autodesk’s fiscal 2017 performance of $529 million in new model ARR, 0.66 million in net new model subscription additions and 84.0% in subscription renewal rates exceeded the funding threshold, resulting in the maximum bonus award funding for each executive. The Committee then exercised its negative discretion to reduce the actual bonus awards for each of the participants based on pre-established performance measures (as described below).

Company Performance Measures and Performance

At the beginning of fiscal 2017, the Committee approved Fiscal 2017 EIP performance measures to align our NEOs’ bonus opportunities with the Company’s strategic priorities of increasing new model subscriptions, ARR, managing spend, subscription renewals and deferred revenue. The metrics selected align our incentives with the key drivers of success during the business model transition. In its exercise of negative discretion, the Committee considered the performance attainment versus specific targets to determine payouts. For the CEO, the Committee assessed the performance of the Company against targets set at the beginning of the fiscal year based on the criteria below; the final award could range from 0% to 150% of the target award. This calculation yielded a bonus payout of 93.8% of target, as shown below:

Performance Metric	Weighting	Actual	Target	Funding %
Net New Model Subscription Additions	32%	0.66M	0.69M	95.6%
New Model ARR	24%	$529M	$579M	91.3%
Non-GAAP Total Spend	12%	$2,157M	$2,197M	113.5%
Total Subscription Renewal Rate	12%	84.0%	88.7%	53.0%
Deferred Revenue	20%	$1.79B	$1.68B	106.4%
Total	100%			93.8%

2017 Proxy Statement 61

For the other NEOs, the Committee assessed the performance of the Company against targets set at the beginning of the fiscal year based on the criteria below; the final award could range from 0% to 150% of the target award. This calculation yielded a bonus payout of 90.6% of target, as shown below:

Performance Metric	Weighting	Actual	Target	Funding %
Net New Model Subscription Additions	40%	0.66M	0.69M	95.6%
New Model ARR	30%	$529M	$579M	91.3%
Non-GAAP Total Spend	15%	$2,157M	$2,197M	113.5%
Total Subscription Renewal rate	15%	84.0%	88.7%	53.0%
Total	100%			90.6%

Based on these target attainments, in March 2017 the Committee approved short-term incentive awards for the NEOs as follows:

	Short-Term	Short-Term Incentive Target	Short-Term Incentive Payout	Short-Term
	Incentive			Incentive
	Target as a			Payout as a
	Percentage of			Percentage of
	Base Salary			Target
Carl Bass	125%	$1,375,000	$1,289,750	93.8%
R. Scott Herren	75%	$427,500	$387,315	90.6%
Andrew Anagnost	75%	$315,000	$285,390	90.6%
Steve M. Blum	75%	$407,143	$368,872	90.6%
Amar Hanspal	75%	$412,500	$373,725	90.6%

Fiscal 2018 Executive Incentive Plan

In fiscal 2018, the bonus awards for each of our NEOs will continue to be determined under the Autodesk, Inc. Executive Incentive Plan. Near the beginning of the fiscal year, the Committee established funding performance thresholds, which, if achieved, would establish maximum Fiscal 2018 EIP funding at 190% of target. For fiscal 2018, the Committee used net total subscription additions, total ARR and subscription renewal rate as the funding metrics.

If the funding metrics are achieved, in its exercise of negative discretion, the Committee will consider the performance attainment versus specific targets to determine payouts. The Committee will assess the financial and operational performance of the Company based on the following metrics and weighting:

Performance Metric	NEO Weighting
Total ARR	40%
Net Total Subscription Additions	30%
Total Non-GAAP Spend	15%
Subscription Renewal Rate	15%

The Committee believes that the metrics selected for fiscal 2018 will continue to align our incentives with the key drivers of success during the business model transition. The final awards for our NEOs could range from 0% to 150% of target, depending on achieved performance level. As we emerge from our business model transition we will continue to evaluate the appropriateness of these performance metrics in light of our evolving business and we expect future performance metrics will evolve accordingly.

2017 Proxy Statement 62

Long-Term Incentive Compensation

Autodesk uses long-term incentive compensation in the form of equity awards to align executive pay opportunities with stockholder value creation, and to motivate and reward executive officers for effectively executing longer-term strategic and operational objectives.

March 2016 Equity Awards

During fiscal 2017, the Committee approved annual equity awards in the form of PSUs and RSUs for the NEOs. The Committee elected to use the following mix of PSUs and RSUs to complement the performance aspects of PSUs with the long-term retention component of RSUs.

In arriving at the total number of PSUs and RSUs to award to an executive officer, the Committee considered Autodesk’s performance in fiscal 2016, competitive market data for the executive’s position, historical grants, outstanding equity, individual performance of the executive, and internal pay parity. In particular, the Committee noted the progress of Autodesk’s business model transition, including a 10% increase in ARR, a 15% increase in subscriptions, and a 31% increase in total deferred revenue. These results are indicative of strong execution during our business model transition and position the Company well for continued stockholder value creation.

As a result of this analysis, the following equity awards were approved for our NEOs in March 2016:

	Target Value of PSU + RSU
	Award	Target PSU Award (#)(1)	RSU Award (#)(1)
Carl Bass	$8,000,000	85,790	57,193
R. Scott Herren	$2,400,000	21,447	21,447
Andrew Anagnost	$2,225,000	19,883	19,883
Steve M. Blum	$1,800,000	16,085	16,085
Amar Hanspal	$2,400,000	21,447	21,447
____________________

(1)	Number of shares determined by the weighting of PSUs and RSUs and the closing stock price on the date of grant.

PSU Awards

The current PSU design was adopted following extensive stockholder outreach and incorporates a number of features stockholders identified as being most important, namely, multiple performance metrics, TSR relative to peers, and a multi-year measurement period.

2017 Proxy Statement 63

The PSU awards provide for a minimum, target and maximum number of shares to be earned based upon predetermined performance criteria.

●

For fiscal 2017 awards, PSU vesting will be contingent upon achievement of performance goals adopted by the Committee (“Performance Results”) and Autodesk’s TSR compared against companies in the S&P Computer Software Select Index (“Relative TSR”) over one-, two- and three-year performance periods.

●

In fiscal 2017, we measured Performance Results based on net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate. Due to the challenges of setting long-term performance goals in the midst of the business transition, the Committee elected to use annual metrics to measure Performance Results.

●

The use of these different goals motivates management to drive Autodesk’s ongoing business model transition and, combined with Relative TSR and vesting over one-, two- and three-year performance periods, aligns these awards with the long-term interests of our stockholders.

The PSUs are split into three tranches:

●	Up to one third of the PSUs may vest following year one, depending upon the achievement of Performance Results for year one as well as 1-year Relative TSR (covering year one).
●	Up to one third of the PSUs may vest following year two, depending upon the achievement of Performance Results for year two as well as 2-year Relative TSR (covering years one and two).
●	Up to one third of the PSUs may vest following year three, depending upon the achievement of Performance Results for year three as well as 3-year Relative TSR (covering years one, two and three).

Performance Results for the relevant performance period could result in PSU attainment of 0% to 150% of target. Once the Performance Results percentage is established, it is multiplied by a percentage ranging from 80% to 120%, depending on Autodesk’s Relative TSR for the period. The combined impact of these performance criteria is that PSUs could be earned from 0% to 180% of target. The chart below illustrates the attainment mechanics for the PSUs approved in fiscal 2017.

An executive who has received PSU grants in three successive years will have a portion of the total PSU shares vesting in that third year be based on the combination of 3-year, 2-year and 1-year Relative TSR (see “Vesting of PSUs” below for an illustration of this cumulative effect of multiple PSU grants).

2017 Proxy Statement 64

RSU Awards

March 2016: The time-based RSU awards granted to the NEOs in March 2016 (fiscal 2017) vest in three equal annual installments from the date of grant. RSUs help us retain executives in a competitive environment and provide further incentive to focus on longer-term stockholder value creation.

RSU Retention Awards

June 2016: During the first half of fiscal 2017, the Committee had multiple discussions regarding the need to retain the existing leadership team during a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board composition. After considering alternatives, the Committee unanimously approved an additional RSU award to four of our NEOs (Mr. Herren, Dr. Anagnost, Mr. Blum and Mr. Hanspal). Mr. Bass did not receive any retention awards during fiscal 2017. The Committee elected to have one-third of the RSUs vest after 12 months and two-thirds after 24 months; the vesting schedule was chosen to promote retention throughout this critical period in the business model transition.

	Target Value of Supplemental
	RSU Award	RSU Award (#) (1)
R. Scott Herren	$2,000,000	34,305
Andrew Anagnost	$2,000,000	34,305
Steve M. Blum	$2,000,000	34,305
Amar Hanspal	$2,000,000	34,305
____________________

(1)       Number of shares determined by the closing stock price on the date of grant.

Vesting of PSUs Maturing in 2017

In March 2017, the Committee reviewed and certified the attainment levels for performance measures for the third tranche of PSUs awarded in March 2014, the second tranche of PSUs awarded in March 2015, and the first tranche of PSUs awarded in March 2016. For each award, the Committee measured the following performance:

Fiscal 2017 financial goal attainment versus target was based on the criteria below:

	Weighting	Actual	Target	Funding %
Net New Model Subscription Additions	40%	0.66M	0.69M	95.6%
New Model ARR	30%	$529M	$579M	91.3%
Non-GAAP Total Spend	15%	$2,157M	$2,197M	113.5%
Total Subscription Renewal rate	15%	84.0%	88.7%	53.0%
Total	100%			90.6%

Autodesk’s Relative TSR was based on:

		Percentile Rank vs.
		Companies in S & P
		Computer Software Select
	Autodesk TSR (1)	Index (2)	Payout Multiplier
Fiscal 2015 - Fiscal 2017	58.8%	66th	113%
Fiscal 2016 - Fiscal 2017	44.6%	63rd	110%
Fiscal 2017	76.9%	89th	120%
____________________

(1)	Based on 31 day average closing stock price (+/- 15 day) at the beginning of each period and the end of fiscal 2017.

2017 Proxy Statement 65

(2)	During fiscal 2017, the S&P Computer Software Select Index was discontinued. Consequently, for outstanding PSUs granted prior to and during fiscal 2017, Autodesk compared TSR relative to the companies which comprised the S&P Computer Software Select Index as of the date of its discontinuation.

The combination of financial attainment and Relative TSR results yielded the following PSU attainments:

March 2014 3rd Tranche Fiscal 2015 Award	:	Fiscal 2017 Financial Goal Attainment 90.6%	X	Fiscal 2015 - Fiscal 2017 Relative TSR 113%	=	Percent of PSU Target Award 102.4%

March 2015 2nd Tranche Fiscal 2016 Award	:		X	Fiscal 2016 - Fiscal 2017 Relative TSR 110%	=	Percent of PSU Target Award 99.7%

March 2016 1st Tranche Fiscal 2017 Award	:		X	Fiscal 2017 Relative TSR 120%	=	Percent of PSU Target Award 108.7%

Based on this performance, the PSU awards were earned as follows:

	March 2014 Award		March 2015 Award		March 2016 Award
	3rd Tranche		2nd Tranche		1st Tranche
	Target	Actual Number	Target	Actual	Target	Actual
	Number of	of PSUs	Number of	Number of	Number of	Number of
	PSUs	Earned	PSUs	PSUs Earned	PSUs	PSUs Earned
Carl Bass	30,000	30,720	26,730	26,649	28,597	31,084
R. Scott Herren (1)	0	0	11,880	11,844	7,149	7,770
Andrew Anagnost	6,600	6,758	6,105	6,086	6,628	7,204
Steve M. Blum	4,950	5,068	6,105	6,086	5,362	5,828
Amar Hanspal	6,600	6,758	6,105	6,086	7,149	7,770
____________________

(1)	Mr. Herren joined the Company in November 2014 and did not receive PSUs in March 2014.

March 2017 Equity Awards

In March 2017, the Committee approved a mix of PSUs and RSUs for each of our NEOs. The fiscal 2018 PSU awards are structured in the same manner as the fiscal 2017 PSU awards. Financial performance will be measured based on the following metrics and weighting:

Performance Metric	NEO Weighting
Total ARR	40%
Net Subscription Additions	30%
Non-GAAP Total Spend	15%
Total Subscription Renewal Rate	15%

The Committee believes that the metrics selected for fiscal 2018 continue to align our incentives with the key drivers of success during the business model transition. The financial performance results will continue to be adjusted based on Autodesk’s Relative TSR over one-, two- and three-year performance periods. Beginning with the March 2017 grants, Relative TSR will be measured against companies in the S&P North American Technology Software Index with a market capitalization over $2B. The Committee selected this index as a replacement for the S&P Computer Software Select Index which was discontinued during fiscal 2017.

2017 Proxy Statement 66

Our NEOs received 50% of their annual awards in PSUs and 50% in RSUs.

Additional Compensation for Interim Co-Chief Executive Officers

Effective February 8, 2017, Mr. Bass stepped down as President and Chief Executive Officer. The Board has instituted a CEO search. To ensure Autodesk's continued focus on business performance and technological innovation, the Board has formed the Office of the Chief Executive Officer to oversee the Company's day-to-day operations during the transition. Dr. Anagnost and Mr. Hanspal have been appointed as Co-CEOs to jointly hold the newly-created role. Mr. Bass will serve as a special advisor to the Office of the Chief Executive Officer during the transition period. Mr. Bass will continue to sit on the Company’s Board and has been nominated for reelection at the 2017 Annual Meeting.

While serving as interim Co-CEOs, Dr. Anagnost and Mr. Hanspal will each receive a monthly cash stipend (of $70,000 for Dr. Anagnost and $50,000 for Mr. Hanspal) in addition to their annual base salary. The stipend is in consideration for their services performed as interim Co-CEOs, such that their total annual target cash compensation will be comparable while serving as Co-CEOs. In addition, on February 23, 2017, Dr. Anagnost and Mr. Hanspal were each granted RSUs with a fair value of $1.5 million (based on the average closing stock price over the prior 20 trading days) which vest 100% on July 1, 2018 and are subject to accelerated vesting in the event the executive is terminated other than for cause (as defined in the equity award agreement) or resigns for good reason (as defined in the equity award agreement). The vesting schedule was chosen to provide additional retention through the appointment of a new CEO and through our business model transition.

Executive Benefits

Welfare and Other Employee Benefits

Autodesk has established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. The plan is intended to qualify under Section 401(a) of the Code so that contributions by employees, and income earned on plan contributions, generally are not taxable to employees until withdrawn.

Other benefits provided to the executive officers are the same as those provided to all of Autodesk’s full-time employees. These include medical, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. Autodesk also makes contributions to health savings plans on behalf of any employee who is a participant in a plan with a high deductible feature.

Perquisites and Other Personal Benefits

Autodesk does not, as a general practice, provide material benefits or special considerations to the executive officers that it does not provide to other employees. However, from time to time, when deemed appropriate by the Committee, certain executive officers receive perquisites and other personal benefits that are competitively prudent or otherwise in Autodesk’s best interest.

Employment Agreement and Post-Employment Compensation

Employment and Transition Agreements with the CEO

The terms and conditions of Mr. Bass’ employment during fiscal 2017 are set forth in an employment agreement which defined the respective rights of the Company and Mr. Bass. This agreement provided general protection for Mr. Bass in the event of termination without cause or resignation for good reason and has been a valuable tool to retain his services. The protections afforded to him in the event of a change of control provided Autodesk with an increased level of confidence that he would remain with Autodesk up to and for some period of time after a change of control. Continuity in the event of a change in control ultimately enhances stockholder value, and discourages benefits simply for consummating a change in control. Details of the agreement with Mr. Bass can be found beginning on page 79.

On February 6, 2017, Mr. Bass and the Company entered into a Transition and Separation Agreement (the “Transition Agreement”) pursuant to which Mr. Bass resigned from his positions as the Company’s President and Chief Executive Officer effective as of February 8, 2017. Under the Transition Agreement, Mr. Bass will serve as a part-time employee in the role of

2017 Proxy Statement 67

special advisor to the Co-CEOs through May 7, 2017. The Transition Agreement supersedes and replaces Mr. Bass employment agreement. Details of the agreement with Mr. Bass can be found beginning on page 79.

Change in Control Program

To ensure the continued service of key executive officers in the event of a potential change in control of Autodesk, the Board has adopted the Autodesk, Inc. Executive Change in Control Program. Each of the NEOs, among other employees, is a participant in the program. The payments and benefits available under this program are designed to encourage the continued services of the NEOs in the event of a potential change in control of Autodesk and to allow for a smooth leadership transition thereafter. Further, these arrangements are intended to provide incentives to the NEOs to execute strategic initiatives that are aligned with shareholder value creation, even if these initiatives may result in the elimination of a NEO’s position.

The Executive Change in Control Program provides continuity in the event of a change in control transaction, which is designed to further enhance stockholder value. Payment and benefits under the Executive Change in Control Program are provided only in the event of a qualifying termination of employment following a change in control (“double trigger”). Autodesk does not offer tax reimbursement or “gross-up” payments under the Executive Change in Control Program.

The material terms and conditions of the Executive Change in Control Program, as well as an estimate of the potential payments and benefits payable in the event of a termination of employment in connection with a change in control of Autodesk, are set forth in “Change-in-Control Arrangements and Employment Agreements” below.

Fiscal 2017 RSUs and PSUs

During fiscal 2017, the RSUs and PSUs granted to our NEOs (other than our CEO) provided for accelerated vesting in the event of termination of the NEO by the Company without “cause” or by the NEO for "good reason" each as defined in the award agreement. The Committee approved the vesting provisions to foster stability and continuity of the leadership team during a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board composition.

Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table and summarized below.

Yes		No
✓	Representative peer group	⦸	No hedging
✓	Significant stock ownership requirements	⦸	Prohibition on option re-pricing
✓	Clawback policy	⦸	No executive benefits and limited perquisites
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

Mandatory Stock Ownership Guidelines

The Board believes that stock ownership by the executive officers is important to tie the risks and rewards inherent in stock ownership to the executive officers, and has adopted mandatory guidelines for stock ownership by executive officers. In March 2017, the Committee amended the guidelines to exclude outstanding PSU awards from counting towards the guidelines and to increase the holdings requirement for Senior Vice Presidents. These mandatory ownership guidelines require all executive officers to hold a fixed number of shares of Autodesk’s Common Stock at the appropriate executive officer level. This is

2017 Proxy Statement 68

intended to create clear guidelines that tie a portion of the executive officer’s net worth to the performance of Autodesk’s stock price. The current stock ownership guidelines are as follows:

	CEO	Executive Vice President	Senior Vice President
Minimum Number of Shares to be Owned	100,000	30,000	20,000

Executive officers have four years from the later of either (i) March 2017 or (ii) their hire or promotion to a new, higher-level position, to satisfy the required level of stock ownership. For purposes of satisfying the required stock ownership level, shares of Common Stock subject to outstanding RSU awards are counted as shares owned. Each of the NEOs satisfies the mandatory stock ownership guidelines.

Clawback Policy

Executive officer cash incentive-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct caused a material restatement of our financial statements.

Derivatives Trading and Anti-Hedging Policy

Executive officers, members of the Board, and all other employees are prohibited from investing in derivative securities related to Autodesk’s Common Stock and engaging in short sales or other short-position transactions in shares of Autodesk’s Common Stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of Common Stock or PSU or RSU awards, which have been granted by the Committee. Autodesk’s insider trading policy prohibits the trading of derivatives or the hedging of Autodesk’s common equity securities by all employees, including the executive officers, and members of the Board.

Equity Award Grant Policy

All equity awards granted to the executive officers are approved by the Committee. Approval of the equity awards for the executive officers generally occurs at the Committee’s regularly scheduled quarterly meetings. In addition, the Committee granted retention RSU awards to four of our NEOs (Mr. Herren, Dr. Anagnost, Mr. Blum and Mr. Hanspal) in June 2016 due to the need to retain the existing leadership team during a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board composition.

Effective Risk Management

Each year, the Committee evaluates Autodesk’s compensation-related risk profile and the Committee has concluded that our fiscal 2017 compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on Autodesk.

Regulatory Considerations and Practices

Autodesk continuously reviews and evaluates the impact of the tax laws and accounting practices and related interpretations on the executive compensation program. For example, the Committee considers Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), which results in recognition of compensation expense for share-based payment awards, and Section 409A of the Code, which affects deferred compensation arrangements, as it evaluates, structures, and implements changes to the program.

Deductibility Limitation

Section 162(m) of the Code generally limits to $1 million the amount of compensation that a company may deduct for federal income tax purposes in any taxable year with respect to the CEO and each of the next three most highly-compensated executive officers (excluding the chief financial officer). Generally, remuneration in excess of $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exemption from the

2017 Proxy Statement 69

deduction limit. The compensation income realized upon the exercise of options to purchase shares of Common Stock granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Autodesk Executive Incentive Plan and the 2012 Employee Stock Plan are structured with the intention that awards granted under these plans could qualify for tax deductibility. However, to maintain flexibility in the administration of these arrangements, we may award other compensation under these plans, such as annual incentive cash payments, PSU and RSU awards, that are not designed to qualify for tax deductibility under the Code.

Further, while mindful that the ability to fully deduct compensation paid to senior executives has benefits, the Committee believes that Autodesk should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating the executive officers in a manner that can best promote Autodesk’s objectives, which aligns the executive officers' interests with the stockholders' interests. Therefore, Autodesk has not adopted a policy that requires all compensation to be deductible. The Committee intends to continue to compensate the executive officers in a manner consistent with Autodesk’s best interests and the best interests of the stockholders.

Taxation of Deferred Compensation

Section 409A of the Code imposes significant additional taxes in the event an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Section 409A applies to a wide range of compensation arrangements, including traditional nonqualified deferred compensation plans, certain equity awards, and severance arrangements. To assist employees with avoiding additional taxes under Section 409A, Autodesk has structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if, in connection with a change in control, they receive payments or benefits that exceed certain prescribed limits. In addition, the relevant company or a successor may forfeit a deduction on the amounts subject to this additional tax. Autodesk did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2017. In addition, Autodesk has not agreed and is not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement or to otherwise address the application of Sections 280G or 4999 in connection with payments or benefits arising from a change in control.

Accounting for Stock-Based Compensation

Autodesk follows ASC Topic 718 for stock-based compensation awards. ASC Topic 718 requires Autodesk to measure the compensation expense for all share-based payment awards made to employees (including executive officers) and members of the Board, including options to purchase shares of Common Stock, based on the grant date “fair value” of these awards. Fair value is calculated for accounting purposes and reported in the compensation tables below, even though the executive officers and directors may never realize any value from their awards. ASC Topic 718 also requires Autodesk to recognize the compensation cost of these share-based payment awards in the income statements over the period that an employee or director is required to render service in exchange for the stock option or other award.

2017 Proxy Statement 70

Report of the Compensation Committee

The Compensation and Human Resources Committee of the Board of Directors, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities regarding compensation matters and, pursuant to its Charter, is responsible for determining the compensation of Autodesk’s executive officers. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K with Autodesk’s management team. Based on this review and discussion, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Mary T. McDowell, Chair
Scott Ferguson
Stacy J. Smith

2017 Proxy Statement 71

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, summarizes our named executive officers’ compensation for fiscal 2017, 2016 and 2015. The named executive officers are Carl Bass (President and Chief Executive Officer), R. Scott Herren (Senior Vice President and Chief Financial Officer), and the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2017, the last day of our most recent fiscal year. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary

Named executive officers are paid a cash-based salary. We did not provide equity or other non-cash items to our named executive officers as salary compensation during fiscal 2017, 2016 and 2015.

Bonus

This column represents payments made to our named executive officers for amounts that relate to: signing bonuses, as in the case of Mr. Herren, who received a sign-on bonus paid in two equal $75,000 installments, paid in fiscal 2016 and fiscal 2015; and other miscellaneous amounts, such as payments made in recognition of years of service as part of an Autodesk company-wide program.

Stock Awards

Amounts shown in this column do not reflect compensation actually received by our named executive officers. Instead, the amounts reported represent the aggregate grant date fair values of PSU awards and RSU awards, as determined pursuant to ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2017 Annual Report on Form 10-K filed on March 21, 2017.

Equity and Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation represents amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan ("EIP") for all executive officers shown. The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded. Cash amounts awarded under the EIP are payable in the first quarter of the following fiscal year.

All Other Compensation

This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, authorized familial travel and gifts in connection with business trips, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. Generally, unless the items included in this category exceed the greater of $25,000 or 10% of the total amount of perquisites received by a given named executive officer, individual perquisites are not separately identified and quantified.

2017 Proxy Statement 72

The Summary Compensation Table below presents information concerning the total compensation of our named executive officers for fiscal 2017, 2016 and 2015. Dr. Anagnost and Mr. Hanspal were not Named Executive Officers in fiscal 2015, so their compensation is not presented for that period.

					Non-Equity
					Incentive
				Stock	Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position (a)	Year	($)	($)(f)	($) (g)	($)	($)	($)
Carl Bass,	2017	1,108,461	1,000	8,316,948	1,289,750	7,620	10,723,779
President, Chief Executive Officer (b)	2016	1,094,508	—	9,615,521	1,383,250	83,398	12,176,677
	2015	1,060,323	—	8,526,158	1,448,428	5,544	11,040,453
R. Scott Herren,	2017	574,385	—	4,335,028	387,315	88,146	5,384,874
Senior Vice President and	2016	570,000	75,000	778,219	423,225	227,826	2,074,270
Chief Financial Officer (c)	2015	142,500	75,000	2,079,720	116,805	22,570	2,436,595
Andrew Anagnost	2017	423,231	—	4,272,160	285,390	54,159	5,034,940
Co-CEO, Chief Marketing Officer	2016	416,769	—	2,256,279	311,850	45,938	3,030,836
and SVP, BSM (d)
Steven M. Blum,	2017	547,033	—	3,882,746	368,872	136,771	4,935,422
Senior Vice President,	2016	472,577	—	2,097,062	470,355	116,429	3,156,423
Worldwide Sales and Services (e)	2015	460,000	—	1,217,421	824,320	57,573	2,559,314
Amar Hanspal,	2017	554,231	1,000	4,392,077	373,725	6,793	5,327,826
Co-CEO, Chief Product Officer	2016	467,155	—	2,256,279	349,241	9,215	3,081,890
and SVP, PDG
____________________

(a)	Mr. Bass resigned as President and Chief Executive Officer effective February 8, 2017. The Board appointed Dr. Anagnost and Mr. Hanspal as Co-CEOs to jointly hold the newly-created Office of the Chief Executive Officer, effective upon Mr. Bass' Resignation.
(b)	Mr. Bass' fiscal 2017 other compensation includes the 401(k) plan match and standard health benefits.
(c)	Mr. Herren's fiscal 2017 other compensation includes $21,506 relocation expenses, $30,907 authorized executive and familial travel and gifts in connection with a business trip, tax gross-ups for certain perquisites, the 401(k) plan match, and standard health benefits. Mr. Herren became Senior Vice President and Chief Financial Officer on November 1, 2014. His fiscal 2015 salary and annual incentive compensation are pro-rated for a partial year of service.
(d)	Dr. Anagnost's fiscal 2017 other compensation includes tax gross-ups of for certain perquisites, authorized executive and spouse travel and gifts in connection with a business trip, the 401(k) plan match, and standard health benefits.
(e)	Mr. Blum’s fiscal 2017 other compensation includes $75,722 authorized executive and spouse travel and gifts in connection with a business trip, tax gross-ups of $55,116 for certain perquisites, the 401(k) plan match, and standard health benefits.
(f)	Fiscal 2017 amounts for Mr. Bass and Mr. Hanspal were payments made in recognition of years of service as part of Autodesk's company-wide program. For Mr. Herren, amounts consist of $150,000 sign-on bonus paid in two $75,000 installments in fiscal 2016 and fiscal 2015.
(g)	Amounts consist of the aggregate grant date value for PSU and RSU awards computed in accordance with FASB ASC Topic 718, based on target levels of achievement (the probable outcome at grant) in the case of PSUs. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 21, 2017. The maximum value of PSU awards is capped at 180% of target. The maximum values for PSU awards granted in fiscal 2017 are as follows: Mr. Bass: $9,210,599; Mr. Herren: $2,043,155; Dr. Anagnost: $2,087,502; Mr. Blum: $1,769,053; and Mr. Hanspal: $2,145,843. Actual PSU awards earned in fiscal 2017 by the other named executive officers are shown in “Long-Term Incentive Compensation" in the “Compensation Discussion and Analysis.”

2017 Proxy Statement 73

Grants of Plan-Based Awards in Fiscal 2017

Grants of plan-based awards reflect grants made to our named executive officers under our non-equity incentive plans and equity compensation plans during fiscal 2017.

The following table includes potential threshold, target and maximum amounts payable under our short-term cash incentive plan (EIP) for performance during fiscal 2017, and do not constitute compensation on top of the amounts included in the Summary Compensation Table. However, these amounts do not reflect amounts actually earned for fiscal 2017. The following table also includes amounts relating to PSUs and RSUs issued under our 2012 Stock Plan. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. See “Annual Incentive Award Decisions" and “Long-Term Incentive Compensation" in the “Compensation Discussion and Analysis” beginning on page 54 for actual amounts earned in fiscal 2017 by the named executive officers and further discussion of the role of plan-based and other awards in our overall executive compensation program.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during fiscal 2017:

								All Other
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Stock	Grant Date
		Equity Incentive Plan Awards (a)			Equity Incentive Plan Awards (b)			Awards:	Fair Value
								Number of	of Stock
	Grant	Threshold				Target	Maximum	Shares of	Awards ($)
Name	Date	($)	Target ($)	Maximum ($)	Threshold ($)	(#)	(#)	Stock (#)(c)	(d)
Carl Bass	3/10/2016	—	—	—	—	—	—	57,193	3,199,948
	3/10/2016	—	—	—	—	30,000	54,000	—	1,784,700
	3/10/2016	—	—	—	—	26,730	48,114	—	1,553,280
	3/10/2016	—	—	—	—	28,597	51,475	—	1,779,019
		—	1,375,000	2,612,500	—	—	—	—	—
R. Scott	3/10/2016	—	—	—	—	—	—	21,447	1,199,960
Herren	3/10/2016	—	—	—	—	11,880	21,384	—	690,347
	3/10/2016	—	—	—	—	7,149	12,868	—	444,739
	6/1/2016	—	—	—	—	—	—	34,305	1,999,982
		—	427,500	812,250	—	—	—	—	—
Andrew	3/10/2016	—	—	—	—	—	—	19,883	1,112,454
Anagnost	3/10/2016	—	—	—	—	6,600	11,880	—	392,634
	3/10/2016	—	—	—	—	6,105	10,989	—	354,762
	3/10/2016	—	—	—	—	6,628	11,930	—	412,328
	6/1/2016	—	—	—	—	—	—	34,305	1,999,982
		—	315,000	598,500	—	—	—	—	—
Steve M.	3/10/2016	—	—	—	—	—	—	16,085	899,956
Blum	3/10/2016	—	—	—	—	4,950	8,910	—	294,476
	3/10/2016	—	—	—	—	6,105	10,989	—	354,762
	3/10/2016	—	—	—	—	5,362	9,652	—	333,570
	6/1/2016	—	—	—	—	—	—	34,305	1,999,982
		—	407,143	773,572	—	—	—	—	—
Amar	3/10/2016	—	—	—	—	—	—	21,447	1,199,960
Hanspal	3/10/2016	—	—	—	—	6,600	11,880	—	392,634
	3/10/2016	—	—	—	—	6,105	10,989	—	354,762
	3/10/2016	—	—	—	—	7,149	12,868	—	444,739
	6/1/2016	—	—	—	—	—	—	34,305	1,999,982
		—	412,500	783,750	—	—	—	—	—
____________________

(a)	Reflects target and maximum dollar amounts payable under the EIP for performance during fiscal 2017, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible.
(b)	Represents shares of our Common Stock subject to each of the PSU awards granted to the named executive officers in fiscal 2017 under

2017 Proxy Statement 74

our 2012 Stock Plan. These columns show the awards that were possible at the threshold, target and maximum levels of performance. Shares were to be earned based upon net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate goals for fiscal 2017 adopted by the Compensation Committee (the “Annual Financial Results”), as well as TSR compared against the companies in the S&P Computer Software Select Index (“Relative TSR”). In each case, Annual Financial Results for the relevant performance period could result in PSU attainment, subject to the Relative TSR modifier, of 0%-150% of target. Once that Annual Financial Results percentage is established, it is multiplied by a percentage ranging from 80%-120%, depending on Autodesk's Relative TSR performance for the period. Ultimately, PSUs could be earned from 0%-180% of target. Actual PSU awards earned in fiscal 2017 by the named executive officers under this program are shown in “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis.”
(c)	RSUs granted on March 10, 2016 vest in three equal annual installments beginning on the first anniversary of the date of grant. RSUs granted on June 1, 2016 vest as to approximately one-third of the total shares on the first anniversary of the date of grant and approximately two-thirds of the total shares upon the second anniversary of the date of grant.
(d)	Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 21, 2017. These amounts do not correspond to the actual value that will be realized by the named executive officers upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

2017 Proxy Statement 75

Outstanding Equity Awards at Fiscal 2017 Year End

The following table presents information concerning outstanding unexercised options and unvested RSU awards for each named executive officer as of January 31, 2017. This table includes options and RSUs granted under the 2012 Stock Plan and the 2008 Employee Stock Plan. Unless otherwise indicated, all options granted to named executive officers vested at the rate of 25% per year over the first four years of the option term and all RSU awards vest in three equal annual installments beginning on the first anniversary of the date of grant.

	Option Awards					Stock Awards

										Equity
									Equity	Incentive
						Number			Incentive	Plan
						of		Market	Plan	Awards:
						Shares		Value of	Awards:	Market or
		Number of	Number of			of Stock		Shares of	Number of	Payout
		Securities	securities			That		Stock	Unearned	Value of
		Underlying	Underlying	Option		Have		That	Shares That	Unearned
		Unexercised	Unexercised	Exercise	Option	Not		Have Not	Have	Shares That
	Grant	Options (#)	Options (#)	Price	Expiration	Vested		Vested ($)	Not	Have Not
Name	Date	Exercisable	Unexercisable	($)	Date	(#)		(a)	Vested (#)	Vested ($)
Carl Bass	3/25/2014	—	—	—	—	30,720	(b)	2,498,765	—	—
	3/25/2014	—	—	—	—	20,000		1,626,800	—	—
	3/12/2015	—	—	—	—	26,649	(c)	2,167,630	—	—
	3/12/2015	—	—	—	—	35,640		2,898,958	—	—
	3/10/2016	—	—	—	—	31,084	(d)	2,528,373	—	—
	3/10/2016	—	—	—	—	57,193		4,652,079	—	—
R. Scott
Herren	11/3/2014	—	—	—	—	12,000		976,080	—	—

	3/12/2015	—	—	—	—	11,844	(c)	963,391	—	—

	3/10/2016	—	—	—	—	21,447		1,744,499	—	—

	3/10/2016	—	—	—	—	7,770	(d)	632,012	—	—

	6/1/2016	—	—	—	—	34,305	(e)	2,790,369	—	—
Andrew
Anagnost	3/25/2014	—	—	—	—	6,758	(b)	549,696	—	—
	3/25/2014	—	—	—	—	6,600		536,844	—	—
	3/12/2015	—	—	—	—	6,086	(c)	495,035	—	—
	3/12/2015	—	—	—	—	12,210		993,161	—	—
	3/10/2016	—	—	—	—	7,204	(d)	585,973	—	—
	3/10/2016	—	—	—	—	19,883		1,617,283	—	—
	6/1/2016	—	—	—	—	34,305	(e)	2,790,369	—	—
Steve M.
Blum	3/24/2011	40,872	—	43.81	3/24/2021	—		—	—	—
	3/25/2014	—	—	—	—	5,068	(b)	412,231	—	—
	3/25/2014	—	—	—	—	4,950		402,633	—	—
	3/12/2015	—	—	—	—	6,086	(c)	495,035	—	—
	3/12/2015	—	—	—	—	12,210		993,161	—	—
	3/10/2016	—	—	—	—	5,828	(d)	474,050	—	—
	3/10/2016	—	—	—	—	16,085		1,308,354	—	—

	6/1/2016	—	—	—	—	34,305	(e)	2,790,369	—	—
Amar
Hanspal	3/24/2011	27,500	—	43.81	3/24/2021	—		—	—	—
	3/25/2014	—	—	—	—	6,758	(b)	549,696	—	—
	3/25/2014	—	—	—	—	6,600		536,844	—	—
	3/12/2015	—	—	—	—	6,086	(c)	495,035	—	—
	3/12/2015	—	—	—	—	12,210		993,161	—	—
	3/10/2016	—	—	—	—	7,770	(d)	632,012	—	—
	3/10/2016	—	—	—	—	21,447		1,744,499	—	—
	6/1/2016	—	—	—	—	34,305	(e)	2,790,369	—	—

2017 Proxy Statement 76

____________________

(a)	Market value of RSUs that have not vested is computed by multiplying (i) $81.34, the closing price on the NASDAQ of Autodesk Common Stock on January 31, 2017, the last trading day of fiscal 2017, by (ii) the number of shares of stock underlying RSU awards.
(b)	Award relates to the third year tranche of PSU awards granted on March 25, 2014 under the 2012 Plan. These PSUs were subject to achievement of net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate goals for fiscal 2017 adopted by the Compensation and Human Resources Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The third year tranche of these PSUs were earned as of January 31, 2017 and subject to vest on March 24, 2017.
(c)	Awards relate to the second year tranche of PSU awards granted on March 12, 2015 under the 2012 Plan. These PSUs were subject to achievement of net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate goals for fiscal 2017 adopted by the Compensation and Human Resources Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The second year tranche of these PSUs were earned as of January 31, 2017 and subject to vest on March 24, 2017.
(d)	Awards related to the first year tranche of PSU awards granted on March 10, 2016 under the 2012 Plan. These PSUs were subject to achievement of net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate goals for fiscal 2017 adopted by the Compensation and Human Resources Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The first year tranche of these PSUs were earned as of January 31, 2017 and subject to vest on March 24, 2017.
(e)	RSUs granted on June 1, 2016 vest as to approximately one-third of the total shares on the first anniversary of the date of grant and approximately two-thirds of the total shares upon the second anniversary of the date of grant.

Option Exercises and Stock Vested at Fiscal 2017 Year End

The following table presents certain information concerning the vesting of stock awards held by each of the named executive officers during fiscal 2017.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Named Executive Officer	Exercise (#)	Exercise ($) (a)	Vesting (#)	Vesting ($) (a)
Carl Bass	300,000	10,423,960	159,039	9,049,677
R. Scott Herren	—	—	22,538	1,443,025
Andrew Anagnost	—	—	34,376	1,954,293
Steve M. Blum	9,128	228,017	29,524	1,678,433
Amar Hanspal	—	—	34,376	1,954,293
____________________

(a)	For options exercised, reflects the number of shares acquired upon exercise multiplied by the difference between the closing market price of our Common Stock as reported on the NASDAQ on the date of exercise and the exercise price of the underlying stock option. For stock awards vested, reflects the number of shares acquired on vesting of RSUs or PSUs multiplied by the closing market price of our Common Stock as reported on the NASDAQ on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2017

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including named executive officers) may defer compensation earned such as salary or awards under the short-term cash incentive plan (EIP). Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. Autodesk does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. Prior to April 2013, we maintained our Autodesk, Inc. Equity Incentive Deferral Plan, which permitted certain executive officers to defer up to 50% of their EIP award.

2017 Proxy Statement 77

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during fiscal 2017:

	Executive
	Contributions	Aggregate
	(Distributions)	Earnings/	Aggregate
	in Fiscal	(Losses) in	Balance at
Named Executive Officer	Year ($)	Fiscal Year ($) (a)	Fiscal Year End ($)
Carl Bass	761,538	(7,001)	817,678
R. Scott Herren	—	—	—
Andrew Anagnost	290,769	243,468	2,765,033
Steve M. Blum	117,563	143,270	978,619
Amar Hanspal	—	5,894	35,349
____________________

(a)	None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.

Change-in-Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change-in-control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board in March 2006 and amended most recently in December 2016. Mr. Bass had a change-in-control provision in his employment agreement, as noted below.

Executive Change in Control Program

Under the terms of the Program, if, within sixty days prior or twelve months following a "change in control," an executive officer who participates in the Program is terminated without "cause," or voluntarily terminates his or her employment for "good reason" (as those terms are defined in the Program), the executive officer will receive (among other benefits), following execution of a release and non-solicit agreement:

●	An amount equal to one and one-half times the sum of the executive officer’s annual base salary and average annual bonus, plus the executive officer’s pro-rata bonus, provided the Company bonus targets are satisfied, payable in a lump sum;

●	Acceleration of all of the executive officer’s outstanding incentive equity awards, including stock options and RSUs; and
●	Reimbursement of the total applicable premium cost for medical and dental coverage for the executive officer and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.

●	An executive officer who is terminated for any other reason will receive severance or other benefits only to the extent the executive would be entitled to receive them under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the executive officer receiving the greatest amount of benefits.

As defined in the Program, a “change in control” occurs if any person acquires 50% or more of the total voting power represented by voting securities, if Autodesk sells all or substantially all its assets, if Autodesk merges or consolidates with another corporation, or if the composition of the Board changes substantially.

Fiscal 2017 RSUs and PSUs

During fiscal 2017, the RSUs and PSUs granted to our named executive officers (other than our CEO) provided for accelerated vesting in the event of termination of the named executive officer by the Company without “cause” or by the named executive officer for "good reason" each as defined in the award agreement. The Committee approved the vesting provisions to foster

2017 Proxy Statement 78

stability and continuity for the leadership team during a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board composition.

Employment Agreement with Carl Bass

In March 2013, Autodesk entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” or following the completion of a Board-requested executive “transition period,” as each such term is defined in Mr. Bass's employment agreement.

In the event Mr. Bass's employment is terminated by Autodesk without cause, if Mr. Bass resigns for good reason or Mr. Bass voluntary terminates and provides transition services related to a senior executive transition, and in each case such termination is not in connection with a change of control, Mr. Bass would receive (i) payment of 200% of his then current base salary for 12 months; (ii) payout of his pro-rata bonus for the fiscal year in which termination occurs, provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then-outstanding, unvested equity awards (other than any awards that vest in whole or in part based on performance); (iv) with respect to his then outstanding unvested equity awards that vest in whole or in part based on performance, those awards will vest, as if he had remained continuously employed by Autodesk through the end of the 12-month performance period in which his employment is terminated, based on the extent, if any, that the underlying performance criteria for those awards are satisfied for that performance period; (v) a period of not less than 12 months to exercise any vested stock options that were granted to Mr. Bass on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated); and (vi) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass's employment is terminated by Autodesk without cause or if Mr. Bass resigns for good reason, Mr. Bass would receive (i) a lump sum payment in an amount equal to 200% of his then current annual base salary and average annual bonus; (ii) payout of his pro-rata bonus for the fiscal year of Autodesk in which termination occurs provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria; (iv) a period of not less than twelve (12) months to exercise any vested stock options that were granted to Mr. Bass by Autodesk on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated); and (v) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 18 months following termination or the date Mr. Bass becomes covered under similar health plans.

Transition Agreement with Carl Bass

On February 6, 2017, Mr. Bass and the Company entered into a Transition and Separation Agreement (the “Transition Agreement”) pursuant to which Mr. Bass resigned from his positions as the Company’s President and Chief Executive Officer effective as of February 8, 2017. Under the Transition Agreement, Mr. Bass will serve as a part-time employee in the role of special advisor to the Co-CEOs through May 7, 2017 (the “Transition Period”). The Transition Agreement supersedes and replaces Mr. Bass employment agreement and, consistent with the “voluntary termination related to a transition” provisions of Mr. Bass’ employment agreement, provides that Mr. Bass will receive the same severance payments and benefits that he would otherwise have received under his employment agreement with the Company as if his employment had been involuntarily terminated other than in connection with a change in control. This compensation is conditioned upon re-execution and non-revocation by Mr. Bass of a general release of claims and continued compliance with certain non-competition, employee non-solicitation, non-disparagement and confidentiality covenants set forth in the Transition Agreement.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the named executive officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control, and termination in the event of disability or death of the executive. The amounts shown for all named executive officers assume that such termination was effective as of January 31, 2017, and include all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2017 fiscal year or pursuant to fiscal

2017 Proxy Statement 79

2017 RSUs and PSUs, or, in the case of Mr. Bass, pursuant to his employment agreement, discussed above. Estimated amounts for share-based compensation are based on the closing price of our Common Stock on the NASDAQ on Tuesday, January 31, 2017, which was $81.34 per share. The actual amounts for all named executive officers to be paid out can only be determined at the time of such executive’s separation.

Carl Bass

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)
Compensation:
Base Salary (1)	2,200,000	2,200,000	—	2,200,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	1,289,750	1,289,750	—	3,444,048	1,289,750	—
Equity Awards (3)	16,118,334	16,118,334	—	22,944,631	22,944,631	22,944,631
Benefits and perquisites:
Health Insurance (4)	23,753	23,753	—	35,630	23,753	—
Disability Income (5)	—	—	—	—	1,777,264	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,100,000	1,100,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	19,631,837	19,631,837	—	28,624,309	27,135,398	26,044,631

R. Scott Herren

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)
Compensation:
Base Salary (1)	—	—	—	855,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	1,081,487	—	—
Equity Awards (3)	—	5,116,367	—	9,188,085	9,188,085	9,188,085
Benefits and perquisites:
Health Insurance (4)	—	—	—	31,418	20,946	—
Disability Income (5)	—	—	—	—	2,381,561	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,710,000	1,710,000
Life Insurance (7)	—	—	—	—	—	1,140,000
Total Executive Benefits and
Payments Upon Separation	—	5,116,367	—	11,155,990	13,300,592	12,038,085

2017 Proxy Statement 80

Andrew Anagnost

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)
Compensation:
Base Salary (1)	—	—	—	630,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	692,057	—	—
Equity Awards (3)	—	4,946,773	—	9,084,946	9,084,946	9,084,946
Benefits and perquisites:
Health Insurance (4)	—	—	—	35,630	23,753	—
Disability Income (5)	—	—	—	—	2,570,321	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,260,000	1,260,000
Life Insurance (7)	—	—	—	—	—	1,260,000
Total Executive Benefits and
Payments Upon Separation	—	4,946,773	—	10,442,633	12,939,020	11,604,946

Steven M. Blum

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)
Compensation:
Base Salary (1)	—	—	—	814,286	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	1,184,491	—	—
Equity Awards (3)	—	4,534,868	—	8,198,665	8,198,665	8,198,665
Benefits and perquisites:
Health Insurance (4)	—	—	—	35,630	23,753	—
Disability Income (5)	—	—	—	—	2,626,819	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	—	4,534,868	—	10,233,072	12,849,237	12,198,665

2017 Proxy Statement 81

Amar Hanspal

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)	1/31/2017 ($)
Compensation:
Base Salary (1)	—	—	—	825,000	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	833,235	—	—
Equity Awards (3)	—	2,790,369	—	9,339,377	9,339,377	9,339,377
Benefits and perquisites:
Health Insurance (4)	—	—	—	35,630	23,753	—
Disability Income (5)	—	—	—	—	2,508,090	—
Accidental Death or
Dismemberment (6)	—	—	—	—	550,000	550,000
Life Insurance (7)	—	—	—	—	—	550,000
Total Executive Benefits and
Payments Upon Separation	—	2,790,369	—	11,033,242	12,421,220	10,439,377
____________________

(1)	Base Salary: For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2017. For the other named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective at the end of the 2017 fiscal year.
(2)	Short-Term Cash Incentive Plan (EIP): For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2017. For the other named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective at the end of 2017 fiscal year. These amounts are based on the cash value of the short-term cash incentive plan.
(3)	Equity Awards: Pursuant to the Company's form of RSU and PSU award agreement, in the case of Disability or Death, unvested time-based RSUs vest in full and unvested PSUs vest at target. For Mr. Bass, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with his employment agreement that was in effect as of January 31, 2017. For the other named executive officers, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with the Executive Change in Control Program effective at the end of 2017 fiscal year or in accordance with the fiscal 2017 RSUs and PSUs. Reported values are based on the closing price of our Common Stock on January 31, 2017 ($81.34 per share) for RSUs and PSUs.
(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement that was in effect as of January 31, 2017, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents. The amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects twelve months of coverage after separation. The amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflect eighteen months of coverage after separation. For the other named executive officers, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and his or her dependents (i) in the case of the Disability column, for twelve months in accordance with Autodesk's benefits program, and (ii) in the case of the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column, for eighteen months after separation in accordance with the Executive Change in Control Program effective at the end of the 2017 fiscal year.
(5)	Disability Income: Reflects the estimated present value of all future payments to each executive under his or her elected disability program, which represent 100% of base salary for the first 90 days, and then 66- 2/3% of salary thereafter, with a maximum of $20,000 per month, until the age of 67. These payments would be made by the insurance provider, not by Autodesk.
(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of the executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of the executive’s death.

2017 Proxy Statement 82

Compensation of Directors

During fiscal 2017, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors		$75,000 and
	RSUs ($250,000 equivalent)
Non-executive Chairman of the Board	an additional	$65,000
Chair of the Audit Committee	an additional	$25,000
Chair of the Compensation and Human Resources Committee	an additional	$20,000
Chair of the Corporate Governance and Nominating Committee	an additional	$10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders' meeting and ends on the date of the next annual stockholders meeting (“Directors' Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk's fiscal 2017.

No later than December 31 of the year prior to a director's re-election to the Board, the director can elect to receive up to 100% of his or her annual fees in the form of RSUs issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. If cash is elected, cash compensation is accrued monthly and paid quarterly, in arrears. The RSUs are issued at the beginning of the Directors' Compensation Cycle on the date of the annual meeting of stockholders and will vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date.

Non-Employee Director Annual Compensation Cycle
June 15, 2016 Annual Stockholder Meeting - June 14, 2017 Annual Stockholder Meeting

	% Annual Fees Elected to Convert to	% Annual Fees Elected to Convert to
	RSUs	RSUs
Director	(June 10, 2015 - June 15, 2016)	(June 15, 2016 - June 14, 2017)
Crawford W. Beveridge	—	—
Jeff Clarke(a)	—	—
Scott Ferguson(a)	—	—
Thomas Georgens	—	—
Richard (Rick) S. Hill (a)	—	—
Mary T. McDowell	100	100
Lorrie M. Norrington	100	100
Betsy Rafael	—	—
Stacy J. Smith	100	100
Former Directors
J. Hallam Dawson(b)	100	N/A
Per-Kristian Halvorsen(b)	100	N/A
Steven M. West(c)	—	—
____________________

(a)	Messrs. Clarke, Ferguson and Hill joined the Board on March 11, 2016 and were not eligible to make cash to RSU elections for the applicable non-employee director annual compensation cycle.
(b)	Messrs. Dawson and Halvorsen retired from the Board on June 15, 2016.
(c)	Mr. West retired from the Board on December 15, 2016.

During fiscal 2017, Autodesk's 2012 Outside Directors' Stock Plan provided for the automatic grant of RSUs to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director would be provided an initial grant of RSUs with a grant date value of $450,000 on the date such director joined the Board (“Initial RSUs”), with subsequent annual grants of RSUs with a grant date value of $250,000 on the date of the Annual Meeting (“Subsequent Annual RSUs”). The Initial RSUs vest over a three-year period; Subsequent Annual RSUs vest over a one-year period.

On March 14, 2017, the Board amended the 2012 Outside Directors' Stock Plan to reduce the grant date value of future Initial RSUs to $250,000 and prorate the award based on service.

2017 Proxy Statement 83

The number of calendar days
		from the Date of Grant to the				Result is rounded
		Company’s next annual		Fair Market Value		down to the
$250,000	x	meeting of stockholders	/	of a Share on the	=	nearest whole
		365		Date of Grant		number of shares

Future Initial RSUs vest upon the annual meeting of stockholders following the date of grant. If a non-employee director is appointed on the on the date of an Annual Meeting, such non-employee director is not eligible to an Initial RSU.

The table below presents information concerning the compensation paid by us to each of our non-employee directors for fiscal 2017. Mr. Bass, who was an Autodesk employee during fiscal 2017, did not receive additional compensation for his service as a director.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Current Directors (a)	($) (b)	($) (c)	($)
Crawford W. Beveridge	140,000	249,990	389,990
Jeff Clarke	55,260	449,950	505,210
Scott Ferguson	55,260	449,950	505,210
Thomas Georgens	81,410	249,990	331,400
Richard (Rick) S. Hill	55,260	449,950	505,210
Mary T. McDowell	95,000	268,954	363,954
Lorrie M. Norrington	83,950	266,728	350,678
Betsy Rafael	91,040	249,990	341,030
Stacy J. Smith	75,000	264,937	339,937
Former Directors (a)
J. Hallam Dawson	26,875	5,358	32,233
Per-Kristian Halvorsen	30,458	6,085	36,543
Steven M. West	64,370	249,990	314,360
____________________

(a)	Messrs. Messrs. Clarke, Ferguson and Hill joined the Board on March 11, 2016 and received prorated fees and 8,042 Initial RSUs. Messrs. Dawson and Halvorsen retired from the Board on June 15, 2016 and did not receive Subsequent Annual Grants. Mr. West retired from the Board on December 15, 2016 and forfeited his Subsequent Annual Event. Pursuant to a Settlement Agreement, Messrs. Clarke and Ferguson have agreed to resign from the Board effective on the later to occur of (i) the appointment of a new CEO and (ii) the Annual Meeting.
(b)	Fees Earned or Paid in Cash reflects the dollar amounts of fees earned. As noted above, during fiscal 2017, directors could elect to receive up to 100% of their compensation in the form of RSUs in lieu of cash. The following table represents actual cash received by the directors in fiscal 2017 based on their elections. See footnote (c) for more information regarding the RSUs granted in lieu of cash.

2017 Proxy Statement 84

Current Directors	Fees Actually Paid in Cash ($)
Crawford W. Beveridge	140,000
Jeff Clarke	55,260
Scott Ferguson	55,260
Thomas Georgens	81,410
Richard (Rick) S. Hill	55,260
Mary T. McDowell	—
Lorrie M. Norrington	—
Betsy Rafael	91,040
Stacy J. Smith	—
Former Directors
J. Hallam Dawson	—
Per-Kristian Halvorsen	—
Steven M. West	64,370

(c)	The Stock Awards column reflects (i) the grant date fair value of the Initial RSUs and Subsequent Annual RSUs and (ii) the pro-rata grant date fair value of 20% of the stock awards the directors earned during fiscal 2017 in lieu of cash. The 20% represents the premium of $1.20 worth of stock for each $1.00 of cash compensation foregone. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2017 Annual Report on Form 10-K filed on March 21, 2017. These amounts do not correspond to the actual value that will be realized by the directors upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 10, 2015, in lieu of cash foregone for the June 10, 2015 through June 15, 2016 Directors' Compensation Cycle:

	Restricted Stock Unit
		Number of Shares	Grant Date Fair	Grant Date Fair Value of the
	Total Number	Representing the	Value of Stock	20% Premium of the Stock
Current Directors	of Shares (#)	20% Premium (#)	Awards ($)	Awards ($)
Crawford W. Beveridge	—	—	—	—
Jeff Clarke	—	—	—	—
Scott Ferguson	—	—	—	—
Thomas Georgens	—	—	—	—
Richard (Rick) S. Hill	—	—	—	—
Mary T. McDowell	2,073	345	113,953	18,965
Lorrie M. Norrington	2,183	363	120,000	19,954
Betsy Rafael	—	—	—	—
Stacy J. Smith	1,637	272	89,986	14,952
Former Directors
J. Hallam Dawson	1,637	272	89,986	14,952
Per-Kristian Halvorsen	1,855	309	101,969	16,986
Steven M. West	—	—	—	—

2017 Proxy Statement 85

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 15, 2016, in lieu of cash foregone for the June 15, 2016 through June 14, 2017 Directors' Compensation Cycle:

Restricted Stock Unit
	Total	Number of Shares	Grant Date Fair	Grant Date Fair Value
	Number of	Representing the	Value of Stock	of the 20% Premium of
Current Directors	Shares (#)	20% Premium (#)	Awards ($)	the Stock Awards ($)
Crawford W. Beveridge	—	—	—	—
Jeff Clarke	—	—	—	—
Scott Ferguson	—	—	—	—
Thomas Georgens	—	—	—	—
Richard (Rick) S. Hill	—	—	—	—
Mary T. McDowell	2,013	335	113,956	18,964
Lorrie M. Norrington	1,589	264	89,953	14,945
Betsy Rafael	—	—	—	—
Stacy J. Smith	1,589	264	89,953	14,945
Former Director
Steven M. West	—	—	—	—

The following table shows the total amounts and fair values of Subsequent Annual RSUs and Initial RSUs granted during fiscal 2017.

	Restricted Stock Unit
			Grant Date Fair
		Number of	Value of Stock
Current Directors	Grant Date(s)	Shares (#)	Awards ($)
Crawford W. Beveridge	6/15/2016	4,416	249,990
Jeff Clarke	3/10/2016	8,042	449,950
Scott Ferguson	3/10/2016	8,042	449,950
Thomas Georgens	6/15/2016	4,416	249,990
Richard (Rick) S. Hill	3/10/2016	8,042	449,950
Mary T. McDowell	6/15/2016	4,416	249,990
Lorrie M. Norrington	6/15/2016	4,416	249,990
Betsy Rafael	6/15/2016	4,416	249,990
Stacy J. Smith	6/15/2016	4,416	249,990
Former Director
Steven M. West (a)	6/15/2016	4,416	249,990
____________________

(a)	Mr. West forfeited his RSUs upon retiring from the Board.

The aggregate number of each director's stock options and RSUs outstanding at January 31, 2017, was:

	Aggregate Number of Shares	Aggregate Number of Shares
	Underlying Stock Options	Underlying Outstanding Restricted
Current Directors	Outstanding	Stock Units
Crawford W. Beveridge	10,000	4,416
Jeff Clarke	—	8,042
Scott Ferguson	—	8,042
Thomas Georgens	—	4,416
Richard (Rick) S. Hill	—	8,042
Mary T. McDowell	20,000	6,429
Lorrie M. Norrington	50,000	6,005
Betsy Rafael	—	4,416
Stacy J. Smith	50,000	6,005

2017 Proxy Statement 86

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2017, for each person or entity who is known by Autodesk to own beneficially more than 5% of the outstanding shares of Autodesk Common Stock, each of Autodesk’s directors (including the nominees for directors), each of the named executive officers, and all directors and executive officers as a group.

	Common Stock	Percentage
	Beneficially	Beneficially
5% Stockholders, Directors and Officers (1)	Owned (2)	Owned (3)
Principal Stockholders:
FMR LLC (4)	26,573,101	12.0%
The Vanguard Group, Inc. (5)	19,317,300	8.7%
BlackRock, Inc. (6)	13,882,678	6.3%
Sachem Head Capital Management LP (7)	12,890,000	5.8%
Clearbridge Investments, LLC (8)	12,512,820	5.7%
Soroban Capital GP LLC (9)	11,241,366	5.1%
Non-Employee Directors:
Crawford W. Beveridge (10)	29,320	*
Jeff Clarke	2,681	*
Scott Ferguson (11)	12,892,681	5.8%
Tom Georgens	25,247	*
Richard (Rick) S. Hill	2,681	*
Mary T. McDowell	34,260	*
Lorrie M. Norrington (12)	62,286	*
Betsy Rafael	5,584	*
Stacy J. Smith (13)	88,012	*
Named Executive Officers:
Carl Bass (14)	168,381	*
R. Scott Herren	30,127	*
Andrew Anagnost	47,127	*
Steven M. Blum	25,453	*
Amar Hanspal (15)	96,107	*
All directors and executive officers as a group (16 individuals) (16)	13,569,270	6.1%
____________________

*	Represents less than one percent (1%) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares the individual or entity has the right to acquire within 60 days of March 31, 2017, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2017, was 221,267,806.
(4)	As of December 31, 2016, the reporting date of FMR LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 13, 2017, pursuant to which FMR LLC reported to have sole voting power with respect to 911,057 shares, sole dispositive power with respect to 26,573,101 shares and shared voting and dispositive power with respect to 0 shares. The address of the reporting persons is 245 Summer Street, Boston, Massachusetts 02210.
(5)	As of December 31, 2016, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 9, 2017, The Vanguard Group, Inc. was deemed to have sole voting power with respect to 311,982 shares, sole dispositive power with respect to 18,973,687 shares, shared voting power with respect to 37,546 shares, and shared dispositive power with respect to 343,613 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	As of December 31, 2016, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on January 18, 2017, BlackRock, Inc. was deemed to have sole voting power with respect to 11,870,111 shares, sole dispositve power with respect to 13,882,678 shares, and shared voting and dispositive power with respect to 0 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

2017 Proxy Statement 87

(7)	Based on a Schedule 13D/A filed with the SEC on February 7, 2017, pursuant to which (a) each of Sachem Head Capital Management LP, Uncas GP LLC, and Scott D. Ferguson reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 12,890,000 shares, and (b) Sachem Head GP LLC reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 7,175,000 shares. The address of the reporting persons is 250 West 55th Street, 34th Floor, New York, New York 10019.
(8)	As of December 31, 2016, the reporting date of Clearbridge Investments, LLC's most recent filing with the SEC pursuant to Section 13 (g) of the Exchange Act filed on February 14, 2017, Clearbridge Investments, LLC was deemed to have sole voting power with respect to 12,027,609 shares, sole dispositive power with respect to 12,512,820 shares, and shared voting and shared dispositive power with respect to 0 shares. The address of Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.
(9)	As of December 31, 2016, the reporting date of Soroban Capital GP LLC's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 13, 2017, Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt were deemed to have shared voting and dispositive power with respect to 11,241,366 shares, of which Soroban Master Fund LP held shared voting and dispositive power with respect to 6,974,218 shares. None of those parties held sole voting and dispositive power with respect to the shares. The address of Soroban Capital GP LLC, Soroban Capital Partners GP LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt is 444 Madison Avenue, 21st Floor, New York, NY 10022. The address of Soroban Master Fund, LP is 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands.
(10)	Includes 5,000 shares subject to options exercisable within 60 days of March 31, 2017.
(11)	Based on a Schedule 13D/A filed with the SEC on February 7, 2017. Mr. Ferguson reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 12,890,000 shares. See footnote 7 above for further information. Mr. Ferguson’s address is 250 West 55th Street, 34th Floor, New York, New York 10019.
(12)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2017.
(13)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2017.
(14)	Includes 55,948 shares subject to options exercisable within 60 days of March 31, 2017 pursuant to the terms of Mr. Bass’ Transition Agreement.
(15)	Includes 27,500 shares subject to options exercisable within 60 days of March 31, 2017.
(16)	Includes 188,448 shares subject to options exercisable within 60 days of March 31, 2017.

2017 Proxy Statement 88

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk's Related Party Transactions Policy states that all transactions between or among Autodesk and its wholly-owned subsidiaries and any Related Party, as defined in the Policy, requires the prior written approval of the Chief Financial Officer. Non-routine transactions with vendors and suppliers to Autodesk and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in an SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2017, we are not aware of any late Section 16(a) filings.

2017 Proxy Statement 89

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board consisting solely of independent directors as required by the listing standards of the NASDAQ and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on Autodesk's website at www.autodesk.com under “Investor Relations—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and oversight of the management of risks associated with the Company’s financial reporting, accounting and auditing matters. The Audit Committee is directly responsible for the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, Ernst & Young LLP, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing Ernst & Young LLP’s audit work; reviewing and pre-approving any audit and permissible non-audit services and fees that may be performed by Ernst & Young LLP; reviewing with management and Ernst & Young LLP compliance by Autodesk with establishing and maintaining an adequate system of internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of Ernst & Young LLP on our audit engagement team as required by regulation; reviewing the Company’s treasury policies and tax positions; and overseeing the performance of our internal audit function. The Audit Committee establishes and oversees compliance by Autodesk with the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and Ernst & Young LLP. The Audit Committee held nine meetings during fiscal 2017. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Within this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2017 with management and Ernst & Young LLP.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, on a regular basis in fiscal 2017 and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board (and the Board has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Betsy Rafael (Chair)
Jeff Clarke
Lorrie M. Norrington

2017 Proxy Statement 90

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, shares of Common Stock represented by proxy will be voted in accordance with the discretion of the proxy holders.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Autodesk urges you to vote at your earliest convenience.

THE BOARD OF DIRECTORS

May 2, 2017
San Rafael, California

2017 Proxy Statement 91

Appendix A

Reconciliation of GAAP financial measure to non-GAAP financial measure

This Proxy Statement contains information regarding a financial measure, non-GAAP spend, that is not calculated in accordance with GAAP. Non-GAAP spend is calculated as our GAAP spend adjusted to exclude stock-based compensation expense, amortization of developed technology, amortization of purchased intangibles, and restructuring charges and other facility exit costs. We believe that this non-GAAP financial measure is appropriate to enhance an overall understanding of our fiscal 2017 performance in relation to the principal elements of Autodesk’s annual executive compensation program considered by the Compensation Committee, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the directly comparable financial measure prepared in accordance with GAAP in the United States.

Investors should review the reconciliation of non-GAAP spend to its most directly comparable GAAP financial measure, GAAP spend, as provided in the following table (in millions):

	Fiscal Year Ended January 31,
	2017	2016
	(Unaudited)
GAAP Spend	$2,530.6	$2,502.8
Stock-based compensation expense	(221.8)	(197.2)
Amortization of developed technology	(40)	(49)
Amortization of purchased intangibles	(31.8)	(33.2)
Restructuring charges and other facility exit costs, net	(80.5)	—
Non-GAAP Spend	$2,156.5	$2,223.4

A-1

APPENDIX B

AUTODESK, INC.

1998 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

(As Amended and Restated Effective June 14, 2017)

The following constitute the provisions of the 1998 Employee Qualified Stock Purchase Plan, as amended and restated (herein called the “Plan”) of Autodesk, Inc. (herein called the “Company”).

1. Purpose. The purpose of the Plan is to provide employees of the Company and Designated Companies with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Plan consists of the Section 423 Plan and the Non-423 Plan. The Company intends that the Section 423 Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Section 423 Plan shall be construed accordingly. The Non-423 Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and is intended to ensure certain grants to Employees employed by Designated Companies outside the U.S. achieve tax, securities law, or other objectives.

2. Definitions.

(a) “Affiliate” shall mean a corporation, partnership, joint venture or other business entity, or branch of such business entity, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or an Affiliate.

(b) “Applicable Laws” shall mean the laws and regulations relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(e) “Committee” shall mean the Compensation Committee of the Board or any subcommittee appointed by the Board or Committee pursuant to Section 14(f) to administer the Plan.

(f) “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(g) “Company” shall mean Autodesk, Inc., a Delaware corporation.

(h) “Compensation” shall mean all regular straight time earnings or salary (including 13th/14th month payments or similar concepts under Applicable Law), payments for overtime, shift premium and commissions, payments for paid time off, and any portion of such amounts voluntarily deferred or reduced by the Employee (i) under any employee benefit plan of the Company or a Subsidiary or Affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any executive deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred). Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include: (x) sign-on bonuses, annual or other incentive bonuses, profit-sharing distributions or other incentive-type payments, (y) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (z) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section. The Committee shall have discretion to determine the application of this definition to Employees outside the U.S.

(i) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(j) “Designated Company” shall mean any Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate Subsidiaries or Affiliates as Designed Companies in the Non-Section 423 Plan. For purposes of the Section 423 Plan, only the Company and its Subsidiaries may be Designated Companies, provided, however, that at any given time, a Subsidiary that is a Designated Company under the Section 423 Plan will not be a Designated Company under the Non-423 Plan.

(k) “Employee” shall mean any person, including an officer, who is providing services to and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Company or a Designated Company, or any lesser number of hours per week and/or number of months in any calendar year established by the Committee (if required under Applicable laws) under the Non-423 Plan.

(l) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(m) “Exercise Date” shall mean the last Trading Day of each Exercise Period (or such other Trading Day as the Committee shall determine).

(n) “Exercise Period” shall mean a period of time within an Offering Period, as may be specified by the Committee in accordance with the Plan, generally beginning on the Offering Date and ending on a Exercise Date. An Offering Period may consist of one or more Exercise Periods.

(o) “Offering” shall mean an offer of an option to purchase shares of Common Stock under the Section 423 Plan or the Non-423 Plan during an Offering Period. Unless otherwise specified by the Committee, each Offering to the Employees of the Company or a Designated Company shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each such Offering. With respect to the Section 423 Plan, the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Section 423 of the Code and the U.S. Treasury Regulations thereunder; a Non-423 Plan Offering need not satisfy such regulations.

(p) “Offering Date” shall mean the first Trading Day of each Offering Period of the Plan.

(q) “Offering Period” shall mean the periods established in accordance with the Plan during which options to purchase shares of Common Stock may be granted and Shares of Common Stock may be purchased on one or more Exercise Dates. The duration and timing of Offering Periods may be changed pursuant to the Plan.

(r) “Plan” shall mean this 1998 Employee Qualified Stock Purchase Plan, as amended and restated and as may be further amended from time to time.

(s) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(t) “Trading Day” means a day on which the principal exchange that shares of Common Stock are listed on is open for trading.

3. Eligibility.

(a) Any Employee as defined in Section 2 who shall be employed by the Company as of the date specified by the Committee (as defined in Section 14) shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) which permits such Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars (US$25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the Offering Date of the relevant Offering Period and terminating on the last Trading Date of the relevant Offering Period. Unless and until the Committee determines otherwise in its discretion, each Offering Period shall have a duration of twenty-four (24) months and consist of four (4) consecutive six (6)-month Exercise Periods. The Committee will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different number of Exercise Periods within an Offering Period, a different duration for one or more Offering Periods or Exercise Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company and filing it online via the employee portal or with the Company’s payroll office within the period specified by the Committee for the applicable Offering Period, unless a later or earlier time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given Offering.

(b) Payroll deductions for a participant shall continue at the rate specified in the subscription agreement throughout the Offering Period with automatic re-enrollment for the subsequent Offering Period at the same rate specified in the original subscription agreement, subject to any change in subscription rate made pursuant to Section 6(c), unless sooner terminated by the participant as provided in Section 10.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, such participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of his or her Compensation on each payroll date. The aggregate of such payroll deductions during any Offering Period shall not exceed fifteen percent (15%) of his or her aggregate Compensation during said Offering Period.

(b) All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account. Notwithstanding the foregoing, in the event of an administrative error by the Company the result of which a participant’s payroll deductions are not credited to his or her account in accordance with such participant’s election made pursuant to Section 6(a) above, the Company may permit a participant to make a payment to his or her account prior to the next scheduled Exercise Date provided such contributions do not cause such participant’s aggregate credits to his or her account to exceed fifteen percent (15%) of his or her aggregate Compensation for the Offering Period with respect to which such administrative error was made.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease the rate of his or her payroll deductions at any time during the Offering Period by completing or filing with the Company a form provided by the Company notifying the payroll office of such withdrawal or reduction of withholding rate. The decrease in rate shall be effective as of the next pay date following receipt of the form or at such other time as the Company and the participant may agree. A participant may not increase the rate of his or her payroll deductions during an Offering Period.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in the Plan shall be granted an option to purchase on each Exercise Date during such Offering Period (at the per share option price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions to be accumulated prior to such Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Exercise Date; provided that in no event shall an Employee be permitted to purchase during an Offering Period a number of shares in excess of a number determined by dividing US$50,000 by the fair market value of a share of the Company’s Common Stock on the Offering Date, subject to the limitations set forth in Sections 3(c) and 13 hereof. Fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.

(b) The option price per share of the shares offered in a given Exercise Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company’s Common Stock on a given date shall be the closing price as quoted on the Nasdaq Global Select Market.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 11, his or her option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased for him or her at the applicable option price with the accumulated payroll deductions in his or her account. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery. As promptly as practicable after the Exercise Date of each Offering, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. Any cash remaining which is insufficient to purchase a full share of Common Stock at the termination of each Exercise Period or any amount remaining in a participant’s account in excess of the amount that may properly be applied to the purchase of shares of Common Stock due to the limitations under the Plan shall be refunded to the participant.

10. Automatic Transfer to Low Price Offering Period. To the extent that the Committee establishes Offering Periods with more than one Exercise Period in each Offering Period and the fair market value of the Company’s Common Stock is lower on an Exercise Date than it was on the first Offering Date for that Offering Period, all Employees participating in the Plan on the Exercise Date shall be deemed to have withdrawn from the Offering Period immediately after the exercise of their option on such Exercise Date and to have enrolled as participants in a new Offering Period which begins on or about the day following such Exercise Date.

11. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account under the Plan at any time prior to the Exercise Date of the Offering Period by giving written notice to the Company. All of the participant’s payroll deductions credited to his or her account will be paid to him or her at the next pay date after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee prior to the Exercise Date for any reason, including retirement or death, the payroll deductions credited to his or her account will be returned to the participant’s or, in the case the of participant’s death, to the participant’s estate, and his or her option will be automatically terminated.

(c) A participant’s withdrawal from an Offering will not have any effect upon his or her eligibility to participate in a succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 10,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. For avoidance of doubt, the foregoing number of reserved shares of Common Stock may be used to satisfy purchases of shares of Common Stock under either the Section 423 Plan or Non-423 Plan. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Exercise Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

(b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration.

(a) The Plan shall be administered by the Board or the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Laws, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

(b) All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any option shall be determined by the Board or the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the option, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Board or the Committee shall determine all of the relevant terms and conditions of options; provided, however, that all Employees granted options pursuant to an Offering under the Section 423 Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Board or the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 14(b)) shall be final, binding and conclusive upon all persons having an interest therein.

(c) The Board or the Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with Applicable Laws, tax policy, accounting principles or custom of foreign jurisdictions applicable to Employees, provided that any such sub-plan shall be within the scope of the Non-423 Plan or, to the extent consistent with Section 423 of the Code, in a separate Offering under the Section 423 Plan. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 13. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.

(d) The Board or Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Designated Company or Companies that may participate in a particular Offering, provided that each Offering under the Section 423 Plan shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5).

(e) Without regard to whether any Employee’s option may be considered adversely affected, the Company may, from time to time, consistent with the Plan, and with the requirements of Section 423 of the Code in the case of the Section 423 Plan, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (i) any minimum or maximum amount of contributions a participant may make in an Offering Period or other specified period under the applicable Offering, (ii) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (iii) conversion of local currency, (iv) determination of the date and manner by which the fair market value of a share of Common Stock is determined for purposes of administration of the Plan, (v) the handling of payroll deductions, (vi) establishment of bank, building society or trust accounts to hold payroll deductions or contributions, (vii) payment of interest, (viii) obligations to pay payroll tax, (ix) determination of beneficiary designation requirements, (x) withholding procedures and (xi) handling of share issuances. The Board or Committee are further authorized to take any action that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Board or its Committee may not take any actions hereunder that would violate Applicable Laws or cause Offerings under the 423 Plan not to comply with Section 423 of the Code.

(f) To the extent not prohibited by Applicable Laws, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this section.

(g) Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(i) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

(ii) No member of the Board who is eligible to participate in the Plan may be a member of the Committee.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participants annually, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance refunded or to be refunded, if any.

18. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number or value of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number or value of shares of Common Stock effected without receipt of consideration by the Company (excluding a regular cash dividend); provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

19. Amendment or Termination. The Board may at any time terminate or amend the Plan, including (without limitation) shortening an Offering Period in connection with a spin-off or other similar corporate event. Subject to the foregoing, no such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, unless such termination or amendment is necessary or advisable to comply with Applicable Laws. In addition, to the extent necessary to comply with Rule 16b-3 under the Act or under Section 423 of the Code (or any successor rule or provision or any other Applicable Law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Stockholder Approval. Any required approval by the stockholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, or the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Code Section 409A. The Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without a participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Committee would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24. Tax Qualification. Although the Company may endeavor to (i) qualify an option to purchase shares of Common Stock for favorable tax treatment under the laws of the U.S. or jurisdictions outside the U.S. or (ii) avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 23 above. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Employees under the Plan.

25. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, this Plan shall be construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principles thereof.

26. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Employee, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Employee as if the invalid, illegal or unenforceable provision had not been included.

27. Taxes. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), a participant must make adequate provision for the Company’s or employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the employer may, but will not be obligated to, withhold from a participant’s compensation the amount necessary for the Company or the employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee. In addition, the Company or the employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

APPENDIX C

AUTODESK, INC.

2012 EMPLOYEE STOCK PLAN

(AS AMENDED AND RESTATED EFFECTIVE
AS OF JUNE 14, 2017)*

1. Purposes of the Plan. The purposes of this 2012 Employee Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, and to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock or Restricted Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

____________________

*The Plan was originally adopted by the Board on November 7, 2011 and approved by the stockholders on January 6, 2012. The Plan was amended and restated via Board approval on November 15, 2013, and was approved by the stockholders on January 14, 2014, to become effective on January 14, 2014. The Plan was further amended and restated via Board approval on March 12, 2015, and was approved by the stockholders on June 10, 2015, to become effective on June 10, 2015. The Plan was further amended and restated via Board approval on June 15, 2016. The Plan was further amended and restated via Board approval on March 14, 2017, and was approved by the stockholders on June 14, 2017 to become effective on June 14, 2017.

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Further, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, in order to make payment upon such Change in Control, the transaction or event described above with respect to such Award must also constitute a “change in ownership,” a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision), and if it does not, payment of such Award will be made pursuant to the Award’s original payment schedule or, if earlier, upon the death of the Participant, unless otherwise provided in the Award Agreement.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Company” means Autodesk, Inc., a Delaware corporation, or any successor thereto.

(k) “Date of Grant” means, with respect to an Award, the date that the Award is granted and its exercise price is set (if applicable), consistent with Applicable Laws and applicable financial accounting rules.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22 (e)(3) of the Code, provided, however, that to the extent necessary to comply with Section 409A of the Code, “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4) (or any successor provision).

(n) “Earnings Per Share” means, as to any Performance Period, fully diluted earnings per share of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.

(o) “Effective Date” means January 6, 2012.

(p) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination; or

(ii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(iii) If Fair Market Value is to be determined as of a date which is not a date on which the Common Stock is traded, then the Fair Market Value on such date shall be the Fair Market Value on the next subsequent trading date.

(s) “Fiscal Year” means a fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Net Income” means, as to any Performance Period, net income for the Performance Period of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.

(v) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(x) “Operating Margins” means the ratio of Operating Income to Revenue.

(y) “Operating Income” means income from operations of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.

(z) “Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan.

(aa) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award granted under the Plan.

(cc) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to Awards of Restricted Stock or Restricted Stock Units. Such Performance Goals may be made applicable to Awards which are intended to comply with Section 162(m) of the Code, as well as Awards which not intended to comply with Section 162(m) of the Code. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Operating Margins, (e) Total Stockholder Return, (f) recurring revenue (including annualized), (g) bookings, (h) billings, (i) number of customers, (j) objective customer indicators, (k) expenses, (l) cost reduction goals, (m) economic value added, (n) cash flow (including operating cash flow or free cash flow), (o) cash flow per share, and (p) sales or revenue targets, including product or product family targets. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) on Pro Forma numbers, (ii) in absolute terms, (iii) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (iv) on a per share and/or share per capita basis, (v) against the performance of the Company as a whole or against particular segments, business units, industry groups or products of the Company and/or (vi) on a pre-tax or after-tax basis. Prior to the date on which such Performance Goals are determined, the Administrator shall stipulate whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (notwithstanding any other provision of the Plan, whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles). Such stipulation may also be made after the date such Performance Goals are determined to the extent that such stipulation would not violate Section 162(m) of the Code.

(dd) “Performance Period” means any Fiscal Year or such longer period as determined by the Administrator in its sole discretion.

(ee) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.

(ff) “Plan” means this 2012 Employee Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

(gg) “Pro Forma” means calculation of a Performance Goal in a manner that excludes certain non-recurring, unusual or non-cash expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to equity compensation or the like, acquisition related expenses and charges, extraordinary items, income or loss from discontinued operations, and/or gains or losses from early extinguishment of debt instead of conforming to generally accepted accounting principles.

(hh) “Restricted Stock” means an Award granted to a Participant pursuant to Section 9.

(ii) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10.

(jj) “Revenue” means net sales for the Performance Period of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is equal to 42,750,000 Shares plus that number of Shares remaining for issuance under the 2008 Employee Stock Plan as of January 6, 2012, not to exceed 8,500,000 Shares, plus that number of Shares that are subject to equity awards granted under the 2008 Employee Stock Plan, the 2008 Employee Stock Plan (as amended and restated), the 2006 Employee Stock Plan and the 1996 Stock Plan (collectively, the “Prior Plans”) which are outstanding as of January 6, 2012, not to exceed 6,000,000 Shares, and thereafter terminate, expire, lapse or are forfeited for any reason and which following the termination, expiration, lapse or forfeiture of such awards do not again become available for issuance under the Prior Plans, with the maximum aggregate total of Shares which may be issued under the Plan not to exceed 57,250,000 Shares.

(b) The Shares may be authorized, but unissued, or reacquired Common Stock. Subject to Section 3(c) hereof, if an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the

Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. Any Shares repurchased by the Company with the proceeds from the exercise of Options will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c) Notwithstanding anything to the contrary, each Share subject to an Incentive Stock Option or Nonqualified Stock Option shall be counted against the Shares authorized for issuance under the Plan as one Share. Each Share subject to an Award of Restricted Stock or Restricted Stock Units shall be counted against the Shares authorized for issuance under the Plan as 1.79 Shares. Each Share which is subject to an Award of Restricted Stock or Restricted Stock Units granted under the Plan which is forfeited to or repurchased by the Company pursuant to Section 3(b) hereof shall count as having returned 1.79 Shares to the total of number of Shares which are available for future grant or sale under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by the Board or different Committees with respect to different groups of Employees.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;

(ii) to select the Employees to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of Shares to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. With respect to Options, such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards granted hereunder;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (not inconsistent with the terms of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations in such manner as may be determined by the Administrator in accordance with the terms of the Plan;

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Awards may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the

Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Term of Plan. The Plan shall become effective on January 6, 2012 and continue in effect, unless terminated earlier, until June 30, 2022.

8. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as determined by the Administrator in its sole discretion. The Administrator, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than a total of 1,500,000 Shares; provided, however, that such limit shall be 3,000,000 Shares in the Participant’s first Fiscal Year of Company service. The Administrator may grant Incentive Stock Options, Nonstatutory Stock Options, or a combination thereof.

(b) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than ten (10) years from the Date of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five (5) years from the Date of Grant. Subject to the five (5) and ten (10) year limits set forth in the preceding sentence, the Administrator may, after an Option is granted, extend the maximum term of the Option. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 8(b) shall comply with Code Section 409A.

(c) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

Notwithstanding the foregoing, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Administrator, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Date of Grant.

(d) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for (a) Awards with a lower exercise price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c).

(e) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) delivery to the Company of (A) a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and (B) the sale proceeds required to pay the exercise price;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(g) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the

Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Share promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Share is issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(h) Termination of Relationship as an Employee. If a Participant ceases to be an Employee, other than by reason of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent that the Participant was entitled to exercise it on the date of termination. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the date of the Participant’s termination, to the extent that the Participant was entitled to exercise it on the date of termination.

(i) Disability. If a Participant ceases to be an Employee by reason of the Participant’s Disability, the Participant may exercise his or her Option for twelve (12) months following the date of the Participant’s termination, to the extent that the Participant was entitled to exercise it on the date of termination.

(j) Death of Participant. If a Participant ceases to be an Employee by reason of the Participant’s death, the Option may be exercised for twelve (12) months following the date of the Participant’s death, to the extent that the Participant was entitled to exercise it on such date, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

(k) General. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant (or the Participant’s beneficiary or representative, as the case may be) does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(l) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(l), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

9. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 750,000 Shares of Restricted Stock (and/or Restricted Stock Units); provided, however, that such limit shall be 1,500,000 Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 9, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 9(d).

(i) General Restrictions. The Administrator may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), the achievement of Performance Goals, applicable federal or state securities laws, other Applicable Laws, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(iii) Legend. The Administrator, in its discretion, may legend the Shares representing Restricted Stock to give appropriate notice of such restrictions.

(e) Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9(d)(iii) removed from his or her Share, and the Shares shall be freely transferable by the Participant. The Administrator (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

(f) Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

(h) Return of Restricted Stock to the Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

10. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Restricted Stock Units may be granted to Employees at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 750,000 Restricted Stock Units (and/or Shares of Restricted Stock); provided, however, that such limit shall be 1,500,000 Restricted Stock Units in the Participant’s first Fiscal Year of Company service.

(b) Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

(c) Restricted Stock Unit Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(d) Performance Objectives and Other Terms. The Administrator, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(i) General Performance Objectives, Performance Goals or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, Performance Goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continuous service as an Employee).

(ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162 (m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(e) Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Restricted Stock Unit.

(f) Form and Timing of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 18). The Administrator, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

(g) Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unvested Restricted Stock Units shall be forfeited to the Company and, except as otherwise determined by the Administrator, again shall be available for grant under the Plan.

11. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during any leave of absence approved by the Administrator.

12. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award shall in no event be transferable for value. Notwithstanding the foregoing, a Participant may, if the Administrator (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Administrator may specify from time to time.

13. Adjustments Upon Changes in Capitalization.

(a) Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share of Common Stock covered by each such outstanding Award and the 162(m) Fiscal Year share issuance limits under Sections 8(a), 9(a) and 10(a) hereof, shall be proportionately adjusted for any increase or decrease in the number or value of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number or value of issued Shares effected without receipt of consideration by the Company (excluding a regular cash dividend); provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control. In the event of a Change of Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise all of his or her outstanding Options, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse and all Restricted Stock Units shall become fully vested; provided, however, that, with respect to Awards with performance-based vesting, including but not limited to Restricted Stock and Restricted Stock Units, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option is not assumed or substituted in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this paragraph, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or upon the payout of the Restricted Stock Unit Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Amendment and Termination of the Plan.

(a) Amendment and Termination. Subject to Section 8(d) hereof, the Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that to the extent necessary and desirable to comply with any Applicable Law, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

15. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of Shares pursuant to an Award, the Company may require the person exercising or receiving Shares pursuant to an Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the Date of Grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14 (a) of the Plan.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Deferrals. The Administrator, in its sole discretion, may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion.

19. Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

20. No Rights as Stockholder. Except to the limited extent provided in Sections 9(f) or 9(g), no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

21. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Administrator (in its discretion), the Participant’s Award may, in the Administrator’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

22. Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan or the applicable Award Agreement to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

23. Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares having an aggregate Fair Market Value that does not exceed the amount required to be withheld, (b) delivering to the Company already-owned Shares having an aggregate Fair Market Value sufficient to satisfy the amount required to be withheld, or (c) such other method as may be approved by the Administrator and set forth in an Award Agreement. The number of Shares withheld under subsection (a) shall be determined using rates up to, but not exceeding, the maximum tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the amount of the tax to be withheld is determined.

24. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

25. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

26. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

27. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

28. Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

29. Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

AUTODESK, INC.
111 MCINNIS PARKWAY
SAN RAFAEL, CA 94903
ATTN: JOHN CLANCY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E26741-P92705	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AUTODESK, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain

1a.	Carl Bass	□	□	□

1b.	Crawford W. Beveridge	□	□	□

1c.	Jeff Clarke	□	□	□

1d.	Scott Ferguson	□	□	□

1e.	Thomas Georgens	□	□	□

1f.	Rick Hill	□	□	□

1g.	Mary T. McDowell	□	□	□

1h.	Lorrie M. Norrington	□	□	□

1i.	Betsy Rafael	□	□	□

1j.	Stacy J. Smith	□	□	□
The Board of Directors recommends you vote FOR proposals 2, 3, 5 and 6.		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2018.	□	□	□

3.	Approve, on an advisory (non-binding) basis, the compensation of Autodesk, Inc.'s named executive officers.	□	□	□

	1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote 1 year on proposal 4:

4.	Approve the frequency with which stockholders are provided an advisory (non-binding) vote on the compensation of Autodesk, Inc.'s named executive officers. □	□	□	□
		For	Against	Abstain
5.	Approve the amendment and restatement of the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan.	□	□	□

6.	Approve the amendment and restatement of the Autodesk, Inc. 2012 Employee Stock Plan to increase the number of shares reserved for issuance under the plan by 12.2 million shares and re-approve performance goals.	□	□	□

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E26742-P92705

2017 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. ("Autodesk"), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 2, 2017, and hereby appoints Andrew Anagnost, Amar Hanspal and Pascal W. Di Fronzo, or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of Autodesk to be held on June 14, 2017, at 3:00 p.m., at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted (1) FOR the election of the nominees named in the Proxy Statement to Autodesk's Board of Directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2018, (3) FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk's named executive officers, (4) FOR ONE YEAR as the frequency with which stockholders are provided an advisory (non-binding) vote on the compensation of Autodesk's named executive officers, (5) FOR the approval of the amendment and restatement of the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan, and (6) FOR approval of the amendment and restatement of the Autodesk, Inc. 2012 Employee Stock Plan to increase the number of shares reserved for issuance under the plan by 12.2 million shares and to re-approve performance goals.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side